UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re		:	Chapter 11
:
NRG ENERGY, INC., et al.,		:
		:	Case No. 03-13024 (PCB)
	Debtors	:
		:	(Jointly Administered)
x

THIS NOTICE APPLIES TO THE DEBTORS LISTED BELOW WHOSE NAMES HAVE AN “X” NEXT TO THEM:

_____	All Debtors	X	NRG Power Marketing Inc.
X	NRG Energy, Inc.	X	NRG Capital LLC
_____	Arthur Kill Power LLC	X	NRG Finance Company I LLC
_____	Astoria Gas Turbine Power LLC	_____	NRG Central U.S. LLC
_____	Berrians I Gas Turbine Power LLC	_____	NRG Eastern LLC
_____	Big Cajun II Unit 4 LLC	X	NRGenerating Holdings (No. 23) B.V.
_____	Connecticut Jet Power LLC	_____	NRG New Roads Holdings LLC
_____	Devon Power LLC	_____	NRG Northeast Generating LLC
_____	Dunkirk Power LLC	_____	NRG South Central Generating LLC
_____	Huntley Power LLC	_____	Oswego Harbor Power LLC
_____	Louisiana Generating LLC	_____	Somerset Power LLC
_____	Middletown Power LLC	_____	South Central Generation Holding LLC
_____	Montville Power LLC	_____	Norwalk Power LLC
_____	Northeast Generation Holding LLC	_____	NRG McClain LLC
_____	LSP Nelson Energy, LLC	_____	NRG Nelson Turbines LLC

NOTICE OF FILING OF PLAN SUPPLEMENT

     This Plan Supplement1 contains the following documents required to be filed with the Bankruptcy Court pursuant to Article VII and Section 15.14 of the Plan.

Xcel Settlement Agreement (Final Version)
Tax Matters Agreement
Form of New NRG Senior Note Indenture
Form of Xcel Note
Employee Matters Agreement
General terms of Employment Agreements for Reorganized NRG’s
Officers and Executive Employees
Management Incentive Program
Form of Registration Rights Agreement

     The Debtors reserve the right to alter amend, update, supplement, or modify the Plan Supplement.

     Pursuant to Section 15.14 of the Plan, (i) the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours and (ii) holders of Claims or Equity Interests may obtain a copy of the Plan Supplement t on the Bankruptcy Court’s official website at www.nysb.uscourts.gov, the Claims Agents’ website at www.kccllc.net/nrg, or may be obtained upon written request from Kurtzman Carson Consultants LLC, 5301 Beethoven Street, Suite 102, Los Angeles, California 90066.

Dated:	New York, New York November 11, 2003	KIRKLAND & ELLIS LLP
/s/ Michael A. Cohen

Robert G. Burns (RB 0970)
Michael A. Cohen (MC 1277)
153 East 53rd Street
New York, New York 10022-4675
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Attorneys for Debtors and Debtors in Possession

[1] Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for the Debtors, dated as of October 10, 2003 (as may be amended, the “Plan”)

SETTLEMENT AGREEMENT

     This Settlement Agreement (this “Agreement”) is entered into as of      , 2003 by and among (1) Xcel Energy Inc., a Minnesota corporation (“Xcel”), (2) NRG Energy, Inc., a Delaware corporation (“NRG”), on behalf of itself and each of its direct and indirect majority-owned subsidiaries (the “NRG Subsidiaries,” and together with NRG, the “NRG Entities”), and (3) each of the NRG Subsidiaries listed as signatories to this Agreement (Xcel and the NRG Entities are collectively referred to herein as the “Parties”).

     WHEREAS, NRG and certain of the NRG Subsidiaries have commenced voluntary chapter 11 bankruptcy cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

     WHEREAS, Xcel and NRG are parties to that certain Support and Capital Subscription Agreement dated May 29, 2002 (the “Capital Support Agreement”);

     WHEREAS, certain disputes exist between Xcel and NRG and/or NRG’s creditors with respect to Xcel’s funding obligations, if any, under the Capital Support Agreement;

     WHEREAS, certain other disputes exist between Xcel and NRG and/or the NRG Entities’ creditors, including various disputes relating to tax matters, service agreements, and claims allegedly held by some of the NRG Entities’ creditors against Xcel;

     WHEREAS, Xcel vigorously denies (i) that it has any liability to NRG or its creditors under the Capital Support Agreement, (ii) that it has any liability to NRG relating to tax matters and services agreements, and (iii) that it has any liability to any creditor of NRG or of any NRG Subsidiary in such creditor’s capacity as such;

     WHEREAS, the Parties wish to settle and compromise the disputes and issues between and among them on the terms set forth herein to avoid the expense, delay, uncertainty, and risks of litigation and so that NRG can emerge successfully from chapter 11;

     WHEREAS, as a result, the Parties acknowledge that the Released-Based Amount (as defined below) is being paid by Xcel pursuant to this Agreement solely to facilitate the NRG Plan (as defined below) and the benefits to Xcel thereunder and is expressly not being paid as any concession as to the validity of any claims, whether or not being released, against the Released Parties (as defined below) pursuant to this Agreement; and

     WHEREAS, this Agreement is essential and integral to the NRG Plan.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby consent and agree as follows:

1.	Definitions. As used herein, the following terms shall have the respective meanings specified below:

“4/1/03 Ratings” shall mean the credit ratings of BBB- by Standard & Poor’s Rating Service and Baa3 by Moody’s Investor Services on the Xcel Debt on April 1, 2003.

“9019 Motion” shall mean a motion for approval of this Agreement and the provisions of sections 9.2, 9.3.B., 9.3.D., and 9.3.G. of the Plan under Bankruptcy Rule 9019 with respect to NRG Entities that are part of the Chapter 11 Cases but are not part of the NRG Plan, in the form attached hereto as Exhibit A, which shall be approved by the Confirmation Order.

“Affiliate” shall have the meaning set forth in section 2(a)(11) of the Public Utility Holding Company Act of 1935 (other than the NRG Entities when the term “Affiliate” is used in connection with Xcel).

“Assumed Agreements” shall mean those agreements between the Debtors and Xcel (or an Xcel Affiliate) described on Schedule 8(m) hereto to be assumed by the Debtors.

“Authorized Party” shall mean, collectively, the Creditors’ Committee and the Global Steering Committee. The Creditors’ Committee or the Global Steering Committee acting without the other shall not be an Authorized Party.

“Ballots” shall mean the ballots for the Unsecured Creditor Class under the NRG Plan, in the forms attached hereto as Exhibit B.

“Bank Group” shall mean the legal or beneficial holders of all of the Claims under the Lender Facilities.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Court” shall have the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as amended from time to time.

“Bar Date Order” shall mean the Final Order of the Bankruptcy Court, attached hereto as Exhibit C, setting a bar date for claims against NRG in the Chapter 11 Cases.

“Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of New York are required or authorized to close by law or executive order.

“Capital Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

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“Cash Refund” shall mean the amount of any cash refund of taxes (including any interest paid thereon) to be generated by the carryback of the Worthless Stock Deduction in whole or in part to any taxable year prior to the Loss Year.

“Cause of Action” shall mean all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party Claims, indemnity Claims, contribution Claims or any other Claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Cases” shall have the meaning set forth in the recitals to this Agreement.

“Claims” shall have the meaning set forth in section 101(5) of Bankruptcy Code and shall be deemed to include any “Claim” arising on or after the Petition Date through the Effective Date.

“Confirmation Date” shall mean the date on which there occurs the entry of the Confirmation Order on the docket of the Bankruptcy Court.

“Confirmation Order” shall mean the order of the Bankruptcy Court, in the form attached hereto as Exhibit E, confirming the NRG Plan and approving this Agreement, and the compromises and transactions contemplated by this Agreement; provided that the Confirmation Order may be modified or supplemented from the form attached hereto as Exhibit E in a manner which does not adversely affect Xcel in its sole opinion.

“Creditors’ Committee” shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

“Cross-Over Lenders” shall have the meaning set forth in section 8(i) of this Agreement.

“Cure Obligations” shall mean the cure obligations of the Debtors pursuant to section 365(b) of the Bankruptcy Code in connection with the Assumed Agreements.

“D&O Expiration Date” shall mean August 18, 2003.

“D&O Policies” shall mean insurance policies covering director and officer liabilities, including without limitation: (i) Directors and Officers Liability Insurance Policy No. D0969A1A00, issued by Associated Electric & Gas Insurance Services Limited (AEGIS), policy period beginning August 18, 2000; (ii) Following Form Combined Liability Indemnity Policy No. 800005-00CL, issued by Energy Insurance Mutual (EIM), policy period beginning August 18, 2000; (iii) Excess Policy No. 8179-96-58 DAL, issued by Federal Insurance Company (FIC), policy period beginning August 18, 2000; (iv) Directors and Officers Liability Insurance Policy No. D0217A1A99, issued by AEGIS, policy period beginning November 15, 1999 (including specifically, but not

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limited to, runoff endorsement effective as of August 18, 2000); (v) Following Form Combined Liability Indemnity Policy No. 800002-97CL, issued by EIM, policy period beginning November 15, 1997 (including specifically, but not limited to, runoff endorsement effective as of August 18, 2000); (vi) Excess Policy No. 8151-42-64B , issued by FIC, policy period beginning November 15, 1999 (including specifically, but not limited to, runoff endorsement effective as of August 16, 2000); and (vii) Fiduciary and Employee Benefit Liability Insurance Policy No. F0969A1A00, issued by AEGIS, policy period beginning August 18, 2000.

“Debtors” shall mean NRG and any of the NRG Subsidiaries which are part of the Chapter 11 Cases.

“Disclosure Statement” shall mean the disclosure statement in connection with the NRG Plan, in the form attached hereto as Exhibit E.

“Disclosure Statement Order” shall mean the Final Order of the Bankruptcy Court, in the form attached hereto as Exhibit F, approving various procedures in connection with solicitation of votes with respect to the NRG Plan.

“Downgrade Date” shall mean the first date on which the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days.

“Effective Date” shall mean the date on which the NRG Plan becomes effective in accordance with its terms.

“Employee Matters Agreement” shall mean that agreement, in the form attached hereto as Exhibit G, pursuant to which various obligations with respect to employees and benefit plans shall be allocated between Xcel and NRG as of the Effective Date on the terms set forth therein.

“Excluded Claims” shall mean any claims against Xcel under (i) this Agreement; (ii) the Employee Matters Agreement; (iii) the Tax Matters Agreement; (iv) the Assumed Agreements; and (v) any Separate Bank Claims and any claims reserved pursuant to section C. of the Separate Bank Release Agreement.

“Final Order” shall mean an order or judgment of the relevant court of competent jurisdiction as entered on the docket in the relevant cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.

“Global Steering Committee” shall mean the persons identified on Schedule A, being legal or beneficial holders of various Claims under the Lender Facilities and certain other credit facilities with respect to certain NRG Subsidiaries.

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“Guarantees” shall mean all Xcel guarantees, equity contribution obligations, indemnification obligations, arrangements whereby Xcel or any Affiliate has posted cash collateral, and all other credit support obligations with respect to NRG or any NRG Subsidiary, in each case set forth on Schedule 5(a)(i) hereto.

“Initial Contribution” shall mean $238 million of the Xcel Contribution.

“Lender Facilities” shall mean, collectively, the NRG FinCo Secured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG Unsecured Revolver Agreement.

“Liabilities” shall mean all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. For purposes of any indemnification hereunder, “Liabilities” shall be deemed also to include any and all damages, claims, suits, judgments, fines, penalties, costs and expenses of any kind or character, including attorney’s fees.

“Loss Year” shall mean the year in which the Effective Date occurs.

“Non-Plan Debtors” shall mean those NRG Subsidiaries having commenced Chapter 11 Cases that are not subject to the NRG Plan.

“Notes” shall mean those public notes of NRG listed on Schedule B to this Agreement.

“NRG” shall have the meaning set forth in the preamble to this Agreement.

“NRG Entities” shall have the meaning set forth in the preamble to this Agreement.

“NRG FinCo” shall mean NRG Finance Company I LLC, a Delaware corporation.

“NRG FinCo Secured Revolver Agreement” shall mean the revolving credit agreement entered into by and among NRG FinCo, Credit Suisse First Boston and certain other lenders party thereto and NRG Audrain Generation LLC, LSP-Nelson Energy, LLC, LSP-Pike Energy, LLC and NRG Turbine LLC, as sub-borrowers, as of May 8, 2001 with the purpose of financing certain domestic construction projects of the Debtors, together with all amendments, modifications, renewals, restatements, substitutions and replacements thereof and all documents, agreements or instruments related thereto, including, but not limited to, the NRG Equity Undertaking (as defined in Exhibit F of the NRG Plan).

“NRG Letter of Credit Facility” shall mean the $125,000,000 Standby Letter of Credit Facility, dated as of November 30, 1999, among NRG, the financial institutions party thereto and the Australia and New Zealand Banking Group Limited, as administrative

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agent, as amended, supplemented, restated or modified from time to time, together with all documents, agreements or instruments related thereto.

“NRG Payment Request” shall mean a written notice pursuant to which the Authorized Party may request that Xcel not exercise the Xcel Downgrade Election as set forth in section 2(f)(ii) of this Agreement.

“NRG Payment Revocation” shall mean a written notice pursuant to which the Authorized Party may revoke the NRG Payment Request as set forth in section 2(f)(ii) of this Agreement.

“NRG Plan” shall mean the chapter 11 plan of reorganization for NRG, in the form attached hereto as Exhibit H; provided that the NRG Plan may be modified or supplemented from the form attached hereto as Exhibit H, as set forth therein, in a manner which does not adversely affect Xcel in its sole opinion.

“NRG Released Causes of Action” shall mean, collectively, all Claims or Causes of Action of any kind or nature (whether known or unknown) which NRG, any of the NRG Subsidiaries, or any creditor of any of the Debtors, directly or indirectly, has or may have as of the Effective Date against any of the Released Parties in respect of any matter relating to NRG or any of the NRG Subsidiaries, including, without limitation, the Specified Claims, but the NRG Released Causes of Action shall not include any Excluded Claims.

“NRG Unsecured Revolver Agreement” shall mean that certain 364-Day Revolving Credit Agreement dated as of March 8, 2002 among NRG, the financial institutions party thereto, ABN Amro Bank N.V., as administrative agent, Salomon Smith Barney, Inc., as syndication agent, Barclays Bank PLC, as co-syndication agent, and The Royal Bank of Scotland PLC, and Bayerische Hypo-und Vereinsbank AG, New York Branch, as co-documentation agents, as amended, supplemented, restated or modified from time to time, together with all documents, agreements or instruments related thereto.

“NRG Subsidiaries” shall have the meaning set forth in the preamble to this Agreement.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” shall mean May 14, 2003.

“Plan Support Agreement” shall mean that Plan Support Agreement dated May 13, 2003 among NRG, Xcel, and the Supporting Creditors.

“Reimbursable Claims” shall mean amounts billed under the Services Agreement related to corporate insurance obtained for the benefit of NRG and other services requested by NRG.

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“Release-Based Amount” shall mean up to $390 million of the Xcel Contribution payable as follows: (i) $38 million out of the Second Installment, and (ii) the entire Third Installment.

“Released-Based Amount Agreement” shall mean that agreement among NRG and Xcel, in the form attached hereto as Exhibit I, which specifies how to calculate the Released-Based Amount payable by Xcel to NRG at any time.

“Released Parties” shall mean, in respect of any NRG Released Causes of Action: (i) the Xcel Released Parties, and (ii) any other person or entity to the extent that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the persons or entities listed in clause (i) in respect of the NRG Released Causes of Action.

“Reorganized NRG” shall mean NRG on and after the Effective Date pursuant to the NRG Plan.

“Second Installment” shall mean $50 million of the Xcel Contribution.

“Separate Bank Claims” shall mean those Claims against the Released Parties being released as part of the Separate Bank Release Agreement.

“Separate Bank Release Agreement” shall mean that certain release agreement between Xcel and the Bank Group in the form attached hereto as Exhibit J.

“Services Agreement” shall mean the Service Agreement between Xcel Energy Services Inc. and NRG dated June, 2002.

“Settled Claims” shall mean all Claims of Xcel or any Affiliate against any NRG Entity arising or accruing on or prior to January 31, 2003 for the provision of intercompany goods or services under the Services Agreement and all Claims for amounts paid by Xcel or any Affiliate on or prior to January 31, 2003 under any Guaranty.

“Specified Claims” shall mean (i) any Claim that is property of any Debtor’s estate pursuant to section 541 of the Bankruptcy Code or otherwise; (ii) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents; (iii) any Claim arising out of illegal dividends or similar theories of liability; (iv) any Claim asserting veil piercing, alter ego liability or any similar theory; (v) any Claim based upon unjust enrichment; (vi) any Claim for breach of fiduciary duty; (vii) any Claim for fraud, misrepresentation or any state or federal securities law violations; and (viii) any Claim that NRG or any NRG Subsidiary may have as a result of having been a member of the Xcel affiliated tax group or a signatory to an Xcel tax sharing agreement.

“Support Agreement Amount” shall mean $250 million of the Xcel Contribution payable out of the entire Initial Contribution and $12 million of the Second Installment.

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“Support Agreement Claims” shall mean all Claims against Xcel arising under or related to the Capital Support Agreement.

“Supporting Creditors” shall mean, collectively, the Supporting Lenders and Supporting Noteholders.

“Supporting Lenders” shall mean the Bank Group members that are signatories to the Plan Support Agreement.

“Supporting Noteholders” shall mean the Noteholders that are signatories to the Plan Support Agreement.

“Tax Matters Agreement” shall mean that tax matters agreement between NRG and Xcel, in the form attached hereto as Exhibit K.

“Third Installment” shall mean up to $352 million of the Xcel Contribution.

“Transfer” shall mean (a) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all Claims and Causes of Action against the Released Parties, in whole or in part, or any interest therein, and/or (b) the grant of any proxies, deposit of any Claims or Causes of Action against the Released Parties into a voting trust, or the entry into a voting agreement with respect to any of such Claims or Causes of Action.

“Transferee” means any party who obtains, at any time, a Transfer from a NRG Entity.

“Unsecured Creditor Class” shall mean Class 5 under the NRG Plan, together with Class 6 under the NRG Plan in the event Debtor NRG Power Marketing, Inc. is substantively consolidated with NRG under the NRG Plan.

“Voting Deadline” shall mean the initial voting deadline for accepting or rejecting the NRG Plan as established by the Debtors pursuant to the Disclosure Statement Order.

“Voting Record Date” shall be the voting record date established by the Disclosure Statement Order.

“Worthless Stock Deduction” shall mean the deduction that Xcel or its Affiliates will claim under Section 165(g)(3) of the Internal Revenue Code and any comparable provision of state or local law with respect to the loss of its investment in NRG.

“Xcel” shall have the meaning set forth in the preamble to this Agreement.

“Xcel Contribution” shall mean, collectively, (1) up to $640 million, subject to the provisions of this Agreement; and (2) the Xcel Released Causes of Action.

“Xcel Credit Waiver” shall have the meaning set forth in section 8(i) of this Agreement.

“Xcel Debt” shall mean Xcel’s senior unsecured public notes.

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“Xcel Downgrade Election” shall mean Xcel’s right to pay up to $150 million of the Initial Contribution in XEL Stock no later than 10 Business Days after the Xcel Payment Date pursuant to the terms of section 2(f)(i) of this Agreement.

“Xcel Payment Date” shall mean the later of (i) 90 days after the Confirmation Date, and (ii) one Business Day after the Effective Date.

“Xcel Plan Note” shall mean that certain unsecured, 2.5 year non-amortizing promissory note issued by Reorganized NRG in favor of Xcel with a principal amount of $10 million bearing interest at the per annum rate of 3% in the form attached hereto as Exhibit L.

“Xcel Released Causes of Action” shall mean collectively, all Claims or Causes of Action of any kind or nature (whether known or unknown) which Xcel has or may have against any of the NRG Entities or any officer, director, employee, Affiliate or agent of any of the NRG Entities, in each case in their capacity as such, but the Xcel Released Causes of Action shall not include: (1) the obligations of any of the NRG Entities to Xcel or any Affiliate of Xcel under this Agreement, the Separate Bank Release Agreement, the NRG Plan, the Confirmation Order, the Employee Matters Agreement, the Release-Based Amount Agreement, the Tax Matters Agreement, the Xcel Plan Note or any document or agreement executed in connection with this Agreement, the Separate Bank Release Agreement, the NRG Plan, or the Confirmation Order, or (2) any rights of subrogation which Xcel may have against any of the NRG Entities as a result of Xcel’s payment of all or any part of the Claim of any creditor of such NRG Entity.

“Xcel Released Parties” shall mean Xcel or any officer, director, employee, subsidiary, Affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or a subsidiary or an Affiliate of Xcel (other than NRG or the NRG Subsidiaries), in each case in their capacity as such.

“Xcel Shares Option” shall mean the option of Xcel to make any or all of the Second Installment in XEL Stock as described in Section 2(d) hereof.

“Xcel Tax Benefit” shall mean the reduction in federal income tax liability of Xcel, any Affiliate, and the Xcel consolidated group, as the case may be, attributable to the Worthless Stock Deduction, including without limitation, the Cash Refund and the reduction of any estimated payments of federal income tax liability in the Loss Year or any subsequent year, which reduction may be made (or not made) by Xcel in its sole discretion.

“XEL Stock” shall mean common stock of Xcel that has been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement.

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2.	Xcel Consideration. Subject to the terms and conditions of this Agreement, the NRG Plan, the Confirmation Order, and all other agreements or documents contemplated by this Agreement, the NRG Plan and the Confirmation Order, Xcel shall contribute the Xcel Contribution to NRG. The Xcel Contribution shall be paid or provided as follows:

(a)	Initial Contribution. The Initial Contribution shall be paid in cash to NRG on the Xcel Payment Date, except to the extent that payment of up to $150 million of the Initial Contribution is payable by Xcel in XEL Stock pursuant to the exercise by Xcel of the Xcel Downgrade Election under Section 2(f)(i) hereof or Section 2(f)(iii) hereof and except to the extent that payment of up to $150 million of the Initial Contribution is delayed pursuant to the delivery by the Authorized Party of the NRG Payment Request to Xcel under Section 2(f)(i) hereof or Section 2(f)(iii) hereof.

(b)	Second Installment. The Second Installment shall be paid to NRG on the later of January 1, 2004 or the Xcel Payment Date in cash, except to the extent that all or any part of the Second Installment is payable by Xcel in XEL Stock pursuant to the exercise by Xcel of the Xcel Shares Option under Section 2(d) hereof.

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(c)	Third Installment.

(i)	The amount of the Third Installment that is payable on the later of April 30, 2004 or the Xcel Payment Date pursuant, subject to paragraph 3(d) below, to the Release-Based Amount Agreement shall be paid to NRG in cash on the later of April 30, 2004 or the Xcel Payment Date, except to the extent that payment of such amount is delayed pursuant to Section 2(f)(iv) hereof to the later of June 30, 2004 or 60 days after the Xcel Payment Date and except that the portion of the amount payable on the later of April 30, 2004 or the Xcel Payment Date (or, if Section 2(f)(iv) hereof is applicable, the later of June 30, 2004 or 60 days after the Xcel Payment Date) in excess of the Cash Refund received by Xcel as of such date shall not be due and payable until 30 days after the later of April 30, 2004 or the Xcel Payment Date (or if Section 2(f)(iv) is applicable, until 30 days after the later of June 30, 2004 or 60 days after the Xcel Payment Date). Additional portions of the Third Installment payable by Xcel to NRG as a result of the allowance or other liquidation of contingent, unliquidated, or disputed claims against NRG shall be paid by Xcel to NRG in cash on such dates as are required by the Release-Based Amount Agreement, subject to paragraph 3(d) below.

(ii)	The payment of the Third Installment will be required regardless of whether any Cash Refund is ever received or whether any Xcel Tax Benefit is later reduced or eliminated on audit by a taxing authority. The Third Installment shall be payable without interest; provided, if Xcel defaults in the timely payment of the Third Installment, as required, subject to paragraph 3(d) below, by the Release-Based Amount Agreement (taking into account the 30 day grace period set forth in section 2(c)(i) above and the provisions of section 2(f)(iv) below), the unpaid amount shall accrue simple interest at 10% per annum from the date of non-payment until the date of payment (in addition to any other remedies such as collection actions, the reasonable cost of which shall also be payable by Xcel).

(d)	Xcel Shares Option. No later than five Business Days after the Confirmation Date, Xcel can exercise the Xcel Shares Option by issuing a press release stating that it has elected to exercise the Xcel Shares Option and the amount (which can be 100%) of the Second Installment to be paid in XEL Stock. If Xcel exercises the Xcel Shares Option, Xcel shall pay in XEL Stock the amount of the Second Installment designated by Xcel in such press release to be paid in XEL Stock. The number of shares that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Second Installment to be made in XEL Stock divided by (y) the average closing price for XEL Stock on the New York Stock Exchange for the last ten full trading days through and including the Business Day prior to the date the Second Installment is due.

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(e)	Xcel Released Causes of Action. The component of the Xcel Contribution comprised of the Xcel Released Causes of Action shall be deemed delivered to NRG and effective as of the Effective Date.

(f)	Xcel Downgrade Election.

(i)	In the event that on the Confirmation Date the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the Confirmation Date, then Xcel, in its sole discretion, may, subject to an NRG Payment Request described below, exercise the Xcel Downgrade Election by, no later than five Business Days after the Confirmation Date, issuing a press release stating that it has exercised the Xcel Downgrade Election and the amount (which can be up to $150 million) of the Initial Contribution that will be paid in XEL Stock. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution to be made in XEL Stock divided by (y) the average closing price on the New York Stock Exchange for Xcel common stock for the last ten full trading days through and including the Business Day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(ii)	Notwithstanding the foregoing, the Authorized Party may request that Xcel not exercise the Xcel Downgrade Election by delivering to Xcel an NRG Payment Request within five Business Days after Xcel’s issuance of the press release set forth in clause (i) above of this Section 2(f). After timely receipt by Xcel of an NRG Payment Request, Xcel shall be required to pay NRG in cash, and not in XEL Stock, the portion of the $150 million of the Initial Contribution subject to the Xcel Downgrade Election on the Business Day after the Xcel Debt has achieved at least the 4/1/03 Ratings for a period of at least 120 consecutive days. In addition, through the Effective Date and prior to payment in full by Xcel of the Initial Contribution, the Authorized Party may revoke the NRG Payment Request by delivering to Xcel an NRG Payment Revocation. Once given, an NRG Payment Revocation shall be irrevocable. In addition, on the 180th day after receipt by Xcel of an NRG Payment Request, if Xcel shall not have been required to pay NRG in cash prior to such date the portion of the $150 million of the Initial Contribution subject to the Xcel Downgrade Election, then the NRG Payment Revocation shall be deemed to have been given to Xcel. Upon receipt or deemed receipt by Xcel of an NRG Payment Revocation, Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in XEL Stock within 10 Business Days after the later of (1) receipt or deemed receipt of the NRG Payment Revocation and (2) the Xcel Payment Date. The number of shares of XEL Stock that Xcel shall be required to deliver shall be the nearest whole number of shares equal to (x) the amount of the Initial Contribution to be made in XEL Stock divided by (y) the average closing

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price on the New York Stock Exchange for Xcel common stock for the last ten full trading days through and including the Business Day prior to the date when the portion of the Initial Contribution to be paid in XEL Stock is made.

(iii)	If (1) on the Confirmation Date the Xcel Debt has retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days but (2) at any time after the Confirmation Date and prior to the Xcel Payment Date the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days, then the provisions of subsections (i) and (ii) above shall apply, but Xcel, in its sole discretion, may, subject to an NRG Payment Request, exercise the Xcel Downgrade Election and pay the requisite XEL Stock no later than the later of (1) 10 Business Days after the Xcel Payment Date and (2) 105 days after the Downgrade Date. In such event, Xcel shall issue a press release stating the specifics of its Xcel Downgrade Election no later than five Business Days after the Downgrade Date. In addition, if Xcel has exercised an Xcel Downgrade Election pursuant to this subsection (iii) and has subsequently received an NRG Payment Revocation, then Xcel shall pay the portion of the Initial Contribution subject to the Xcel Downgrade Election in XEL Stock within the later of (i) 10 Business Days after receipt of the NRG Payment Revocation and (ii) 105 days after the Downgrade Date.

(iv)	In addition to the foregoing, in the event that on the Xcel Payment Date the Xcel Debt has not retained at least the 4/1/03 Ratings for a period of at least 120 consecutive days through and including the date that the initial portion of the Third Installment is due, then the due date for the initial portion of the Third Installment shall be extended to the later of June 30, 2004 and sixty days after the Xcel Payment Date.

(g)	Tax Treatment of Xcel Contribution. The Parties shall treat the Xcel Contribution as a contribution to the capital of NRG for federal, state, and local income tax purposes.

3.	Allocation of Xcel Contribution and NRG Releases.

(a)	Support Agreement Amount. The Support Agreement Amount shall be made in exchange for the release of the NRG Released Causes of Action comprised of the Support Agreement Claims.

(b)	Released-Based Amount. The Release-Based Amount together with the Xcel Released Causes of Action shall be made in exchange for the releases described in Sections 3(c) and (d) hereof and such other releases and injunctions for the benefit of the Released Parties set forth in the Confirmation Order.

(c)	Check the Box Releases. Subject to the terms of the Release-Based Amount Agreement, the Released-Based Amount shall be distributed pro rata to

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each allowed Claim in the Unsecured Creditor Class that checks the appropriate box on a Ballot indicating that the holder of such Claim is releasing the Released Parties from all NRG Released Causes of Action and causes the relevant balloting agent to receive such Ballot by the Voting Deadline. Subject to paragraph 3(d) of this Agreement, creditors not checking the box on their Ballots and so causing the relevant balloting agent to receive such Ballots by the Voting Deadline shall not receive any portion of the Release-Based Amount; instead, the aggregate share of the Release-Based Amount of those creditors who did not check the box on their Ballots which otherwise would have been payable to such creditors (if they had checked the box) will be credited against and deducted from the Xcel Contribution as set forth in the Release-Based Amount Agreement.

(d)	Third Party Releases. Notwithstanding anything to the contrary in this Agreement, if the third party releases and injunctions for the benefit of the Released Parties set forth in sections 9.2 and 9.3 of the NRG Plan are approved in their entirety pursuant to a Final Order of the Bankruptcy Court in form acceptable to Xcel, then Xcel shall be obligated to pay to NRG for distribution to creditors in the Unsecured Creditor Class the entire $390 million of the Released-Based Amount; provided, however, (a) the timing of the payment of the Third Installment shall not be altered by an obligation to pay the entire $390 million of Released-Based Amount, and (b) until there is such a Final Order of the Bankruptcy Court, Xcel’s obligation to pay the Released-Based Amount shall be as otherwise set forth in this Agreement and the Released-Based Amount Agreement. In addition, if the third party releases and injunctions for the benefit of the Released Parties set forth in sections 9.2 and 9.3 of the NRG Plan are approved in their entirety pursuant to a Final Order of the Bankruptcy Court in form acceptable to Xcel, the Released-Based Amount Agreement shall not be effective except for the indemnity provisions set forth in section 9 thereof and any other portion of that agreement applicable to section 9.

4.	Xcel Tax Benefit. The Parties agree that:

(a)	Worthless Stock Deduction. For federal income tax purposes, after the Effective Date Xcel or its Affiliates shall claim the Worthless Stock Deduction for the Loss Year. Neither Xcel nor any of its Affiliates shall claim the Worthless Stock Deduction for any year before the Loss Year.

(b)	Tax Related Plan Provisions.

(i)	The Xcel Tax Benefit shall be the sole and exclusive property of Xcel, and the NRG Entities and any party claiming by or through them hereby release as of the Effective Date any right or interest that they might otherwise have in the Xcel Tax Benefit.

(ii)	NRG and its direct and indirect subsidiaries shall not be (a) reconsolidated with Xcel or any of its other Affiliates for tax purposes at any time after their March, 2001 deconsolidation unless otherwise

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required by state or local tax law, or (b) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel, other than the Tax Matters Agreement.

5.	Xcel Guaranties, Insurance, and Intercompany Claims.

(a)	Xcel Guaranties and Insurance. The Parties agree that:

(i)	On the Effective Date, all Guarantees shall either be terminated or Xcel and NRG shall enter into other arrangements satisfactory to Xcel and NRG with respect to such obligations (with Xcel and any Affiliates thereof having no further liability for such obligations or arrangements) and all cash collateral posted by Xcel or any Affiliate shall be returned as soon as practicable to Xcel, including, if not previously returned, the $11.5 million of cash collateral posted by Xcel for the Mid-Atlantic project. With respect to the $11.5 million of cash collateral posted by Xcel for the Mid-Atlantic project, NRG shall cooperate with Xcel in seeking the return at the earliest practical date after the current expiration of the relevant Mid-Atlantic agreement in July of 2003.

(ii)	NRG and the NRG Subsidiaries shall be solely responsible for renewing, administering, and paying for their own insurance policies starting with insurance policies relating to property and other coverages expiring as of June 2003, and D&O Policies expiring on the D&O Expiration Date; provided, however, that Xcel shall (1) not cancel any D&O Policy before the D&O Expiration Date, (2) reasonably cooperate with NRG’s past or current officers and directors who may be entitled to coverage under any D&O Policy to allow them to administer their claims, and (3) if available and at the sole cost of NRG, and after receiving sufficient funds from NRG, at NRG’s request purchase customary tail coverage, commencing on the D&O Expiration Date, for NRG’s officers and non-Xcel directors in office on the day prior to the Petition Date and who are eligible for coverage under any D&O Policy.

(iii)	The Parties acknowledge and agree that the rights and obligations of Xcel, NRG, and all other persons or entities insured under any D&O Policy have been and shall remain unaffected by the Chapter 11 Cases or any subsequent bankruptcy cases or proceedings commenced by any of the NRG Subsidiaries and that upon the Effective Date, Xcel, NRG, and all other persons or entities insured under any D&O Policy shall have the same status with respect to, and rights under, any D&O Policy as immediately prior to the Petition Date, notwithstanding, among other things, the automatic stay in the Chapter 11 Case for NRG previously in effect or the automatic stay that may thereafter remain in effect in the chapter 11 case of any other NRG Subsidiary.

(b)	Intercompany Claims. The Parties agree that:

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(i)	Any prepetition or postpetition Claims of Xcel or any Affiliate against any of the NRG Entities arising from the provision of intercompany goods or services of the type set forth on Schedule 5(b)(i) hereto to any of the NRG Entities or from payment by Xcel or any Affiliate under any Guaranty shall be paid in full in cash by NRG in the ordinary course (including payment during the Chapter 11 Cases) in the appropriate amount based on the underlying contracts or agreements between the parties (including all agreements listed on Schedule 8(m) to this Agreement), without any subordination or recharacterization of such Claims, except that the Claims which are to be paid in full in the ordinary course during the Chapter 11 Cases shall not include Claims of Xcel or any Affiliate arising under the Guarantees listed in Schedule 5(b)(i) hereto (such Claims, subject to the next sentence, to be paid in full in cash by NRG on the Effective Date as provided in clause (ii) below) but shall include any Claims of Xcel or any Affiliate related to Northern States Power Company, NRG Energy Center-Rock Tenn LLC, NRG Thermal f/k/a Norenco Corporation, NRG Resource Recovery, Inc., Minnesota Waste Processing Company LLC, and NRG Energy, Inc. Notwithstanding the foregoing, (A) Settled Claims shall not be paid until the Effective Date, at which time Xcel shall receive, on account of and in full and final settlement of such Claims, the Xcel Plan Note; and (B) after January 31, 2003 NRG shall only be responsible under the Services Agreement for Reimbursable Claims. NRG agrees that it shall not order services from Xcel or any Affiliate under the Services Agreement or otherwise inconsistent with any provisions of this Agreement.

(ii)	To the extent, if any, that intercompany Claims of Xcel or any Affiliate (other than Settled Claims and other than Claims under the Services Agreement which are not Reimbursable Claims, but including Claims for reimbursement of payments made by Xcel or any Affiliate under Guarantees) are unpaid as of the Petition Date, such amounts shall be paid in full in cash on the Effective Date by the relevant NRG Entity or NRG under the NRG Plan without any subordination or recharacterization of such Claims.

(iii)	The provisions of clauses (i) and (ii) of this Section 5(b) shall not apply to any tax sharing agreement. All tax sharing agreements or understandings to the extent otherwise binding on Xcel and NRG, shall terminate (without any residual or ongoing liability of either party to the other) as of the Effective Date for all taxable periods, past, present and future. On and after the Effective Date, tax matters between NRG, Xcel, and any Affiliates thereof shall be governed exclusively by the Tax Matters Agreement.

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6.	Representations and Warranties.

(a)	Each Party represents and warrants to the other Party that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)	Each Party represents and warrants to the other Party that its execution, delivery and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party.

(c)	Each Party represents and warrants to the other Party that this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof, except to the extent that any Party requires regulatory or other approvals set forth in section 8(f) of this Agreement and such approvals have not been obtained; provided, that each Party’s acknowledgement that the Effective Date of this Agreement has occurred shall constitute a representation that it has obtained all such approvals.

(d)	Each Party represents and warrants to the other Party that neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof will violate, conflict with or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject, except to the extent that any Party requires regulatory or other approvals set forth in section 8(f) of this Agreement and such approvals have not been obtained; provided, that each Party’s acknowledgement that the Effective Date of this Agreement has occurred shall constitute a representation that it has obtained all such approvals.

(e)	NRG represents and warrants to Xcel that from January 1, 2003 through the Confirmation Date, (A) no NRG Entity has caused or permitted to be made any distribution from an NRG Subsidiary to the extent that (1) the distribution would be treated as a dividend to NRG for federal income tax purposes and (2) the distribution or portion thereof treated as a dividend to NRG, alone or in combination with any other distribution treated as a dividend to NRG during that period and any taxable gain described in clause (B) of this paragraph would exceed $63 million, and (B) NRG has not engaged in any transaction that is treated as a sale by NRG of stock or securities for federal income tax purposes and that resulted in a taxable gain, to the extent that the amount of such taxable gain, alone or in combination with any other taxable gain described in this clause (B) and any distribution described in clause (A) of this paragraph would exceed $63 million.

(f)	NRG represents and warrants to Xcel that from the Petition Date through the Effective Date, no NRG Entity has taken any action that would increase, or failed to take any action that would minimize, the likelihood that Xcel or any

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Affiliate will be required to make any payment on any Guaranty during the Chapter 11 Cases.

(g)	NRG represents that all NRG Subsidiaries have been included on the signature pages to this Agreement.

7.	Covenants.

(a)	Neither Party shall take any action that would delay or frustrate the occurrence of the Effective Date, the transactions contemplated by this Agreement, or the transactions contemplated by any other agreements or documents referenced in this Agreement, or the consummation of the NRG Plan.

(b)	Each Party shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

(c)	During the period beginning on the date of this Agreement and ending on the Effective Date, NRG shall not (A) cause or permit to be made any distribution from an NRG Subsidiary to the extent that (1) the distribution would be treated as a dividend to NRG for federal income tax purposes and (2) the distribution or portion thereof treated as a dividend to NRG, alone or in combination with any other distribution treated as a dividend to NRG between January 1, 2003 and the Effective Date and any taxable gain described in clause (B) of this paragraph would exceed $63 million, and (B) engage in any transaction that is treated as a sale by NRG of stock or securities for federal income tax purposes and that results in a taxable gain, to the extent that the amount of such taxable gain, alone or in combination with any other taxable gain described in this clause (B) between January 1, 2003 and the Effective Date and any distribution described in clause (A) of this paragraph would exceed $63 million; provided, however, that this covenant shall not apply to any sales or distributions made during any period following the date of this Agreement in which persons effectively nominated or designated by Xcel hold a majority of the seats on NRG’s board of directors or on the managing board of the applicable NRG Subsidiary.

(d)	No NRG Entity shall take any action that would increase, or fail to take any action that would minimize, the likelihood that Xcel or any Affiliate will be required to make any payment on any Guaranty during the Chapter 11 Cases.

(e)	Except to the extent otherwise provided in the NRG Plan, NRG shall use its reasonable best efforts to cause all NRG Subsidiaries which become part of the Chapter 11 Cases or other bankruptcy cases or proceedings instituted as part of the reorganization of the NRG Entities to seek a Final Order in a form acceptable to Xcel from the Bankruptcy Court making the provisions of sections 9.2, 9.3.C., and 9.3.G. of the NRG Plan applicable to such NRG Subsidiaries.

8.	Condition to Xcel’s Obligations Hereunder. All obligations of Xcel under this Agreement, including the obligation of Xcel to make all or any part of the Xcel

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Contribution, are expressly subject to the satisfaction or waiver by Xcel of each of the following conditions as of the Effective Date:

(a)	NRG shall have received the requisite votes in favor of confirmation of the NRG Plan under section 1129(a) of the Bankruptcy Code from the Unsecured Creditor Class by the Voting Deadline for the NRG Plan.

(b)	NRG shall have received votes in favor of confirmation of the NRG Plan from each of the Supporting Creditors by the Voting Deadline for the NRG Plan, and no such vote shall have been revoked or withdrawn.

(c)	Unless the third party releases and injunctions for the benefit of the Released Parties set forth in sections 9.2 and 9.3 of the NRG Plan are approved in their entirety pursuant to a Final Order of the Bankruptcy Court in form acceptable to Xcel, the following persons shall have released the Released Parties from all NRG Released Causes of Action by “checking the box” (as described in Section 3(c) hereof) on their Ballots and causing the relevant balloting agent to receive such Ballots no later than the Voting Deadline for the NRG Plan and such releases shall be in full force and effect and shall not be stayed or modified:

(i)	holders of a majority in number representing 85% in principal amount outstanding of the Claims in respect of the Notes, including 100% of the Supporting Noteholders;

(ii)	holders of 100% in principal amount outstanding of the Claims in respect of each of the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement; and

(iii)	holders of 85% in amount of all Claims in the Unsecured Creditor Class as determined by the Release-Based Amount Agreement.

(d)	The Confirmation Order shall have been entered on the docket of the Bankruptcy Court for 11 days (except to the extent such delay shall cause the Effective Date of the NRG Plan to occur after December 15, 2003), and the Confirmation Order shall (i) fully incorporate all of the relevant provisions of this Agreement (including the releases and injunctions described herein) and any other matters agreed to in writing by Xcel, (ii) not contain any provisions inconsistent with this Agreement or such other matters (other than a provision to which Xcel has previously consented to in writing), (iii) confirm the NRG Plan under section 1129(a) of the Bankruptcy Code and approve this Agreement, and all other agreements and documents contemplated or referenced in this Agreement, or the NRG Plan, (iv) not approve any amendments or supplements to the NRG Plan (other than amendments or supplements to which Xcel has previously consented to in writing) which Xcel determines to be adverse to it in its sole reasonable discretion, and (v) be in full force and effect and not be stayed or modified.

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(e)	The filing by the relevant NRG Entities of the 9019 Motion, and the entry on the docket of the Bankruptcy Court of the Confirmation Order which shall approve the 9019 Motion.

(f)	The receipt by Xcel and any required Affiliate, and, to the extent applicable, NRG of all regulatory and other approvals (including any approvals from the Federal Energy Regulatory Commission and the Securities and Exchange Commission) necessary for Xcel or any such Affiliate and, to the extent applicable, NRG to perform such obligations set forth in this Agreement, the other agreements and documents contemplated or referenced herein, and in the NRG Plan and Confirmation Order.

(g)	Each NRG Entity shall comply in all respects with every covenant, agreement, or other obligation under this Agreement applicable to it.

(h)	All representations and warranties made by any NRG Entity under this Agreement shall be true and correct in all material respects when made and as of the Effective Date.

(i)	Each of the members of the Bank Group that has a Claim against Xcel under any Xcel credit facility (the “Cross-Over Lenders”) shall have approved, without payment of any special fee or expense, any waiver or amendment that Xcel and the administrative agent under such credit facility believe is necessary under such credit facility to implement this Agreement, the NRG Plan, and any of the transactions contemplated thereby or by agreements referenced herein (an “Xcel Credit Waiver”), except that if other lenders to Xcel under any credit facility shall receive a special fee or expense for their waiver or amendment, the Cross-Over Lenders shall be entitled to the same pro rata fee or expense, and, in any case, all Xcel Credit Waivers having been fully obtained by Xcel and being in full force and effect.

(j)	Xcel (or to the extent applicable, any Affiliate of Xcel) shall have received full payment or satisfaction of all intercompany Claims in accordance with the provisions of Section 5(b) of this Agreement.

(k)	(1) the Bank Group shall have executed and delivered to Xcel the Separate Bank Release Agreement, (2) NRG shall have executed and delivered to Xcel the Release-Based Amount Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Xcel Plan Note, and all other agreements and documents contemplated by this Agreement and the Separate Bank Release Agreement simultaneously with the execution and delivery of this Agreement, and (3) this Agreement, the Separate Bank Release Agreement, the Release-Based Amount Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Xcel Plan Note, all such other agreements and documents, the NRG Plan, the Confirmation Order, and any other orders contemplated by any of the foregoing agreements or documents shall be in full force and effect and shall not have been stayed or modified.

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(l)	Such procedures as are acceptable to Xcel shall have been approved by the Disclosure Statement Order and shall have been fully instituted and followed so as to permit Xcel to determine (i) all parties holding or who have held Notes as of the Voting Record Date and who have released Xcel from all NRG Released Causes of Action by checking the appropriate box on the relevant Ballot, and (ii) all parties holding or who have held Notes and to whom NRG should pay the requisite Released-Based Amount at any time.

(m)	The Confirmation Order shall approve the assumption by the Debtors of the Assumed Agreements, and the Debtors shall have satisfied for the benefit of Xcel (or any applicable Affiliate) all Cure Obligations with respect thereto. To the extent the Assumed Agreements are between Xcel or its Affiliates and an NRG Entity which is not a Debtor, NRG will cause such NRG Entity (i) to pay any and all amounts due to Xcel or its Affiliates under such Assumed Agreements and will ensure that such NRG Entity’s obligations under such Assumed Agreements remains current, and (ii) to seek an order in a form acceptable to Xcel from the Bankruptcy Court authorizing the assumption of such Assumed Agreements in the event that such NRG Entity subsequently commences a case under the Bankruptcy Code.

(n)	There shall have been no amendments or supplements to the Confirmation Order, the NRG Plan, the Bar Date Order, Disclosure Statement, or the Disclosure Statement Order, other than those amendments or supplements approved by Xcel in writing.

(o)	The Effective Date for the NRG Plan, and the satisfaction of all of the other conditions set forth in this Section 8, shall have occurred by no later than December 15, 2003.

Should the “Effective Date” of this Agreement not occur, all obligations of the Parties set forth in this Agreement shall be null and void ab initio and all Xcel Released Causes of Action, NRG Released Causes of Action, and any other Claims, Causes of Action, remedies, defenses, setoffs, rights or other benefits of the Parties or any of their respective Affiliates shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever. Upon Xcel’s determination, which may not be unreasonably delayed, that each of the foregoing conditions has been satisfied in accordance with the terms of this Agreement, Xcel shall deliver a written notice to NRG stating as such and that the effective date of this Agreement has occurred. For purposes of any agreement or document contemplated by this Agreement, including the NRG Plan, the “Effective Date” of this Agreement shall be the date on which Xcel delivers to NRG such written notice. The “Effective Date” of this Agreement shall not occur unless and until such written notice has been delivered to NRG by Xcel.

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9.	Condition to NRG’s Obligations Hereunder. All obligations of NRG under this Agreement are expressly subject to the execution by Xcel of the Tax Matters Agreement in the form agreed to by the Parties.

10.	Termination. If all of the conditions set forth in section 8 of this Agreement shall not have occurred by December 15, 2003, this Agreement shall terminate on December 31, 2003 unless Xcel on or prior to such date shall have waived any such conditions or shall have extended such termination date, in each case by written notice delivered by Xcel to NRG. Upon the termination of this Agreement, all obligations of the Parties under this Agreement shall terminate and shall be of no further force and effect; provided, however, that any claim of any Party for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way.

11.	Indemnification by NRG. NRG shall, for itself and on behalf of each of the NRG Subsidiaries, and as agent for each NRG Subsidiary, indemnify, defend (or, where applicable, pay the reasonable defense costs for) and hold harmless the Released Parties from and against any and all Liabilities that any entity seeks to impose upon the Released Parties, or which are imposed upon the Released Parties, if and to the extent such Liabilities relate to, arise out of or result from the failure of any NRG Subsidiary to pay its creditors in full except to the extent provided for in the NRG Plan and except with respect to (i) LSP-Pike Energy, LLC, (ii) LSP-Nelson Energy, LLC, (iii) NRG Nelson Turbines, LLC, (iv) NRG Gila Bend Holdings, and (v) NRG Audrain Generating LLC, or the failure to have the provisions of sections 9.2, 9.3.B., 9.3.C., and 9.3.G. of the NRG Plan be fully applicable pursuant to a Final Order of the Bankruptcy Court to any Non-Plan Debtor or any NRG Subsidiary which subsequently becomes part of the Chapter 11 Cases or other bankruptcy cases or proceedings.

12.	Release and Covenant Not to Sue.

(a)	Release. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the NRG Entities, in their individual capacities and, to the extent applicable, as debtors in possession for and on behalf of their estates and any entity that may assert a Claim or Cause of Action derivatively or otherwise, hereby release and discharge, absolutely, unconditionally, irrevocably and forever, the Released Parties from any and all NRG Released Causes of Action.

(b)	Applicability of Release to Transferees. The releases set forth in Section 12(a) above shall be binding upon all Transferees of the releasing party.

(c)	Binding Effect of Releases. Each party to which the releases set forth in Section 12(a) above applies shall be deemed to have granted such release notwithstanding that it may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such party expressly waives any and all rights that it may have under any statute or

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common law principle, including section 1542 of the California Civil Code, which would limit the effect of such releases to those Claims or Causes of Action actually known or suspected to exist at the time of execution of the release. Section 1542 of the California Civil Code generally provides as follows: “a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.”

(d)	NRG Entity Covenant Not to Sue. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the NRG Entities, in their individual capacities and, to the extent applicable, as debtors in possession for and on behalf of their estates and any entity that may assert a claim or cause of action derivatively or otherwise, hereby covenant and agree not to commence or prosecute any lawsuit or other legal action, proceeding, or arbitration against any of the Released Parties in respect of any and all NRG Released Causes of Action.

(e)	Xcel Covenant Not to Sue. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, Xcel and, to the extent applicable, any entity that may assert a claim or cause of action derivatively or otherwise, hereby covenants and agrees not to commence or prosecute any lawsuit or other legal action, proceeding, or arbitration against any of the NRG Entities in respect of any and all Xcel Released Causes of Action.

13.	Miscellaneous Provisions.

(a)	Specific Performance. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

(b)	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators, and representatives.

(c)	Governing Law; Jurisdiction. This Agreement will be governed by the laws of the State of New York, without regard to its conflicts of laws principles that would require the law of another jurisdiction to be applied. Through the first anniversary of the Effective Date, each of the Parties irrevocably (a) submits and consents in advance to the exclusive jurisdiction of the Bankruptcy Court for the purpose of any action or proceeding in which any NRG Entity is a party arising out of or relating to this Agreement; (b) agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in such court; and (c) waives any objection that such Party may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens.

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(d)	Entire Agreement. This Agreement, the exhibits and schedules hereto, and the applicable provisions in the NRG Plan constitute the complete and entire agreement between the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions between the Parties with respect thereto.

(e)	Non-Reliance. Each of the Parties acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those representations, warranties, terms and provisions expressly set forth in this Agreement, the exhibits and schedules hereto, and the applicable provisions in the NRG Plan.

(f)	Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

(i)	if to any of the NRG Entities, to Matthew A. Cantor, Kirkland & Ellis, Citigroup Center, 153 East 53rd Street, New York, New York 10022-4611, fax: 212-446-4900;

(ii)	if to Xcel, to Brad B. Erens, Jones Day, 77 West Wacker, Chicago, Illinois, 60601-1692, fax: 312-782-8585, with a copy to Scott J. Friedman and Brian E. Greer, Jones Day, 222 East 41st Street, New York, New York 10017, fax: 212-755-7306; and

(iii)	if to the Creditors’ Committee (through its dissolution), to Evan D. Flaschen, Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103-3178.

(g)	Amendment; Waiver. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever. In addition, no failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

(h)	No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of the Parties of any Claim or any fault or liability or damages whatsoever. Each of them denies any and all wrongdoing or liability of any kind, and does not concede any infirmity in the Claims or defenses which it has asserted or would assert.

24

(i)	Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

(j)	Representation by Counsel. Each Party acknowledges that it has been represented by counsel with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(k)	Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

(l)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed signature page of this Agreement.

NRG ENERGY INC. on its behalf and on behalf of the NRG Subsidiaries	XCEL ENERGY, INC.

/s/	/s/

By:	By:

Its:	Its:

ARTHUR KILL POWER LLC	ASTORIA GAS TURBINE POWER LLC

/s/	/s/

By:	By:

Its:	Its:

BAYOU COVE PEAKING POWER, LLC	BERRIANS I GAS TURBINE POWER LLC

/s/	/s/

By:	By:

Its:	Its:

25

BIG CAJUN I PEAKING POWER LLC	BIG CAJUN II UNIT 4 LLC

/s/	/s/

By:	By:

Its:	Its:

BRAZOS VALLEY ENERGY LP	BRAZOS VALLEY TECHNOLOGY LP

/s/	/s/

By:	By:

Its:	Its:

CABRILLO POWER II LLC	CABRILLO POWER LLC

/s/	/s/

By:	By:

Its:	Its:

CADILLAC RENEWABLE ENERGY LLC	CAMAS POWER BOILER INC.

/s/	/s/

By:	By:

Its:	Its:

CAMAS POWER BOILER LP	CAPISTRANO COGENERATION
COMPANY

/s/	/s/

By:	By:

Its:	Its:

CHICKAHOMINY RIVER ENERGY CORP.	CLARK POWER LLC

/s/	/s/

By:	By:

Its:	Its:

26

COBEE ENERGY DEVELOPMENT LLC	COBEE HOLDINGS INC.

/s/	/s/

By:	By:

Its:	Its:

COBEE HOLDINGS INC.	COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP

/s/	/s/

By:	By:

Its:	Its:

COMMONWEALTH ATLANTIC POWER LLC	CONEMAUGH POWER LLC

/s/	/s/

By:	By:

Its:	Its:

CONNECTICUT JET POWER LLC	DENVER CITY ENERGY ASSOCIATES L.P.

/s/	/s/

By:	By:

Its:	Its:

DEVON POWER LLC	DUNKIRK POWER LLC

/s/	/s/

By:	By:

Its:	Its:

EASTERN SIERRA ENERGY COMPANY	EL SEGUNDO POWER II LLC

27

/s/	/s/

By:	By:

Its:	Its:

EL SEGUNDO POWER II LLC	EL SEGUNDO POWER LLC

/s/	/s/

By:	By:

Its:	Its:

ELK RIVER RESOURCE RECOVERY, INC.	ENFIELD OPERATIONS, LLC

/s/	/s/

By:	By:

Its:	Its:

ENI CROCKETT LIMITED PARTNERSHIP	ENIFUND, INC.

/s/	/s/

By:	By:

Its:	Its:

ENIGEN INC.	ESOCO MOLOKAI, INC.

/s/	/s/

By:	By:

Its:	Its:

ESOCO ORRINGTON, INC.	ESOCO SOLEDAD, INC.

/s/	/s/

By:	By:

Its:	Its:

28

ESOCO, INC.	GPP INVESTORS I, LLC

/s/	/s/

By:	By:

Its:	Its:

GRANITE II HOLDING, LLC	GRANITE POWER PARTNERS II, L.P.

/s/	/s/

By:	By:

Its:	Its:

HANOVER ENERGY COMPANY	HUNTLEY POWER LLC

/s/	/s/

By:	By:

Its:	Its:

INDIAN RIVER OPERATIONS INC.	INDIAN RIVER POWER LLC

/s/	/s/

By:	By:

Its:	Its:

JACKSON VALLEY ENERGY PARTNERS, L.P.	JAMES RIVER COGENERATION COMPANY

/s/	/s/

By:	By:

Its:	Its:

JAMES RIVER POWER LLC	KAUFMAN COGEN LP

/s/	/s/

By:	By:

Its:	Its:

29

KEYSTONE POWER LLC	KISSIMMEE POWER PARTNERS,
LIMITED PARTNERSHIP

/s/	/s/

By:	By:

Its:	Its:

LAKEFIELD JUNCTION LLC	LONG BEACH GENERATION LLC

/s/	/s/

By:	By:

Its:	Its:

LOUISIANA GENERATING LLC	LS POWER MANAGEMENT, LLC

/s/	/s/

By:	By:

Its:	Its:

LSP BATESVILLE FUNDING CORPORATION	LSP BATESVILLE HOLDING LLC

/s/	/s/

By:	By:

Its:	Its:

LSP ENERGY INC.	LSP ENERGY LP

/s/	/s/

By:	By:

Its:	Its:

LSP EQUIPMENT, LLC	LSP-DENVER CITY, INC.

/s/	/s/

By:	By:

Its:	Its:

30

LSP-HARDEE ENERGY, LLC	LSP-KENDALL ENERGY, LLC

/s/	/s/

By:	By:
Its:	Its:

LSP-NELSON ENERGY, LLC	LSP-PIKE ENERGY, LLC

/s/	/s/

By:	By:
Its:	Its:

MERIDEN GAS TURBINES LLC	MIDATLANTIC GENERATION HOLDING LLC

/s/	/s/

By:	By:
Its:	Its:

MID-CONTINENT POWER COMPANY, LLC	MIDDLETOWN POWER LLC

/s/	/s/

By:	By:
Its:	Its:

MINNESOTA WASTE PROCESSING COMPANY, LLC	MM FT. SMITH ENERGY, LLC

/s/	/s/

By:	By:
Its:	Its:

31

MONTVILLE POWER LLC	NEO CALIFORNIA POWER LLC

/s/	/s/

By:	By:
Its:	Its:

NEO BURNSVILLE, LLC	NEO CORONA LLC

/s/	/s/

By:	By:
Its:	Its:

NEO CHESTER-GEN LLC	NEO ERIE LLC

/s/	/s/

By:	By:
Its:	Its:

NEO CORPORATION	NEO FREEHOLD-GEN LLC

/s/	/s/

By:	By:
Its:	Its:

NEO FT. SMITH LLC	NEO HACKENSACK, LLC

/s/	/s/

By:	By:
Its:	Its:

NEO LANDFILL GAS INC.	NEO LANDFILL GAS HOLDINGS INC.

/s/	/s/

By:	By:
Its:	Its:

32

NEO PHOENIX LLC	NEO NASHVILLE LLC

/s/	/s/

By:	By:
Its:	Its:

NEO PRIMA DESHECHA LLC	NEO POWER SERVICES INC.

/s/	/s/

By:	By:
Its:	Its:

NEO RIVERSIDE LLC	NEO SKB LLC

/s/	/s/

By:	By:
Its:	Its:

NEO TAJIGUAS LLC	NEO TOLEDO-GEN LLC

/s/	/s/

By:	By:
Its:	Its:

NEO WOODVILLE LLC	NEO-MONTAUK GENCO MANAGEMENT LLC

/s/	/s/

By:	By:
Its:	Its:

NORTHEAST GENERATION HOLDING LLC	NORWALK POWER LLC

/s/	/s/

By:	By:
Its:	Its:

33

NRG AFFILIATE SERVICES INC.	NRG ARTHUR KILL OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG ASHTABULA GENERATING LLC	NRG ASHTABULA OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG ASIA-PACIFIC LTD.	NRG ASTORIA GAS TURBINE OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG AUDRAIN GENERATING LLC	NRG AUDRAIN HOLDING LLC

/s/	/s/

By:	By:
Its:	Its:

NRG BATESVILLE LLC	NRG BAY SHORE OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG BAYOU COVE LLC	NRG BOURBONNAIS EQUIPMENT LLC

/s/	/s/

By:	By:
Its:	Its:

34

NRG BOURBONNAIS LLC	NRG BRAZOS VALLEY GP LLC

/s/	/s/

By:	By:
Its:	Its:

NRG BRAZOS VALLEY LP LLC	NRG BRAZOS VALLEY TECHNOLOGY LP LLC

/s/	/s/

By:	By:
Its:	Its:

NRG CADILLAC INC.	NRG CAPITAL II LLC

/s/	/s/

By:	By:
Its:	Its:

NRG CAPITAL LLC	NRG CENTRAL U.S. LLC

/s/	/s/

By:	By:
Its:	Its:

NRG COMLEASE LLC	NRG CONNECTICUT AFFILIATE SERVICES INC.

/s/	/s/

By:	By:
Its:	Its:

NRG CONNECTICUT EQUIPMENT LLC	NRG CONNECTICUT EQUIPMENT LLC

/s/	/s/

By:	By:
Its:	Its:

35

NRG CONNECTICUT GENERATING LLC	NRG DEVELOPMENT COMPANY INC.

/s/	/s/

By:	By:
Its:	Its:

NRG DEVON OPERATIONS INC.	NRG DUNKIRK OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG EASTERN LLC	NRG EASTLAKE OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG ENERGY CENTER HARRISBURG, INC.	NRG ENERGY CENTER DOVER LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ENERGY CENTER MINNEAPOLIS LLC	NRG ENERGY CENTER PAXTON, INC.

/s/	/s/

By:	By:
Its:	Its:

36

NRG ENERGY CENTER PITTSBURGH LLC	NRG ENERGY CENTER ROCK TENN LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ENERGY CENTER SAN DIEGO LLC	NRG ENERGY CENTER SAN FRANCISCO LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ENERGY CENTER SMYRNA LLC	NRG ENERGY CENTER WASHCO LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ENERGY JACKSON VALLEY I, INC.	NRG ENERGY JACKSON VALLEY II, INC.

/s/	/s/

By:	By:
Its:	Its:

NRG ENERGY JACKSON VALLEY II, INC.	NRG ENERGY JACKSON VALLEY, INC.

/s/	/s/

By:	By:
Its:	Its:

37

NRG EQUIPMENT COMPANY LLC	NRG FINANCE COMPANY I LLC

/s/	/s/

By:	By:
Its:	Its:

NRG GILA BEND HOLDINGS INC.	NRG GILA BEND HOLDINGS, INC.

/s/	/s/

By:	By:
Its:	Its:

NRG GRANITE ACQUISITION LLC	NRG HUNTLEY OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG ILION LIMITED PARTNERSHIP	NRG ILION LP LLC

/s/	/s/

By:	By:
Its:	Its:

NRG INTERNATIONAL DEVELOPMENT INC.	NRG INTERNATIONAL II INC.

/s/	/s/

By:	By:
Its:	Its:

NRG INTERNATIONAL III INC.	NRG INTERNATIONAL INC.

/s/	/s/

By:	By:
Its:	Its:

38

NRG INTERNATIONAL SERVICES COMPANY	NRG INTERNATIONAL SERVICES COMPANY.

/s/	/s/

By:	By:
Its:	Its:

NRG KAUFMAN LLC	NRG LAKEFIELD INC.

/s/	/s/

By:	By:
Its:	Its:

NRG LAKEFIELD JUNCTION LLC	NRG LAKESHORE GENERATING LLC

/s/	/s/

By:	By:
Its:	Its:

NRG LAKESHORE OPERATIONS INC.	NRG LATIN AMERICA INC.

/s/	/s/

By:	By:
Its:	Its:

NRG LATIN AMERICA, INC.	NRG LOUISIANA LLC

/s/	/s/

By:	By:
Its:	Its:

NRG MCCLAIN LLC	NRG MESQUITE LLC

/s/	/s/

By:	By:
Its:	Its:

39

NRG MEXTRANS INC.	NRG MIDATLANTIC AFFILIATE SERVICES INC.

/s/	/s/

By:	By:
Its:	Its:

NRG MIDATLANTIC GENERATING LLC	NRG MIDATLANTIC LLC

/s/	/s/

By:	By:
Its:	Its:

NRG MIDDLETOWN OPERATIONS INC.	NRG MONTVILLE OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG NELSON TURBINES LLC	NRG NEW JERSEY ENERGY SALES LLC

/s/	/s/

By:	By:
Its:	Its:

NRG NEW ROADS GENERATING LLC	NRG NEW ROADS HOLDINGS LLC

/s/	/s/

By:	By:
Its:	Its:

NRG NEWBERRY GENERATION LLC	NRG NORTH CENTRAL OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

40

NRG NORTHEAST AFFILIATE SERVICES INC.	NRG NORTHEAST GENERATING LLC

/s/	/s/

By:	By:
Its:	Its:

NRG NORTHERN OHIO GENERATING LLC	NRG NORWALK HARBOR OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG OHIO ASH DISPOSAL LLC	NRG OPERATING SERVICES, INC.

/s/	/s/

By:	By:
Its:	Its:

NRG OSWEGO HARBOR POWER OPERATIONS INC.	NRG PACGEN INC.

/s/	/s/

By:	By:
Its:	Its:

NRG PEAKER FINANCE COMPANY LLC	NRG POWER MARKETING INC.

/s/	/s/

By:	By:
Its:	Its:

41

NRG POWER OPTIONS INC.	NRG PROCESSING SOLUTIONS LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ROCKFORD ACQUISITION LLC	NRG ROCKFORD EQUIPMENT II LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ROCKFORD EQUIPMENT LLC	NRG ROCKFORD II LLC

/s/	/s/

By:	By:
Its:	Its:

NRG ROCKFORD LLC	NRG ROCKY ROAD LLC

/s/	/s/

By:	By:
Its:	Its:

NRG SABINE RIVER WORKS GP LLC	NRG SABINE RIVER WORKS LP LLC

/s/	/s/

By:	By:
Its:	Its:

NRG SERVICES CORPORATION	NRG SOUTH CENTRAL AFFILIATE SERVICES INC.

/s/	/s/

By:	By:
Its:	Its:

42

NRG SOUTH CENTRAL GENERATING LLC	NRG SOUTH CENTRAL OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

NRG STERLINGTON POWER LLC	NRG SUNNYSIDE OPERATIONS GP INC.

/s/	/s/

By:	By:
Its:	Its:

NRG SUNNYSIDE OPERATIONS LP INC.	NRG TELOGIA POWER LLC

/s/	/s/

By:	By:
Its:	Its:

NRG TELOGIA POWER LLC	NRG THERMAL CORPORATION

/s/	/s/

By:	By:
Its:	Its:

NRG THERMAL OPERATING SERVICES LLC	NRG THERMAL SERVICES, INC.

/s/	/s/

By:	By:
Its:	Its:

NRG TURBINES LLC	NRG VALMY POWER HOLDINGS LLC

/s/	/s/

By:	By:
Its:	Its:

43

NRG VALMY POWER LLC	NRG WEST COAST INC.

/s/	/s/

By:	By:
Its:	Its:

NRG WESTERN AFFILIATE SERVICES INC.	NRG WOODLAND OPERATIONS LLC

/s/	/s/

By:	By:
Its:	Its:

O BRIEN COGENERATION, INC. II	OKEECHOBEE POWER I, INC.

/s/	/s/

By:	By:
Its:	Its:

OKEECHOBEE POWER II, INC.	OKEECHOBEE POWER III, INC.

/s/	/s/

By:	By:
Its:	Its:

ONSITE ENERGY, INC.	ONSITE MARIANAS CORPORATION

/s/	/s/

By:	By:
Its:	Its:

ORRINGTON WASTE, LTD. LIMITED PARTNERSHIP	OSWEGO HARBOR POWER LLC

/s/	/s/

By:	By:
Its:	Its:

44

PACIFIC CROCKETT ENERGY INC.	PACIFIC CROCKETT HOLDINGS, INC.

/s/	/s/

By:	By:
Its:	Its:

PACIFIC GENERATION COMPANY	PACIFIC GENERATION DEVELOPMENT COMPANY

/s/	/s/

By:	By:
Its:	Its:

PACIFIC GENERATION HOLDINGS COMPANY	PACIFIC GENERATION RESOURCES COMPANY

/s/	/s/

By:	By:
Its:	Its:

PACIFIC KINGSTON ENERGY, INC.	PACIFIC ORRINGTON ENERGY, INC.

/s/	/s/

By:	By:
Its:	Its:

PACIFIC-MT. POSO CORPORATION	PACIFIC-MT. POSO CORPORATION

/s/	/s/

By:	By:
Its:	Its:

45

PENOBSCOT ENERGY RECOVERY COMPANY LIMITED PARTNERSHIP	REID GARDNER POWER LLC

/s/	/s/

By:	By:
Its:	Its:

ROCKY ROAD POWER, LLC	SAGUARO POWER COMPANY, L.P.

/s/	/s/

By:	By:
Its:	Its:

SAGUARO POWER LLC	SAN BERNARDINO LANDFILL GAS LIMITED PARTNERSHIP

/s/	/s/

By:	By:
Its:	Its:

SAN JOAQUIN VALLEY ENERGY I, INC.	SAN JOAQUIN VALLEY ENERGY I, INC.

/s/	/s/

By:	By:
Its:	Its:

SAN JOAQUIN VALLEY ENERGY IV, INC.	SOMERSET OPERATIONS INC.

/s/	/s/

By:	By:
Its:	Its:

46

SOMERSET POWER LLC	SOUTH CENTRAL GENERATION HOLDING LLC

/s/	/s/

By:	By:
Its:	Its:

SOUTHWEST GENERATION LLC	SOUTHWEST POWER HOLDINGS LLC

/s/	/s/

By:	By:
Its:	Its:

STATOIL ENERGY POWER/PENNSYLVANIA, INC.	TACOMA ENERGY RECOVERY COMPANY

/s/	/s/

By:	By:
Its:	Its:

TELOGIA POWER INC.	TERMO SANTANDER HOLDING (ALPHA) LLC

/s/	/s/

By:	By:
Its:	Its:

TIMBER ENERGY RESOURCES, INC.	VALMY POWER LLC

/s/	/s/

By:	By:
Its:	Its:

47

VIENNA OPERATIONS INC.	VIENNA POWER LLC

/s/	/s/

By:	By:
Its:	Its:

WCP (GENERATION) HOLDINGS LLC	WEST COAST POWER LLC

/s/	/s/

By:	By:
Its:	Its:

48

Schedule A

(Global Steering Committee)

Credit Suisse First Boston
ABN AMRO Bank N.V.
Abbey National Treasury Services plc
Australia & New Zealand Banking Group Limited
Bank of America N.A.
Barclays Bank plc
Citibank
Crédit Lyonnais
Deutsche Bank AG
Bayerische Hypo-Und Vereinsbank AG
ING Capital LLC
JP Morgan Chase
The Royal Bank of Scotland plc
Société Générale
TD Securities
Westdeutsche Landesbank Girozentrale, New York Branch

Schedule B

(Notes)

Issuance	Issue Amount	Indenture Date	Maturity

6.750% Senior Notes	$340 million	March 13, 2001; July 16, 2001	July 15, 2006
7.500% Senior Notes	$250 million	June 1, 1997	June 15, 2007
7.500% Senior Notes	$300 million	May 25, 1999	June 1, 2009
7.625% Senior Notes	$125 million	January 21, 1996	February 1, 2006
7.750% Senior Notes	$350 million	March 13, 2001; April 5, 2001	April 1, 2011
7.970% Senior Notes (ROARS)	$233 million	March 20, 2000	March 15, 2020
8.000% Senior Notes (ROARS)	$240 million	November 8, 1999	November 1, 2013
8.250% Senior Notes	$350 million	September 11, 2000.	September 15, 2010
8.625% Senior Notes	$500 million	March 13, 2001; April 5, 2001; July 16, 2001	April 1, 2031
6.500% Equity Unit Bond	$287.5 million	March 13, 2001	May 16, 2006
8.700% Senior Notes (issued in connection with a certain debt and derivative transaction to synthetically issue £160 million debt )	$250 million	March 20, 2000	March 15, 2005

Schedule 5(a)(i)

(Certain Obligations and Arrangements Between Xcel and NRG)

Guarantees

	Physical/			Date Guaranty Expires or
Counterparty	Financial	Commodity	Amount of Guaranty	Expired (NOTE “A”)

AEP Energy Services, Inc.	FINANCIAL	ALL
American Electric Power Service Corp	FINANCIAL	ALL	$7,000,000	12/31/2002
American Electric Power Service Corp	PHYSICAL	ELECTRIC
Aquila Merchant Services, Inc.	FINANCIAL	ALL
Aquila Merchant Services, Inc.	PHYSICAL	ELECTRIC	$10,000,000	10/12/2002
Aquila Merchant Services, Inc.	PHYSICAL	NAT GAS
Bank of America, N.A	FINANCIAL	ALL	$10,000,000	8/31/2003
Consolidated Edison Energy, Inc.	PHYSICAL	ELECTRIC	$10,000,000	12/31/2003
Constellation Power Source, Inc.	FINANCIAL	ALL
Constellation Power Source, Inc.	PHYSICAL	ELECTRIC	$15,000,000	7/31/2003
Duke Energy Trading & Marketing LLC	FINANCIAL	ALL
Duke Energy Trading & Marketing LLC	PHYSICAL	ELECTRIC	$15,000,000	5/24/2003
Duke Energy Trading & Marketing LLC	PHYSICAL	NAT GAS
El Paso Merchant Energy, L.P.	FINANCIAL	ALL
El Paso Merchant Energy, L.P.	PHYSICAL	ELECTRIC	$12,000,000	2/28/2002
El Paso Merchant Energy, L.P.	PHYSICAL	NAT GAS
Entergy-Koch Trading, LP	FINANCIAL	ALL
Entergy-Koch Trading, LP	PHYSICAL	ELECTRIC	$8,500,000	3/31/2003
Entergy-Koch Trading, LP	PHYSICAL	NAT GAS
Exelon Generation Company, LLC	FINANCIAL	ALL
Exelon Generation Company, LLC	PHYSICAL	ELECTRIC	$7,000,000	3/31/2003
HQ Energy Services (U.S.) Inc.			Terminated,
	(tolling agmt)	(tolling agmt)	Effective 11/30/02	(n/a	)
J. Aron & Company	FINANCIAL	ALL	$10,000,000	1/31/2004
Morgan Stanley Capital Group Inc.	FINANCIAL	ALL	$15,000,000	9/30/2003
Morgan Stanley Capital Group Inc.	PHYSICAL	ELECTRIC
PG&E Energy Trading - Gas Corporation	FINANCIAL	ALL	$2,000,000	12/31/2002
PG&E Energy Trading - Gas Corporation	PHYSICAL	NAT GAS
PG&E Energy Trading - Power, L.P.	FINANCIAL	ALL	$9,000,000	12/31/2002
PG&E Energy Trading - Power, L.P.	PHYSICAL	ELECTRIC
PJM Interconnection, LLC	FINANCIAL	ALL	$17,000,000	$12M 4/30/03,
PJM Interconnection, LLC	PHYSICAL	ELECTRIC		$5M 7/31/03
Select Energy, Inc.	FINANCIAL	ALL
Select Energy, Inc.	PHYSICAL	ELECTRIC	$3,000,000	8/31/2002
Sprague Energy Corp.	FINANCIAL	ALL	$4,000,000	11/30/2003
Sprague Energy Corp.	PHYSICAL	NAT GAS
Williams Energy Marketing & Trading	FINANCIAL	ALL	Terminated,
Williams Energy Marketing & Trading	PHYSICAL	ELECTRIC	Effective 11/15/02	(n/a	)
Atlantic City Electric Company, dba Conectiv (BGS Auction)	FINANCIAL	ALL	$11,500,000	7/31/2003
NEPOOL	PHYSICAL	ELECTRIC	$60,000,000	12/31/2003
Obligation total, for the counterparties from above			$226,000,000
Obligation total above covered under Xcel guaranties or assignments			$226,000,000

NOTE “A”:

Any transactions that were entered into with a CP on or before the expiration date of the guaranty will be covered through the duration of the trade(s) on an “evergreen” basis. Thus, for Aquila, El Paso, and PGET Power, all trade obligations of NRG were entered into prior to the expiration dates of those guaranties, even though the periods ultimately covered under those trade obligations are relatively far out into the future (to 12/03 for Aquila and PGET Power, to 12/06 for El Paso). The inclusion of a guaranty or other item on this Schedule VI.D. which has expired shall not be deemed a statement that such guaranty or other item is otherwise effective or in force or effect.

Bonds

Bond
Number	Principal	Amount	Description	Obligee

INDEMNIFIED BY XCEL ENERGY:
ST. PAUL BONDS
400SD3190	NRG Processing Solutions LLC	$20,000.00	License Bond	Hennepin County
400SF4076	NRG Energy Center Pittsburgh	$75,000.00	Street Opening Bond	City of Pittsburgh
400SH7762	Meriden Gas Turbines, LLC	$876,800.00	Subdivision Bond	City of Meriden
400SH7763	Meridan Gas Turbines, LLC	$768,490.00	Subdivision Bond	City of Meriden
Sub-Total St. Paul		$1,740,290.00
SAFECO BONDS
6161831	Xcel Energy, Inc.	$20,000.00	Solid Waste Facility Bond	County of Hennepin
Sub-Total Safeco		$20,000.00
CNA BONDS
929214989	NRG Energy Center	$100,000.00	Highway Occupancy Permit Obligation Bond	PA Dept. of Trans
929215308	NRG Power Marketing, Inc.	$250,000.00	License Bond	Pennsylvania Public Utility Commission
929215309	NRG Energy Center San Diego LLC	$5,000.00	Franchise Bond	City of San Diego
929222788	NRG Processing Solutions LLC	$100,000.00	Tree & Yard Waste Permit Bond	Scott County
929222789	NRG Processing Solutions LLC	$45,000.00	Yard Waste Composting & Processing Facility Permit Bond	Dakota County
929222790	NRG Processing Solutions LLC	$72,400.00	Solid Waste Facility Permit Bond	Dakota County
929222795	NRG Power Marketing, Inc.	$1,000,000.00	Bond of Distributor of Automotive Fuel	State of New York
929222796	NRG Power Marketing Inc.	$1,000,000.00	Motor Fuels Tax Bond	State of New Jersey
929224970	NRG Processing Solutions LLC	$100,000.00	Waste Facility License & Permit Bond	County of Anoka
929224971	NRG Processing Solutions LLC	$25,000.00	Waste Facility License/Permit Bond	County of Anoka
929224973	El Segundo Power LLC	$10,000.00	Lease Bond	State of California
929224975	MM SKB Energy LLC	$19,215.00	Processing Facility Bond	Commonwealth of PA
929224986	Dunkirk Power LLC	$25,000.00	Bond of Distributor of Automotive Fuel	State of New York
929224987	Huntley Power LLC	$35,000.00	Bond of Distributor of Automotive Fuel	Sate of New York
929225083	NRG Northeast Affiliate Services, Inc.	$29,000.00	Workers’ Compensation Bond	State of New York
929231861	NRG Ilion LP LLC	$52,308.00	Utility Payment Bond	Niagra Mohawk Power Corp.
929239784	NRG Energy Center Pittsburgh LLC	$80,000.00	Highway Restoration & Maintenance Bond	Commonwealth of PA
929239794	Dunkirk Power, LLC	$53,000.00	Mined Land Reclamation Bond	State of New York
929239797	Cabrillo Power LLC	$100,000.00	Lease Bond	State of California
929239799	NRG Energy	$1,500,000.00	Permit Bond	City of St. Paul, MN
929242598	Arthur Kill Power LLC	$10,000.00	Performance Bond	Department of Energy Conservation

[Additional columns below]

[Continued from above table, first column(s) repeated]

Bonds

Bond
Number	Principal	Eff Date	Exp Date	Premium	Surety	Div.	Indemnity

INDEMNIFIED BY XCEL ENERGY:
ST. PAUL BONDS
400SD3190	NRG Processing Solutions LLC	6/30/2002	6/30/2003	$200.00	St. Paul	NRG	Yes
400SF4076	NRG Energy Center Pittsburgh	5/15/2002	5/15/2003	$300.00	St. Paul	NRG	Yes
400SH7762	Meriden Gas Turbines, LLC	8/24/2001	8/24/2003	$1,754.00	St. Paul	NRG	Yes
400SH7763	Meridan Gas Turbines, LLC	8/24/2001	8/24/2003	$1,537.00	St. Paul	NRG	Yes
Sub-Total St. Paul				$3,791.00
SAFECO BONDS
6161831	Xcel Energy, Inc.	8/9/2002	8/9/2003	$200.00	Safeco	NRG	Yes
Sub-Total Safeco				$200.00
CNA BONDS
929214989	NRG Energy Center	9/21/2002	9/21/2003	$450.00	CNA	NRG	Yes
929215308	NRG Power Marketing, Inc.	9/12/2002	9/12/2003	$2,250.00	CNA	NRG	Yes
929215309	NRG Energy Center San Diego LLC	9/2/2002	9/2/2003	$100.00	CNA	NRG	Yes
929222788	NRG Processing Solutions LLC	10/12/2002	10/12/2003	$560.00	CNA	NRG	Yes
929222789	NRG Processing Solutions LLC	10/10/2002	10/10/2003	$252.00	CNA	NRG	Yes
929222790	NRG Processing Solutions LLC	10/10/2002	10/10/2003	$405.00	CNA	NRG	Yes
929222795	NRG Power Marketing, Inc.	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929222796	NRG Power Marketing Inc.	10/12/2002	10/12/2003	$2,250.00	CNA	NRG	Yes
929224970	NRG Processing Solutions LLC	11/17/2002	11/17/2003	$560.00	CNA	NRG	Yes
929224971	NRG Processing Solutions LLC	11/17/2002	11/17/2003	$140.00	CNA	NRG	Yes
929224973	El Segundo Power LLC	11/9/2002	11/9/2003	$100.00	CNA	NRG	Yes
929224975	MM SKB Energy LLC	11/25/2002	11/25/2003	$108.00	CNA	NRG	Yes
929224986	Dunkirk Power LLC	1/1/2003	1/1/2004	$100.00	CNA	NRG	Yes
929224987	Huntley Power LLC	1/2/2003	1/3/2004	$100.00	CNA	NRG	Yes
929225083	NRG Northeast Affiliate Services, Inc.	12/31/2002	12/31/2003	$351.00	CNA	NRG	Yes
929231861	NRG Ilion LP LLC	12/12/2002	12/12/2003	$471.00	CNA	NRG	Yes
929239784	NRG Energy Center Pittsburgh LLC	6/18/2002	6/18/2003	$160.00	CNA	NRG	Yes
929239794	Dunkirk Power, LLC	5/15/2002	5/15/2003	$106.00	CNA	NRG	Yes
929239797	Cabrillo Power LLC	5/21/2002	5/21/2003	$175.00	CNA	NRG	Yes
929239799	NRG Energy	5/23/2002	5/23/2003	$2,625.00	CNA	NRG	Yes
929242598	Arthur Kill Power LLC	3/18/2002	3/18/2003	$50.00	CNA	NRG	Yes

Bonds

Bond
Number	Principal	Amount	Description	Obligee

Sub-Total CAN		$4,610,923.00
TOTAL INDEMNIFIED BY XCEL ENERGY		$6,371,213.00
NON-INDEMNIFIED BONDS
U668424	NRG Energy, Inc	$30,000.00	Solid Waste Management Bond	County of Washington
Total All NRG Bonds		$6,401,213.00

[Additional columns below]

[Continued from above table, first column(s) repeated]

Bonds

Bond
Number	Principal	Eff Date	Exp Date	Premium	Surety	Div.	Indemnity

Sub-Total CAN				13,563.00
TOTAL INDEMNIFIED BY XCEL ENERGY				$17,554.00
NON-INDEMNIFIED BONDS
U668424	NRG Energy, Inc	1/20/1999	1/20/2004	$400.00	Reliance	NRG	No
Total All NRG Bonds				$17,954.00

Other Indemnification Obligations

Agreement and Consent for Transfer to NRG between Northern States Power Company, NRG Energy, Inc., Anoka County, Hennepin County, Sherburne County, and Tri-County Solid Waste Management Committee dated on or about August 20, 2001.

Affirmation Agreement between Northern States Power Company and NRG Energy, Inc. dated August 8, 1993.

Other Guaranty and Credit Support Obligations

Guarantees of employment agreements for three NRG employees.

Deposit in the amount of $5,162,790 relating to security deposit posted by an Xcel subsidiary in connection with a certain purchase agreement between such subsidiary and General Electric International, Inc., dated October 3, 2000

Schedule 5(b)(i)

(Intercompany Claims Owing to Xcel)

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with various payments made by Xcel in connection with the Guarantees.

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with the Services Agreement.

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with various Northern States Power Company and other agreements listed on Schedule 8(m).

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with various engineering services.

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with e prime.

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with NSP-Wisconsin.

All amounts owed by NRG or any Affiliate to Xcel or any Affiliate in connection with PSCo.

All amounts, if any, owed by NRG or any Affiliate to Xcel or any Affiliate for NRG’s own utility usage.

Schedule 8(m)

(Assumed Agreements)

Agreement for the Use and Operation of Certain Facilities Located at the High Bridge Plant between Northern States Power Company and NRG Energy Center - Rock Tenn LLC, dated Jan. 23, 2002.

Agreement for the Sale of Thermal Energy and Wood Byproduct between Northern States Power Company and NRG Thermal f/k/a Norenco Corporation, dated November 16, 1989.

Refuse Derived Fuel Supply Agreement between Northern States Power Company and NRG Resource Recovery, Inc.” (not dated) (Term: 1-1-1992 to 12-31-2001, automatically renewing for five year terms thereafter, unless terminated by six month written notice.)

Lease and Agreement between Northern States Power Company and Minnesota Waste Processing Company, L.L.C. dated September 13, 1994.

Lease and Agreement between Northern States Power Company and NRG Energy Inc. dated July 21, 1997.

Short Term Coal Agreement for the Sale of Coal from Northern States Power Company (dba Xcel Energy, Seller) to NRG Energy Center-Rock Tenn LLC (Buyer) dated January 6, 2003.

Letter Agreement between e prime and NRG Energy, Inc. dated on or about February 25, 2003.

Agreement For Consulting Services Between NRG Energy, Inc. And Utility Engineering Corporation dated May 22, 2000.

Exhibit A

(9019 Motion)

Exhibit B

(Ballots)

Exhibit C

(Bar Date Order)

Exhibit D

(Confirmation Order)

Provisions which must be contained in the Confirmation Order:

The Support Agreement Claims belong solely and exclusively to NRG and not to any creditor of NRG or of any other NRG Entity, and the Support Agreement Claims are fully released as to all entities as of the Effective Date, subject to payment in full of the Support Agreement Amount.

The Xcel Tax Benefit shall be the sole and exclusive property of Xcel, and the NRG Entities and any party claiming by or through them hereby release any right or interest that they might otherwise have in the Xcel Tax Benefit.

NRG and its direct and indirect subsidiaries shall not be (a) reconsolidated with Xcel or any of its other Affiliates for tax purposes at any time after their March, 2001 deconsolidation unless otherwise required by state or local tax law, or (b) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel, other than the Tax Matters Agreement.

A provision approving and fully incorporating all provisions set forth in Sections 9.2 and 9.3 of the NRG Plan.

A provision mandating that the NRG Released Causes of Action are released.

A provision approving this Agreement, the Employee Matters Agreement, the Release-Based Amount Agreement, the Tax Matters Agreement, the Xcel Plan Note, and all other agreements and documents contemplated by this Agreement or the Separate Bank Release Agreement.

A finding and holding that the right and obligation of any holder of a NRZ equity unit to purchase common shares of Xcel was terminated as of the Petition Date.

A provision approving the assumption by the Debtors of the Assumed Agreements and requiring the prompt payment by the Debtors in cash of the Cure Obligations upon entry of the Confirmation Order.

A provision mandating that any agreement between the Debtors and Xcel (or any Affiliate) that is not an Assumed Agreement shall be rejected by the Debtors as of the Effective Date.

A finding that this Agreement, and the payments by Xcel and releases provided by Xcel hereunder, constitute a direct benefit to NRG and an indirect benefit to each of the other NRG Entities including the Non-Plan Debtors.

A finding that this Agreement is essential and integral to the NRG Plan.

A provision approving the 9019 Motion.

A provision providing that the automatic stay in the Non-Plan Debtors’ Chapter 11 Cases, to the extent applicable, be modified to the extent necessary to permit Xcel to exercise any and all rights it has with respect to the D&O Policies.

Exhibit E

(Disclosure Statement)

Exhibit F

(Disclosure Statement Order)

Exhibit G

(Employee Matters Agreement)

Exhibit H

(NRG Plan)

Exhibit I

(Release-Based Amount Agreement)

Exhibit J

(Separate Bank Release Agreement)

Exhibit K

(Tax Matters Agreement)

Exhibit L

(Xcel Plan Note)

SEPARATE BANK SETTLEMENT GROUP RELEASE AGREEMENT

          This Separate Bank Settlement Group Release Agreement (this “Release”) is made as of the Confirmation Date (defined below) by and among (i) each of the lenders party to the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement, each as defined below (collectively, the “Releasors”) for themselves and their respective successors; assigns; Transferees (as defined below); and current and former officers, directors, agents, and employees, in each case in their capacity as such, and any other person or entity that could initiate or continue litigation, arbitrations or proceedings on behalf of any of the foregoing parties, and (ii) Xcel Energy Inc. (“Xcel” and together with the Releasors, the “Parties”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows.

     A.     DEFINITIONS

     1.     Bankruptcy Code means title 11 of the United States Code.

     2.     Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York which has jurisdiction over the Chapter 11 Cases.

     3.     Cause of Action means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Plan Effective Date.

     4.     Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the United States Bankruptcy Court for the Southern District of New York on May 14, 2003 and jointly administered under Case No. 03-13024 (PCB).

     5.     Claim has the meaning set forth in section 101(5) of title 11 of the United States Code and shall be deemed to include any “Claim” arising on or after the Petition Date through and including the Plan Effective Date.

     6.     Confirmation Date means the date on which there occurs the entry of an order confirming the Plan on the docket of the Bankruptcy Court.

     7.     Debtors means NRG, NRGenerating Holdings (No. 23) B.V., NRG Power Marketing Inc., NRG Capital LLC, NRG Finance Company I LLC.

     8.     Escrow Agent means an institution acceptable to each of the administrative agents under the Lender Facilities specified to Xcel prior to the Confirmation Date.

     9.     Escrow Agreement means the agreement between each of the administrative agents under the Lender Facilities and the Escrow Agent, a copy of which will be provided to Xcel prior to the Confirmation Date.

     10.     Final Order means an order or judgment of the relevant court of competent jurisdiction as entered on the docket in the relevant cases that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed from or from which certiorari was sought.

     11.     Lender Facilities means the NRG Unsecured Revolver Agreement, the NRG Letter of Credit Facility, and the NRG FinCo Secured Revolver Agreement.

     12.     N-Cad Letters of Credit means that certain letter of credit bearing reference number NZS473827, in an amount of $2,850,000 collectively with the letter of credit bearing reference number 2890/8200, in the amount of $1,850,000 and the letter of credit bearing reference number US5978, in the initial amount of $3,900,000.

     13.     NRG FinCo Secured Revolver Agreement shall have the meaning ascribed in Exhibit F to the Plan.

     14.     NRG Letter of Credit Facility shall have the meaning ascribed in Exhibit F to the Plan.

     15.     NRG means NRG Energy, Inc., a Delaware corporation and a debtor in the Chapter 11 Cases.

     16.     NRG Unsecured Revolver Agreement shall have the meaning ascribed in Exhibit F to the Plan.

     17.     NRG Subsidiaries means NRG’s direct and indirect majority-owned subsidiaries.

     18.     Petition Date means May 14, 2003.

     19.     Plan means the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code dated          , 2003.

     20.     Plan Effective Date means the “Effective Date” of the Plan, as such term is defined in Exhibit F to the Plan.

     21.     Release shall have the meaning ascribed to it in the preamble of this Release.

     22.     Release Effective Date shall have the meaning ascribed to it in Section F of this Release.

     23.     Released Parties means: (i) Xcel and any officer, director, employee, affiliate (other than NRG and the NRG Subsidiaries), agent, or other party acting on behalf of Xcel or an

2

affiliate of Xcel (other than NRG and the NRG Subsidiaries), in each case, in their capacity as such, and (ii) any other person or entity to the extent that such person or entity is entitled to a claim for indemnification, reimbursement, contribution, subrogation or otherwise against any of the persons or entities listed in clause (i).

     24.     Releasor shall have the meaning ascribed in the Preamble.

     25.     Separate Bank Settlement Group shall mean all lenders party to the Lender Facilities or their Transferees.

     26.     Separate Bank Settlement Payment means the payment by Xcel on the Xcel Payment Date of $112 million in cash, pursuant to or in connection with the Plan, to NRG on behalf of and in trust for the Separate Bank Settlement Group that will be concurrently paid by NRG to the Escrow Agent on the Xcel Payment Date.

     27.     Settlement Agreement shall mean that settlement agreement among Xcel, NRG, and each of the NRG Subsidiaries that are signatories thereto, dated as of the Confirmation Date.

     28.     Transfer shall mean (a) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all claims under the Lender Facilities, in whole or in part, or any interest therein, (b) the grant of any proxies, deposit of any claims under the Lender Facilities into a voting trust, or the entry into a voting agreement with respect to any of such claims, and/or (c) the sale, transfer, assignment, pledge, or other disposal, directly or indirectly, of any right, title or interest in respect of any and all claims that are being released hereunder other than those under the Lender Facilities.

     29.     Transferee means any party who obtains, at any time, a Transfer from a Releasor.

     30.     Xcel shall have the meaning ascribed in the preamble to this Release.

     31.     Xcel Guaranties means several hundred million dollars of guaranties granted by Xcel to a number of NRG’s trading counterparties as credit support for NRG’s trading transaction.

     32.     Xcel Payment Date means the later of (i) 90 days after the Confirmation Date, and (ii) one business day after the Plan Effective Date.

     B.     RELEASE OF CLAIMS

          The Releasors, for themselves and on behalf of each of the other parties set forth in the preamble to this Release (collectively with the Releasors, the “Releasing Parties”), subject to Xcel’s payment of the Separate Bank Settlement Payment as set forth in Section D hereof, without reservation or condition, do hereby fully acquit and waive, release and forever discharge the Released Parties from all Claims or Causes of Action of any kind or nature, whether known or unknown, which any Releasor, or a Transferee thereof, directly or indirectly, has or may have against any of the Released Parties related in any manner to or arising in any manner in respect of such Releasor’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries, such Claims to include,

3

without limitation (i) any preference, fraudulent conveyance and other actions under sections 510, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any state law equivalents; (ii) any Claims arising out of illegal dividends or similar theories of liability; (iii) any Claims asserting veil piercing, alter ego liability or any similar theory; (iv) any Claims based upon unjust enrichment; (v) any Claims for breach of fiduciary duty; (vi) any Claims for fraud, misrepresentation or any state or federal securities law violations; (vii) any Claims for indemnification, reimbursement, contribution, subrogation; (viii) any Claims against Xcel or any of the Released Parties asserting liability of any of the Released Parties for false and misleading representations and warranties made by NRG under or in connection with any of the NRG Unsecured Revolver Agreement, the NRG FinCo Secured Revolver Agreement, or the NRG Letter of Credit Facility; and (ix) any other Claims under any theory of law or equity, obligations, suits, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party Claims, indemnity Claims, damages, debts, rights, liabilities, or any other Claims whatsoever against the Released Parties as of the Plan Effective Date whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date, in each case related in any manner to NRG or any of the NRG Subsidiaries. This Release may be pled as a release of all such Claims and Causes of Action and shall constitute a bar to any such Claims or Cause of Action the Releasing Parties may have against the Released Parties.

          The Releasors knowingly grant this Release notwithstanding that they may hereafter discover facts in addition to, or different from, those which they now know or believe to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasors expressly waive any and all rights that any Releasing Party may have under any statute or common law principle, including Section 1542 of the California Civil Code (set forth below), which would limit the effect of this Release to those Claims or Causes of Action actually known or suspected to exist at the time of execution of this Release.

          Section 1542 of the California Civil Code

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.

     C.     CLAIMS NOT RELEASED

     For the avoidance of doubt, nothing in this Release shall be construed to be a release of any Claims or Causes of Action that a Releasor may have against any Released Party and that is unrelated to and does not involve in any manner whatsoever NRG, any of the NRG Entities or any transaction or circumstance involving NRG or any of the NRG Entities. Notwithstanding anything to the contrary contained herein, this Release shall not act to release any Released Party from, or affect any obligation of any Released Party under, a written and enforceable (i) guaranty (including a guaranty of the nature of the Xcel Guaranties), (ii) contract, (iii) agreement, or (iv) separate undertaking between any Released Party and such Releasor, and any defenses the

4

Released Parties may have with respect thereto are expressly preserved. In addition, to the extent any Releasor has a subrogation claim against a Released Party with respect to the N-Cad Letters of Credit, such subrogation claims related thereto shall not be released by this Release and any all defenses the Released Parties may have with respect thereto are expressly preserved. For purposes of the definition of “Excluded Claims” in the Plan, the phrase “any claims reserved to the Banks pursuant to the Separate Bank Settlement Agreement” shall mean solely the claims reserved in this Section C.

     In the event any Releasor is required by a Final Order to return its portion of the Separate Bank Settlement Payment in connection with an avoidance action brought against such Releasor in connection with the bankruptcy or insolvency of any Released Party any release of such Released Party granted by such Releasor hereunder shall be null and void and any and all of such Claims and Causes of Action of such Releasor against such Released Party shall be reinstated.

     D.     PAYMENT OF SEPARATE BANK SETTLEMENT PAYMENT

          The Separate Bank Settlement Payment shall be paid by Xcel on the Xcel Payment Date or as soon thereafter as is practicable to NRG as disbursing agent who shall in turn concurrently make the Separate Bank Settlement Payment to the Escrow Agent which shall then be distributed by the Escrow Agent in accordance with the Escrow Agreement among the Releasors such that 52.63% shall be distributed to those Releasors party to the NRG Unsecured Revolver Agreement, 43.42% to those Releasors party to the NRG FinCo Secured Revolver Agreement, and 3.95% to those Releasors party to the NRG Letter of Credit Facility, in each case in accordance with the terms of each relevant agreement; provided, however, Xcel shall not be required to pay the Separate Bank Settlement Payment unless and until each lender party to the Lender Facilities or their Transferees has executed this Release.

     E.     REPRESENTATION OF CLAIM OWNERSHIP AND CORPORATE AUTHORITY

          Each Releasor represents and warrants that as of the Release Effective Date it is the beneficial owner of the Claims indicated below its signature in the principal amounts so indicated. In addition, each Party represents and warrants to the other Party that its execution, delivery and performance of this Agreement are within the power and authority of such Party and have been duly authorized by such Party.

     F.     RELEASE EFFECTIVE DATE

          As to any Releasor, this Release shall become effective and enforceable only upon the occurrence of each of: (i) the date that the Escrow Agent receives the Separate Bank Settlement Payment, (ii) the occurrence of the Plan Effective Date, and (iii) the occurrence of the Effective Date of the Settlement Agreement (as defined therein).

     G.     BREACH

          It is understood and agreed by each of the parties that money damages would not be a sufficient remedy for any breach of this Release and as such any non-breaching party shall

5

be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

     H.     ACKNOWLEDGEMENT

          Each Releasor agrees that this Release has been fully read and understood by Releasor, and such Releasor received independent legal advice from its respective attorneys as to the effect and import of its provisions.

     I.     GOVERNING LAW

          This Release shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, without regard to its conflict of laws that would require the law of another jurisdiction to be applied.

     J.     SEVERABILITY AND INTERPRETATION

          Should any provision of this Release be held invalid or illegal, such invalidity or illegality shall not invalidate the whole of this Release.

     K.     ASSIGNMENT OF CLAIMS

          Releasor shall not sell, assign, dispose or otherwise Transfer its Claims or Causes of Action related in any manner to or arising in any manner in respect of such Releasor’s or Transferee’s loans, financings, letter of credit facilities and other financing and support facilities provided to NRG or any of the NRG Subsidiaries (such Claims to include, without limitation all Claims against the Released Parties set forth in Section B hereof) to any Transferee unless such Transferee agrees in writing to be bound by this Release in its entirety without revision. Any Transfer that does not comply with this paragraph shall be null and void ab initio. In the event of a Transfer, the transferor shall within three business days provide written notice of such Transfer to Xcel together with a copy of the written agreement of the Transferee to be bound by this Release in its entirety without revision.

     L.     COUNTERPARTS

          This Release may be executed by the Parties in one or more separate counterparts, all of which shall constitute a single agreement, binding upon and inuring to the benefit of the parties hereto and their respective successors and assigns.

6

     M.     ENTIRE AGREEMENT

     This Agreement and the applicable provisions in the Plan constitute the complete and entire agreement between the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions between the Parties with respect thereto.

     N.     AMENDMENT; WAIVER

     It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each of the Parties, and the Parties further acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally supplemented, modified, or altered in any respect whatsoever. In addition, no failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     O.     NO ADMISSIONS

     This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of the Released Parties of any Claim, Cause of Action, or any fault or liability or damages whatsoever. The Released Parties deny any and all wrongdoing or liability of any kind, and do not concede any infirmity in the Claims, Causes of Action, or defenses which they have asserted or would assert.

7

     P.     INTERPRETATION

     This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

XCEL ENERGY INC.

By:
Title:

8

Name of Institution:

By:
Title:

Unpaid principal amount of Claim held
under NRG Letter of Credit Facility

$

Name of Institution:

By:
Title:

Unpaid principal amount of Claim held
under NRG FinCo Secured Revolver Agreement

$

Name of Institution:

By:
Title:

Unpaid principal amount of Claim held
under NRG Unsecured Revolver Agreement

$

9

Exhibit A

The Motion of Debtors for an Order (I) Pursuant to Rule 9019 of the Federal Rules of
Bankruptcy Procedure Approving the Settlement Agreement, Dated November 4, 2003,
Among NRG Power Marketing Inc., The Connecticut Light and Power Company, The
Attorney General for the State of Connecticut, The Connecticut Office of Consumer
Counsel, The Connecticut Department of Public Utility Control, and the Official
Committee of Unsecured Creditors for NRG Energy, Inc. and Its Debtor Subsidiaries, (II)
Authorizing Debtors to Perform Any and All Obligations and to Take Any and All Actions
to Consummate the Settlement Agreement, and (III) Approving the Third-Party Release
Granted by Certain Debtors in Connection with the Settlement Agreement is
(Docket No. 877) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit B

The Ballots are attached to the Order (I) Approving the Disclosure Statement; (II)
Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject
Proposed Joint Plan of Reorganization; (III) Approving Related Notice Procedures; (IV)
Approving Solicitation Packages; and (V) Scheduling a Hearing on Confirmation of the
Joint Plan of Reorganization is
(Docket No. 773) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit C

The Order Establishing Deadlines for Filing Proofs of Claim and Approving Form and
Manner of Notice Thereof is
(Docket No. 85) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit D

To be completed

Exhibit E

The Third Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of
Reorganization Pursuant to Chapter 11 of the Bankruptcy Code is
(Docket No. 510) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit F

The Order (I) Approving the Disclosure Statement; (II) Establishing Procedures for
Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Plan of
Reorganization; (III) Approving Related Notice Procedures; (IV) Approving Solicitation
Packages; and (V) Scheduling a Hearing on Confirmation of the Joint Plan of
Reorganization and can be found on the NRG Energy, Inc. is
(Docket No. 773) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit G

The Employee Matters Agreement is part of the Plan Supplement is
(Docket No. ___) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit H

The Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the
Bankruptcy Code is attached as Exhibit A to the Third Amended Disclosure Statement for
Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the
Bankruptcy Code is
(Docket No. 510) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit I

The Release Based Agreement is Exhibit 3 of the Plan Supplement filed on October 15,
2003 is (Docket No. 768) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit J

The Bank Release Agreement

Exhibit K

The Tax Matters Agreement is part of the Plan Supplement filed on November 11, 2003 is
(Docket No. ___) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

Exhibit L

The Xcel Plan Note is part of the Plan Supplement filed on November 11, 2003 is
(Docket No. ___) and may be viewed online at www.nysb.uscourts.gov.
This document can also be found on the Kurtzman Carson Consultants website at
www.kccllc.net/nrg.

FORM OF

TAX MATTERS AGREEMENT

BY AND AMONG

XCEL ENERGY INC.

AND ITS AFFILIATED COMPANIES

AND

NRG ENERGY, INC.

AND ITS AFFILIATED COMPANIES

TAX MATTERS AGREEMENT

          THIS TAX MATTERS AGREEMENT (this “Agreement”) is made as of December      , 2003 by and among Xcel Energy Inc., a registered public utility holding company (“Xcel”), and the Xcel subsidiaries whose names are set forth on the signature pages of this Agreement (the “Xcel Affiliated Companies” and, together with Xcel, the “Xcel Group”), and NRG Energy, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Xcel (“NRG”), and the NRG subsidiaries whose names are set forth on the signature pages of this Agreement (the “NRG Affiliated Companies” and, together with NRG, the “NRG Group”; for the avoidance of doubt, the Xcel Group and the Xcel Affiliated Companies shall not include any member of the NRG Group).

RECITALS

          WHEREAS, the Xcel Group files a consolidated federal income tax return and certain consolidated, combined or unitary state and local income and franchise tax returns;

          WHEREAS, the members of the NRG Group ceased to be members of the Affiliated Group of which Xcel is the common parent effective as of March 13, 2001 (the “Deconsolidation Date”) as a result of a public offering of NRG common stock on March 12, 2001;

          WHEREAS, prior to the Deconsolidation Date NRG and certain NRG Affiliated Companies were party to a Tax Allocation Agreement made as of December 29, 2000 together with Xcel and certain Xcel Affiliated Companies (the “Prior Tax Allocation Agreement”);

          WHEREAS, NRG and certain related entities filed for protection under Chapter 11 of the Bankruptcy Code on May 14, 2003;

          WHEREAS, on effectiveness of an NRG plan of reorganization (the “Plan”) Xcel’s shares of NRG stock will be cancelled; and

          WHEREAS, the parties hereto have determined to enter into this Agreement to establish their respective rights and responsibilities concerning certain tax matters following effectiveness of the Plan;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

          1.1 As used in this Agreement, the following capitalized terms shall have the following meanings:

          “Affiliated Group” has the meaning given to that term in Section 1504(a) of the Code.

          “Audit” means any audit, examination, proceeding or appeal relating to Taxes.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Deconsolidation Date” has the meaning given in the Recitals to this Agreement.

          “Effective Date” means the date on which NRG emerges from bankruptcy pursuant to the terms of a confirmed plan of reorganization.

          “Final Determination” means with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction that has become final and is not subject to further appeal, or (ii) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, excluding for this purpose an agreement on Form 870.

          “Form 870” means Internal Revenue Service Form 870, Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment, any successor thereto, and any similar form used for state or local Tax purposes.

          “Indemnification Amount” has the meaning given in Section 6.2.

          “Indemnifying Party” means the party required to indemnify another party pursuant to Section 6.1.

          “Indemnitee” means the party entitled to indemnification from another party pursuant to Section 6.1.

          “NRG Affiliated Company” has the meaning given in the initial paragraph of this Agreement.

          “NRG Group” has the meaning given in the initial paragraph of this Agreement.

          “NRG Proposed Adjustment” means (i) a deficiency, claim or adjustment relating to an Xcel Consolidated Return that, if sustained, would result in Xcel’s payment of a Tax for which NRG or an NRG Affiliated Company would be responsible under this Agreement, and (ii) an adjustment to any Tax Item of NRG or any NRG Affiliated Company that, if sustained, would cause NRG to be in breach of the representation set forth in Section 6(e) or the covenant set forth in Section 7(c) of the Settlement Agreement.

          “NRG Separate Return” means any Separate Return of NRG or an NRG Affiliated Company, and any consolidated, combined or unitary Tax Return filed by NRG or an NRG Affiliated Company as common parent or its state or local equivalent.

          “Plan” has the meaning given in the Recitals to this Agreement.

          “Post-Deconsolidation Period” means any taxable period or portion thereof beginning on or after the Deconsolidation Date.

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          “Pre-Deconsolidation Period” means any taxable period or portion thereof ending before the Deconsolidation Date.

          “Prior Tax Allocation Agreement” has the meaning given in the Recitals to this Agreement.

          “Separate Return” means any Tax Return other than a consolidated, combined or unitary Tax Return.

          “Settlement Agreement” means that certain Settlement Agreement entered into as of December      , 2003 by and among Xcel, NRG and certain NRG subsidiaries.

          “Tax” means any federal, state, local or foreign tax based upon or determined with reference to net income or profits, including capital gains and alternative or add-on minimum tax, together with interest, additions to tax or penalties related thereto.

          “Tax Authority” means any federal, state, local or foreign governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

          “Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period, determined in accordance with the principles set forth on Schedule 1.1T to this Agreement. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

          “Tax Detriment” means an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period, determined in accordance with the principles set forth on Schedule 1.1T to this Agreement. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred with respect to a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

          “Tax Item” means any item of income, gain, loss, deduction, credit or other attribute, including net operating loss carrybacks, that may have the effect of increasing or decreasing any Tax.

          “Tax Law” means any federal, state, local or foreign law with respect to Taxes, including the Code and Treasury Regulations.

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          “Tax Return” means any return, report, certificate, form or similar statement or document, including any schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax, required to be filed with a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Tax Law.

          “Tax Structure” means the ‘tax structure,’ as that term is defined in Section 1.6011-4 of the Treasury Regulations, of the transactions referred to in the Recitals to this Agreement.

          “Tax Treatment” means the ‘tax treatment,’ as that term is defined in Section 1.6011-4 of the Treasury Regulations, of the transactions referred to in the Recitals to this Agreement.

          “Treasury Regulations” means the final, temporary and proposed income Tax regulations promulgated under the Code.

          “Worthless Stock Deduction” means the deduction that Xcel or an Xcel Affiliated Company will claim under Section 165(g)(3) of the Code and any comparable provision of state or local law with respect to the loss of its investment in NRG.

          “Xcel Affiliated Company” has the meaning given in the initial paragraph of this Agreement.

          “Xcel Consolidated Return” means a consolidated U.S. federal income Tax Return or a consolidated, combined or unitary state or local income or franchise Tax Return filed by Xcel as common parent of an Affiliated Group (or the state or local equivalent thereof), including Tax Returns filed with respect to periods before the Deconsolidation Date by Xcel or by Xcel’s predecessor, Northern States Power Co.

          “Xcel Consolidated Return Year” means any taxable year or portion thereof for which Xcel or a predecessor files or has filed an Xcel Consolidated Return.

          “Xcel Group” has the meaning given in the initial paragraph of this Agreement.

          “Xcel Separate Return” means any Separate Return of Xcel or an Xcel Affiliated Company.

          1.2 Principles of Construction.

          As used in this Agreement, the singular shall be deemed to include the plural and vice versa and “including” shall mean “including, without limitation.” The captions and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of the Agreement’s provisions. “Section” means a section of this Agreement unless otherwise indicated.

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SECTION 2. EFFECT ON PRIOR TAX ALLOCATION AGREEMENT

          Except as expressly provided in this Agreement, the Prior Tax Allocation Agreement shall cease to have any effect as of the date hereof for any taxable period, past, present or future, but only as between Xcel or an Xcel Affiliated Company, on the one hand, and NRG or an NRG Affiliated Company, on the other hand. The Prior Tax Allocation Agreement shall continue to apply to the Xcel Group, and any tax sharing agreement to which NRG and the NRG Affiliated Companies are the only parties shall continue to apply to the NRG Group.

SECTION 3. TAX RETURNS.

          3.1 Preparation of Tax Returns; Payment of Taxes.

          (a) Xcel shall timely file or cause to be filed all Tax Returns required to be filed by Xcel, the Xcel Group or an Xcel Affiliated Company for a Post-Deconsolidation Period, including the Xcel Consolidated Returns for the 2002 tax year and the 2003 tax year. Xcel or an Xcel Affiliated Company shall pay all Taxes due with respect to such Tax Returns.

          (b) NRG shall timely file or cause to be filed all Tax Returns required to be filed by NRG, the NRG Group or an NRG Affiliated Company for a Post-Deconsolidation Period, including (i) the short federal tax year that began on the Deconsolidation Date and ended on December 31, 2001, (ii) the federal 2002 tax year, (iii) the federal 2003 tax year and (iv) the short Minnesota tax year that began on May 15, 2003 and will end on December 31, 2003. NRG or an NRG Affiliated Company shall pay all Taxes due with respect to such Tax Returns.

          (c) Each of Xcel and NRG shall prepare all Tax Returns on the basis that NRG and the NRG Affiliated Companies joined in the Xcel Consolidated Returns for all Pre-Deconsolidation Periods in which they were permitted to join under the Code or state or local Tax Law, and that NRG and the NRG Affiliated Companies did not and will not join in the Xcel Consolidated Returns for any Post-Deconsolidation Tax Period unless required by state or local Tax Law.

          (d) For purposes of Section 3.1(c), NRG and all eligible NRG Affiliated Companies shall be treated as members of the Xcel Minnesota unitary tax group through and including May 14, 2003 and not as members of the Xcel Minnesota unitary tax group on or after May 15, 2003. Income, gains, losses, deductions and credits for the unitary and post-unitary portions of 2003 shall be determined based on a closing of the books as of the end of business on May 14, 2003, which closing of the books shall utilize NRG’s month-end records for April 2003 as adjusted in good faith and on a basis consistent with past practice for the period from May 1, 2003 through May 14, 2003. The deduction arising from the Worthless Stock Deduction shall be a post-unitary item (as between Xcel and NRG).

          (e) Except as otherwise provided in this Section 3.1, the party required to file a Tax Return shall have the exclusive right to determine how each Tax Item is reported on such Tax Return, whether to request an extension of time in which to file such Tax Return, which elections shall be made on such Tax Return, which accounting methods shall be chosen for such Tax Return, and whether to retain outside professionals in connection with preparation and filing of such Tax Return.

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          3.2 Amendments to Filed Tax Returns.

          (a) Xcel, in its sole discretion, may amend any Xcel Consolidated Return, provided that if an amendment would have required NRG or an NRG Affiliated Company to make a payment to Xcel under the Prior Tax Allocation Agreement if the Prior Tax Allocation Agreement still applied or imposes a Tax Detriment on NRG or on an NRG Affiliated Company, neither NRG nor the NRG Affiliated Company shall be required to make such payment and Xcel shall reimburse and indemnify NRG for such Tax Detriment when such Tax Detriment is realized.

          (b) NRG may request that Xcel amend, and Xcel shall so amend, any Xcel Consolidated Return for a Pre-Deconsolidation Period, provided that (i) the period for filing an amended Tax Return for such period has not expired, (ii) the amendment does not involve a carryback, (iii) the amendment relates solely to a separate Tax Item of NRG or an NRG Affiliated Company, (iv) Xcel determines or NRG provides an opinion of a nationally- recognized law or accounting firm to the effect that there is at least a “reasonable basis” (as defined in Section 1.6662-3(b)(3) of the Treasury Regulations) for the amendment position and the amended return makes all necessary disclosures, and (v) NRG pays to Xcel any additional amount that NRG or the NRG Affiliated Company would be required to pay under the Prior Tax Allocation Agreement as a result of such amendment if the Prior Tax Allocation Agreement still applied and NRG reimburses and indemnifies Xcel for any Tax Detriment that Xcel incurs as a result of such amendment when such Tax Detriment is realized. If the amended return results in Xcel’s receipt of a Tax refund, Xcel shall remit the Tax refund to NRG within two business days of receipt thereof together with any interest received thereon, less any unpaid amount described in clause (v) of the immediately preceding sentence.

          (c) Each of Xcel and the Xcel Affiliated Companies, on the one hand, and NRG and the NRG Affiliated Companies on the other hand, may amend any Xcel Separate Return or NRG Separate Return, respectively, without the consent of any other party and without incurring any obligation to compensate any other party.

          (d) If a Tax Detriment for which compensation has been paid pursuant to Section 3.2(a) or 3.2(b) is decreased or eliminated as the result of an audit adjustment or otherwise, the compensated party shall pay the compensating party the amount of the decrease or the amount eliminated, without interest.

          3.3 Carrybacks.

          (a) To the extent permitted by Tax Law, Xcel shall include on an amended Xcel Consolidated Return, or file a tentative application for refund with respect to, any net operating loss incurred by NRG or an NRG Affiliated Company in its 2002 U.S. federal tax year or a state or local tax year ending in calendar year 2002, provided that (i) the period for filing an amended Tax Return for purposes of carrying back a net operating loss has not expired and (ii) no portion of the net operating loss is absorbed in an Xcel Consolidated Return Year that begins after December 31, 2000. Xcel shall remit any portion of the associated Tax refund that is not associated with displaced Tax credits to NRG within two business days of receipt thereof, together with any interest received thereon. To the extent that the displaced Tax credits produce

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a Tax Benefit for Xcel in a Tax year or years after the year with respect to which Xcel claims the Worthless Stock Deduction, Xcel shall pay NRG an amount equal to the Tax Benefit within ten business days of realization thereof.

          (b) NRG shall waive the carryback period for any net operating loss reflected on an NRG Separate Return not described in Section 3.3(a) if such loss would, absent a waiver, be carried back to a Pre-Deconsolidation Period. To the extent that such carryback period may not be waived, and in the case of any carryback of an NRG or NRG Affiliated Company capital loss, Xcel shall not be required to pay over to NRG any Tax refund received with respect to a Pre-Deconsolidation Period.

          3.4 Other Refunds.

          Any refund of Taxes received or Tax Benefit realized with respect to a Pre-Deconsolidation Period (or a Post-Deconsolidation Period with respect to which the NRG Affiliated Companies are required to join in an Xcel Consolidated Return under state or local law) and unrelated to an amended Tax Return, a carryback or a contest described in Section 5 shall be allocated and paid in a manner consistent with the Prior Tax Allocation Agreement, subject to later adjustment as provided therein.

          3.5 Information and Cooperation; Record Retention.

          Each of Xcel and the Xcel Affiliated Companies, on the one hand, and NRG and the NRG Affiliated Companies, on the other hand, shall provide the other with all documents and information, and make available employees and officers, as reasonably requested by the other party, on a mutually convenient basis during normal business hours, to aid the other party in preparing any Tax Return described in Section 3.1 or participating in an Audit or contest described in Section 5, provided that Xcel and the Xcel Affiliated Companies shall be required to provide NRG only (i) any Tax Return or portion thereof that includes Tax Items of NRG or an NRG Affiliated Company and (ii) any other information that relates to NRG or an NRG Affiliated Company. Each of Xcel and the Xcel Affiliated Companies, on the one hand, and NRG and the NRG Affiliated Companies, on the other hand, shall retain all records relating to Taxes governed by this Agreement until expiry of the related statute of limitations. Prior to discarding or destroying such records, the party retaining them shall offer in writing to transfer them to the other party at the other party’s expense. If the other party does not accept such offer within thirty days, the party retaining such records may discard or destroy them.

          3.6 Continuing Consolidation.

          (a) Except as provided in Section 3.6(b), if NRG or any NRG Affiliated Company is required by state or local Tax Law to be included in an Xcel Consolidated Return for a Post-Deconsolidation Period, the parties shall make payments and otherwise take actions as the parties would have been required to make or take pursuant to the Prior Tax Allocation Agreement if the Prior Tax Allocation Agreement still applied.

          (b) If the Minnesota Tax Authority requires that NRG or any eligible NRG Affiliated Company be treated as a member of the Xcel Minnesota unitary tax group at the time Xcel recognizes a loss on its investment in NRG, NRG and the NRG Affiliated Companies shall

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forgo any payment to which they would be entitled under the Prior Tax Allocation Agreement to the extent, and only to the extent, such payment results from the Worthless Stock Deduction.

SECTION 4. ADDITIONAL COVENANTS.

          4.1 Worthless Stock Deduction.

          Neither Xcel nor any Xcel Affiliated Company shall claim the Worthless Stock Deduction for any tax year prior to the tax year in which the Effective Date occurs.

          4.2 Payment of Certain Federal and Minnesota Adjustments.

          Xcel shall pay NRG the net amount shown on Schedule 4.2 to this Agreement (as adjusted by reasonable agreement of the parties hereto through the Effective Date) within two business days of the Effective Date.

          4.3 Continuing Covenants.

          Except as otherwise provided in Section 3, Xcel and each Xcel Affiliated Company, on the one hand, and NRG and each NRG Affiliated Company, on the other hand, shall take any action reasonably requested by the other party that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the requesting party, provided that such action does not cause the party taking such action to bear any Tax Detriment or other additional cost not fully compensated for by the requesting party.

SECTION 5. AUDITS AND CONTEST RIGHTS; JOINT TAX LIABILITY.

          5.1 Liability for Adjustments.

          If Xcel as common parent of an Affiliated Group (or the state or local equivalent thereof) is required to pay any additional Tax with respect to a Pre-Deconsolidation Period (or a Post-Deconsolidation Period with respect to which the NRG Affiliated Companies are required to join in an Xcel Consolidated Return under state or local law), NRG shall pay Xcel the amount, if any, that NRG or an NRG Affiliated Company would have been required to pay Xcel pursuant to the Prior Tax Allocation Agreement if the Prior Tax Allocation Agreement still applied.

          5.2 Notice of Audits.

          Xcel shall provide NRG with written notice of any Audit that could give rise to a payment under Section 5.1 within ten business days of Xcel’s receipt of notice thereof, provided that this Section 5.2 shall not apply to any Audit commenced before the date of this Agreement, which Audits are described on Schedule 5.2 to this Agreement.

          5.3 Contests.

          (a) Except as provided in Section 5.3(e), if a Tax Authority assesses, asserts, proposes, recommends or attempts to collect on an NRG Proposed Adjustment, or submits a request for information that reasonably may relate to an NRG Proposed Adjustment or potential

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NRG Proposed Adjustment, Xcel shall provide NRG with prompt notice thereof and NRG shall elect in writing, within ten business days of receipt of notice from Xcel, to contest the NRG Proposed Adjustment or potential NRG Proposed Adjustment in the manner provided in Section 5.3(b) or to agree not to contest the NRG Proposed Adjustment and pay Xcel any amount required to be paid under Section 5.1.

          (b) If NRG elects to contest the NRG Proposed Adjustment, NRG shall keep Xcel reasonably informed of the contest and NRG’s resolution of the contest shall be binding on Xcel (subject to Section 5.3(h)), the Xcel Affiliated Companies, NRG and the NRG Affiliated Companies, provided that NRG pays Xcel any amount required to be paid under Section 5.1. Without limiting the generality of the foregoing, if NRG elects to contest an NRG Proposed Adjustment,

(i)	NRG shall assume responsibility for contesting the NRG Proposed Adjustment and settling or litigating it to a Final Determination, all at NRG’s sole cost and expense;

(ii)	Xcel shall take all steps reasonably necessary to authorize NRG to contest the NRG Proposed Adjustment, including executing powers of attorney and promptly delivering to NRG any written materials received by Xcel from any source other than NRG relating to the NRG Proposed Adjustment;

(iii)	NRG shall provide Xcel with copies of all material documents received from or submitted to the Tax Authority in connection with the contest, including copies of any Final Determination, Form 870 or other documentation relating to resolution of the contest;

(iv)	if NRG decides to pay the NRG Proposed Adjustment and sue for a refund, NRG shall advance to Xcel, on an interest-free basis and without duplication, the amount of Tax required to be paid by Xcel in connection with the NRG Proposed Adjustment;

(v)	if NRG and the Tax Authority enter into an agreement that does not result in a Final Determination, including an agreement on Form 870, NRG shall advance to Xcel, on an interest-free basis and without duplication, the amount of Tax required to be paid by Xcel in connection with the NRG Proposed Adjustment; and

(vi)	if a Final Determination requires that Xcel make a payment to the Tax Authority with respect to the NRG Proposed Adjustment, NRG, without duplication, shall pay to Xcel the amount required under Section 5.1.

          (c) Payments with respect to amounts contested under Section 5.3(b) shall be made as follows: Xcel and NRG shall agree on the date on which payment will be made to the Tax Authority (the “Payment Date”), NRG shall remit the payment amount to Xcel no later than two business days before the Payment Date, and Xcel shall make payment to the Tax Authority

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no later than the Payment Date. If the relevant Tax Law or Tax Authority establishes a date by which payment to the Tax Authority must be made, that date shall be the Payment Date. If Xcel receives a refund of an amount paid pursuant to Section 5.3(b), Xcel shall remit the refund amount to NRG, together with any interest received thereon, within two business days of receipt thereof.

          (d) Except as provided in Section 5.3(e), and without regard to whether Xcel obtains a Final Determination with respect to the NRG Proposed Adjustment in issue, if NRG (i) elects not to contest an NRG Proposed Adjustment, (ii) elects to contest an NRG Proposed Adjustment and fails to obtain a Final Determination, or (iii) fails to give Xcel the NRG election notice required under Section 5.3(a), NRG shall be deemed to have agreed to the NRG Proposed Adjustment and shall pay Xcel any amount required to be paid under Section 5.1 on or before the later to occur of (x) the date Xcel makes payment to the Tax Authority and (y) ten business days after NRG receives notice from Xcel of the amount required to be paid, along with a computation in sufficient detail to inform NRG of the basis for its payment obligation and of the manner in which its obligation was computed.

          (e) Nothing in this Section 5.3 shall prevent NRG from contending that an asserted NRG Proposed Adjustment is not a matter for which NRG is liable under Section 5.1, provided that NRG gives Xcel written notice to that effect no later than fifteen business days after receipt of the Xcel notice described in Section 5.3(a). Any dispute arising under this Section 5.3(e) shall be resolved in accordance with the procedures set forth in Section 7.10. If a dispute is resolved in Xcel’s favor, NRG shall pay Xcel any amount that NRG owes under Section 5.1 at the time of the resolution within ten business days of the date of resolution and any other amount owed under Section 5.1 in accordance with the other provisions of this Section 5. NRG may not contest an asserted NRG Proposed Adjustment and also contend that it is not a matter for which NRG is liable under Section 5.

          (f) If a contest or other resolution of a Tax Item of NRG results in Xcel’s receipt of a refund or realization of a Tax Benefit other than a refund, Xcel shall pay the refund or the amount of the other Tax Benefit to NRG within two business days of receipt or realization thereof, together with any interest allowed thereon.

          (g) Sections 5.3(b), (c), (d) and (f), but not Sections 5.3(a) or (e), shall apply to the NRG Proposed Adjustments proposed or asserted by a Tax Authority before the date of this Agreement, which adjustments are described on Schedule 5.3 to this Agreement, together with their agreed disposition.

          (h) Nothing in this Section 5.3 shall waive Xcel’s rights under the Settlement Agreement if NRG is in breach of Section 6(e) or 7(c) thereof.

          5.4 Adjustment to Amounts Paid.

          If NRG makes a payment to Xcel pursuant to Section 5.1, Xcel shall pay NRG the amount of any Tax Benefit realized by Xcel as a result of the adjustment giving rise to such payment. If Xcel makes a payment to NRG pursuant to Section 5.3(f), NRG shall pay to Xcel the amount of any Tax Detriment realized by Xcel as a result of the adjustment giving rise to

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such payment, except as otherwise provided on Schedule 5.4 to this Agreement. Payments with respect to Tax Benefits and Tax Detriments described in this Section 5.4 shall be made in the manner set forth in Sections 6.2, 6.3 and 6.4.

          5.5 Waiver.

          (a) Xcel in its sole discretion may resolve, settle, agree to, or fail to contest any NRG Proposed Adjustment if Xcel

(i)	provides NRG with a written waiver of Xcel’s right to indemnification with respect to the NRG Proposed Adjustment under this Agreement and, in the case of an NRG Proposed Adjustment described in clause (ii) of the definition thereof, a written waiver of Xcel’s right to indemnification for any breach of Section 6(e) or Section 7(c) of the Settlement Agreement;

(ii)	promptly reimburses NRG for any amounts previously advanced by NRG to Xcel in connection with the NRG Proposed Adjustment; and

(iii)	compensates NRG for any Tax Detriment or other cost or liability that directly results from Xcel’s resolution, settlement, agreement to, or failure to contest the NRG Proposed Adjustment.

          (b) No waiver by Xcel under this Section 5.5 with respect to an NRG Proposed Adjustment shall operate as a waiver with respect to any other NRG Proposed Adjustment or any other right afforded Xcel under this Agreement or the Settlement Agreement.

          5.6 Breach and Remedy.

          Xcel’s failure to notify NRG promptly of an NRG Proposed Adjustment or to otherwise comply with the provisions of this Section 5 with respect to an NRG Proposed Adjustment shall not relieve NRG of any liability to Xcel under this Agreement with respect to the NRG Proposed Adjustment except to the extent that NRG’s rights hereunder are prejudiced by such failure, in which event NRG’s sole remedy, except as otherwise provided in Section 5.5, shall be a reduction in the amount that NRG would otherwise be obligated to pay Xcel pursuant to Section 5.1. In no event shall any such failure on Xcel’s part relieve NRG of any other liability or obligation which it may have to Xcel.

          5.7 Joint Tax Liability.

          (a) To the extent that a Tax Authority, acting pursuant to a provision of foreign Tax Law comparable to Section 1.1502-6 of the Treasury Regulations, collects any Tax from Xcel or an Xcel Affiliated Company for which NRG or an NRG Affiliated Company would be liable under the principles of the Prior Tax Allocation Agreement, NRG, within ten days of Xcel’s written demand, shall reimburse Xcel for the amount of Tax collected.

11

          (b) To the extent that a Tax Authority, acting pursuant to Section 1.1502-6 of the Treasury Regulations or any comparable provision of state, local or foreign Tax Law, collects any Tax from NRG or an NRG Affiliated Company for which Xcel or an Xcel Affiliated Company would have been responsible under the Prior Tax Allocation Agreement if the Prior Tax Allocation Agreement (or, in the case of a foreign Tax, the principles of the Prior Tax Allocation Agreement) still applied, Xcel, within ten days of NRG’s written demand, shall reimburse NRG for the amount of Tax collected.

SECTION 6. INDEMNIFICATION.

          6.1 Indemnification.

          (a) NRG and each NRG Affiliated Company shall jointly and severally indemnify Xcel, each Xcel Affiliated Company and their respective directors, officers and employees and hold them harmless from and against any and all Taxes for which NRG or any NRG Affiliated Company is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of NRG or an NRG Affiliated Company to make any payment required to be made under this Agreement; provided, however, that any indemnification required under this Section 6.1(a) shall be without duplication for payments made pursuant to Section 5.

          (b) Xcel and each Xcel Affiliated Company shall jointly and severally indemnify NRG, each NRG Affiliated Company and their respective directors, officers and employees and hold them harmless from and against any and all Taxes for which Xcel or any Xcel Affiliated Company is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from the failure of Xcel or an Xcel Affiliated Company to make any payment required to be made under this Agreement.

          (c) The Indemnifying Party shall pay to the Indemnitee the sum (such sum, the “Indemnification Amount”) of (i) the amount of the indemnified liability, (ii) any penalties or interest imposed with respect to the indemnified liability, to the extent not already included therein, and (iii) an additional amount such that when the sum of the amounts set forth in clauses (i), (ii) and this clause (iii) is reduced by all Taxes imposed on the Indemnitee as a result of its receipt of such sum, the reduced amount equals the sum of the amounts set forth in clauses (i) and (ii) of this Section 6.1.

          (d) The Indemnitee shall pay the Indemnifying Party any Tax Benefit realized by the Indemnitee as a result of having incurred, and having been indemnified by the Indemnifying Party for, an indemnified liability described in this Section 6.1.

          6.2 Payment.

          (a) All indemnification payments shall be made to the Indemnitee or, at the Indemnitee’s written direction, to the appropriate Tax Authority, on the later of (i) the date ten days after delivery by the Indemnitee to the Indemnifying Party of written demand for payment and (ii) the date on which the Indemnitee is obligated to pay the associated Tax, provided such tax has, in fact, been paid.

12

          (b) The Indemnitee shall provide the Indemnifying Party with its calculation of the Indemnification Amount at the time the Indemnitee makes written demand therefor. The calculation shall provide detail that is sufficient to allow the Indemnifying Party to understand the basis for the indemnification claim and its determination.

          (c) Any indemnification payment required under this Agreement in an amount in excess of $1,000,000 shall be made by electronic funds transfer of immediately available funds

          (d) Tax Benefits described in Section 6.1(d) shall be paid within ten business days of the Indemnitee’s realization thereof. If the Indemnitee incurs an indemnified liability and realizes a Tax Benefit described in Section 6.1(d) with respect to that indemnified liability in the same Tax period, the Indemnifying Party shall pay the Indemnitee the net amount to which the Indemnitee is entitled under this Section 6.1.

          6.3 Interest.

          Any Indemnification Amount that is not paid within the period prescribed in Section 6.2(a) shall bear interest for the period from and including the date on which it was due to but excluding the date of payment at a per annum rate equal to the bank prime rate published in The Wall Street Journal on the date the payment was due. Such interest shall be payable at the same time as the indemnification payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

          6.4 Disputes.

          Any disputes with respect to indemnification shall be resolved in accordance with Section 7.10. Pending the resolution of any dispute over the existence or amount of a Tax Benefit described in Section 6.1(d), the Indemnifying Party shall pay the Indemnitee the Indemnification Amount, calculated as if the disputed portion of the Tax Benefit did not exist, and preserve all rights under Section 6.1(d). If the dispute is resolved in the Indemnifying Party’s favor, the Indemnitee shall pay the Indemnifying Party, within two business days of receipt of notice of the resolution, any additional Tax Benefit determined to have been realized, together with interest, calculated in the manner described in Section 6.3, from the date of realization to the date of payment.

SECTION 7. MISCELLANEOUS

          7.1 Effectiveness; Termination.

          This Agreement shall become effective on the Effective Date.

          7.2 Notices.

          Any notice, request, instruction or other document to be given or delivered under this Agreement by a party to another party shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) deposited in the United States mail, postage prepaid

13

and sent certified mail, return receipt requested, or (c) delivered to Federal Express or similar service for overnight delivery, in each case to the address of the party set forth below:

          If to Xcel or an Xcel Affiliated Company:

Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota 55401
Attn: James J. Duevel

with a copy to:

Edward Purnell
Jones Day
77 West Wacker, Suite 3500
Chicago, Illinois 60601-1692

          If to NRG or an NRG Affiliated Company:

NRG Energy, Inc.
901 Marquette Avenue, Suite 2300
Minneapolis, Minnesota 55402-3265
Attn: JoAnn Cochran

with a copy to:

Matthew A. Cantor
Kirkland & Ellis
Citicorp Center
153 East 53rd Street
New York, New York 10022-4675

          Any party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.

          7.3 Change in Law.

          (a) Any reference to a provision of the Code or other Tax Law shall include a reference to any applicable successor provision or law.

          (b) If, due to any change in applicable law or regulations or their interpretation by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

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          7.4 Confidentiality.

          (a) Except as provided in Section 7.4(b), for a period of three years commencing on the date of this Agreement, each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence all information concerning the other parties furnished to it by such other parties or their representatives pursuant to this Agreement, except to the extent that (i) such information can be shown to have been in the public domain through no fault of such party or lawfully acquired from other sources not themselves under a duty of confidentiality by the party to which it was furnished, or (ii) disclosure is compelled by judicial or administrative process. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

          (b) Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, except as reasonably necessary to comply with applicable securities laws, any party to this Agreement may (i) consult with any tax advisor regarding the Tax Treatment and Tax Structure, and (ii) disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure and all other materials of any kind (including opinions or other tax analyses) required by Section 1.6011-4 of the Treasury Regulations, provided that this authorization shall not permit disclosure of (x) any information not related to the Tax Treatment or Tax Structure or (y) the identities of any party to this Agreement.

          7.5 Successors.

          This Agreement shall be binding on and inure to the benefit and detriment of the parties and any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

          7.6 Guarantee of Affiliated Company Performance.

          Xcel shall cause to be performed, and guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Xcel Affiliated Company, and NRG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any NRG Affiliated Company.

          7.7 Authorization.

          Each of the parties hereto represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

          7.8 Entire Agreement.

15

          This Agreement and the Prior Tax Allocation Agreement, solely to the extent incorporated by reference in this Agreement, contain the entire agreement among the parties hereto with respect to the subject matter hereof.

          7.9 Governing Law.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the law that might otherwise govern under the principles of conflicts of law applicable thereto.

          7.10 Dispute Resolution.

          Any dispute between Xcel or an Xcel Affiliated Company, on the one hand, and NRG or an NRG Affiliated Company, on the other hand, with respect to the operation or interpretation of this Agreement shall be decided by three arbitrators, one appointed by Xcel, one appointed by NRG, and one appointed by the other two arbitrators. Alternatively, the dispute may be resolved by a single arbitrator agreed to by each of Xcel and NRG. The arbitrators’ decision shall be final and binding on the parties hereto. Xcel and NRG shall each pay one-half of the arbitrators’ fees and expenses.

          7.11 Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

          7.12 Severability.

          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their reasonable best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant or restriction.

          7.13 No Third Party Beneficiaries.

          This Agreement is solely for the benefit of Xcel, the Xcel Affiliated Companies, NRG and the NRG Affiliated Companies. This Agreement confers upon no third party any remedy, claim, liability, reimbursement, cause of action or other right.

          7.14 Waivers.

          No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power,

16

          preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing.

          7.15 Setoff.

          All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

XCEL ENERGY INC.		XCEL AFFILIATED COMPANY

By:		By:

	Name:		Name:

	Title:		Title:

NRG ENERGY, INC.		NRG AFFILIATED COMPANY

By:		By:

	Name:		Name:

	Title:		Title:

17

Schedule 1.1T

Principles for Determining Tax Benefits
and Tax Detriments

     For purposes of this Agreement:

          (a) A Tax Benefit or Tax Detriment is taken into account when realized. A Tax Benefit inuring to Xcel is realized following the utilization of the net operating loss carryforward expected to result from the Worthless Stock Deduction. A Tax Benefit inuring to NRG is realized following the utilization of any allowable net operating loss carryforward arising from a taxable period beginning before the Effective Date.

          (b) Audits of multiple issues, for multiple years, or both that are resolved at the same time and in the same procedural manner give rise to a single amount, not separate amounts for each issue or year.

          (c) Xcel and NRG shall endeavor in good faith, on a reasonable basis, to determine appropriate tax rates (federal and state) for calculating Tax Benefits and Tax Detriments for each party and to share with each other any information as may be relevant in making such determination.

          (d) Audit adjustments of $100,000 or less do not give rise to a Tax Benefit. Refunds of $100,000 or less do not give rise to a Tax Detriment.

          (e) The reduction in federal and Minnesota state taxes associated with an increase in the Worthless Stock Deduction occasioned by an NRG audit adjustment is a Tax Benefit to Xcel. The increase in federal and Minnesota state taxes associated with a decrease in the Worthless Stock Deduction occasioned by an NRG audit adjustment is a Tax Detriment to Xcel. Increases or decreases in taxes from jurisdictions other than the U.S. and Minnesota do not give rise to a Tax Benefit or a Tax Detriment.

          (f) If a Tax Benefit equals or exceeds the indemnified liability that gives rise to it, the Tax Benefit is deemed to equal the indemnified liability and no payment is due any party with respect to that indemnified liability. If a Tax Detriment equals or exceeds the refund that gives rise to it, the Tax Detriment is deemed to equal the refund and no payment is due any party with respect to that refund.

     Xcel and NRG may by written instrument modify or supplement this schedule without amending this Agreement and without notice to the other parties hereto.

18

Schedule 4.2

Amounts Payable with respect to Certain Adjustments

Adjustment	Jurisdiction	Date of Adjustment	Amount

1994 Return True Up	Federal	Agreed Nov. 2003		$(632,666)
2001 Return True Up	Federal	December 16, 2002		3,969,095
2002 4th Quarter Estimated Payment	Minnesota	December 16, 2002		421,000
2002 Extension Payment	Minnesota	March 17, 2003		2,108,000
2002 Return True Up	Minnesota	TBD		TBD
2003 1st Quarter Estimated Payment	Minnesota	March 17, 2003		2,021,000
2003 2nd Quarter Estimated Payment	Minnesota	June 16, 2003		(807,000)
Audit Adjustment (1995-1997)	Minnesota	June 30, 2003		(532,952)
Other Adjustments as of Effective Date			$
Net Amount Due NRG			$

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Schedule 5.2

Audits Commenced as of Date of Agreement

NRG Proposed
Type of Tax	Years Covered	Adjustments?

Income (U.S. Federal)	1995-1997	Yes.
Income (U.S. Federal)	1998-2000*	Yes.
Income (Minnesota)	1989-1994	Yes.
Income (Minnesota)	1995-1997	Yes.
Income (California)	1998-2001	Yes.

* IRS has issued IDR’s with respect to 2001 but audit has not formally begun.

20

Schedule 5.3

NRG Proposed Adjustments
as of Date of Agreement

	Tax Authority and	Total Adjustment
Item	Tax Period(s)	Proposed (Income)	Agreed Disposition

Hybrid Debt Issue/U.S. Federal	1995-1997	$22,781,062	NRG to contest.
Non-Hybrid Debt Issues/Federal	1995-1997	($7,414,333 )*	Agreed with IRS.

* This adjustment relates to the $2,546,382 amount described on Schedule 5.4.

21

Schedule 5.4

Exception to Application of Section 5.4

     Xcel and NRG estimate that NRG will be due a payment from Xcel of $2,546,382 with respect to agreed NRG issues in the 1995-1997 federal audit cycle, and that NRG will owe Xcel $418,646 with respect to an NRG deficiency from the 1989-1994 federal audit cycle. If no deficiency is sustained with respect to the 1995-1997 federal audit, with respect to the hybrid issue or otherwise, Section 5.4 will not apply to the difference between the refund and the deficiency (estimated to be $2,546,382 - $418,646 = $2,127,736).

22

NRG ENERGY, INC., as Issuer

and

WILMINGTON TRUST COMPANY, as Trustee

INDENTURE

Dated as of [                   ], 2003

Up to $500,000,000

10.0% Senior Notes due 2010

CROSS-REFERENCE TABLE

TIA			Indenture
Section			Section

310	(a)(1)		7.10
	(a)(2)		7.10
	(a)(3)		N.A.
	(a)(4)		N.A.
	(a)(5)		7.08; 7.10
	(b)		7.08; 7.10;
			13.02
	(c)		N.A.
	311(a)		7.11
	(b)		7.11
	(c)		N.A
	312(a)		2.05
	(b)		13.03
	(c)		13.03
	313(a)		7.06
	(b)	(1)	N.A.
	(b)	(2)	7.06
	(c)		7.06; 13.02
	(d)		7.06
	314(a)		4.07; 4.08;
			13.02
	(b)		N.A.
	(c)	(1)	13.04
	(c)	(2)	13.04
	(c)	(3)	N.A.
	(d)		N.A.
	(e)		13.05
	(f)		N.A.
	315(a)		7.01(b)
	(b)		7.05; 13.02
	(c)		7.01(a)
	(d)		7.01(c)
	(e)		6.11
	316(a)	(last sentence)	2.09
	(a)	(1)(A)	6.05
	(a)	(1)(B)	6.04
	(a)	(2)	N.A.
	(b)		6.07
	(c)		9.05
	317(a)	(1)	6.08

TIA	Indenture
Section	Section

(a) (2)	6.09
(b)	2.04
318(a)	13.01
(c)	13.01

N.A.	means Not Applicable

NOTE:	This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

		Page

SECTION 7.04.	Trustee’s Disclaimer	59
SECTION 7.05.	Notice of Default	59
SECTION 7.06.	Reports by Trustee to Holders	59
SECTION 7.07.	Compensation and Indemnity	59
SECTION 7.08.	Replacement of Trustee	61
SECTION 7.09.	Successor Trustee by Merger, Etc.	61
SECTION 7.10.	Eligibility; Disqualification	62
SECTION 7.11.	Preferential Collection of Claims Against Company	62
ARTICLE EIGHT
DISCHARGE OF INDENTURE; DEFEASANCE
SECTION 8.01.	Termination of the Company’s Obligations	62
SECTION 8.02.	Legal Defeasance and Covenant Defeasance	63
SECTION 8.03.	Conditions to Legal Defeasance or Covenant Defeasance	64
SECTION 8.04.	Application of Trust Money	65
SECTION 8.05.	Repayment to the Company	66
SECTION 8.06.	Reinstatement	66
ARTICLE NINE
AMENDMENTS, SUPPLEMENTS AND WAIVERS
SECTION 9.01.	Without Consent of Holders	67
SECTION 9.02.	With Consent of Holders	67
SECTION 9.03.	Compliance with TIA	68
SECTION 9.04.	Revocation and Effect of Consents	68
SECTION 9.05.	Notation on or Exchange of Notes	69
SECTION 9.06.	Trustee To Sign Amendments, Etc.	69
ARTICLE TEN
Intentionally Omitted.
ARTICLE ELEVEN
Intentionally Omitted.
ARTICLE TWELVE
Intentionally Omitted.
ARTICLE THIRTEEN
MISCELLANEOUS
SECTION 13.01.	TIA Controls	70
SECTION 13.02.	Notices	70
SECTION 13.03.	Communications by Holders with Other Holders	71
SECTION 13.04.	Certificate and Opinion as to Conditions Precedent	71

Note: This Table of Contents shall not, for any purpose, be deemed to be part of the Indenture.

          THIS INDENTURE (this “Indenture”), dated as of [      ], 2003, is made by and between NRG Energy, Inc., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware trust company, as Trustee (the “Trustee”).

RECITALS

          WHEREAS, on May 14, 2003, the Company and certain of its directly and indirectly Wholly Owned Subsidiaries filed voluntary petitions under Chapter 11 of the United States Code, as amended (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

          WHEREAS, the Company and certain of its directly and indirectly Wholly Owned Subsidiaries filed a Joint Plan of Reorganization (the “Plan”) which was approved by the Bankruptcy Court on [      ];

          WHEREAS, pursuant to the Plan, the Company is required to issue the Notes (as defined herein), to certain holders of unsecured claims against the Company and NRG Power Marketing, Inc., a Delaware corporation and Wholly Owned Subsidiary of the Company;

          WHEREAS, the Company has duly authorized the creation of an issue of 10.0% Senior Notes due 2010 (the “Notes”) and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture; and

          WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Indenture a valid and binding agreement of the Company, in accordance with their and its terms, have been done.

          NOW, THEREFORE, THIS INDENTURE WITNESSETH:

          For and in consideration of the premises and the acquisition of the Notes by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

          SECTION 1.01. Definitions.1

          “10% Equity Holder” means, as of any date of determination, any Equity Holder which, together with its Affiliates, owns of record 10% or more of the Company’s common stock then outstanding.

[1]	Defined terms that relate to the financial covenants herein shall be conformed to the same or analogous terms used the indenture governing the Exit Financing Notes or the Credit Agreement.

          “Acceleration Notice” has the meaning provided in Section 6.02(a).

          “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

          “Affiliate” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of more than 50% of the voting securities of any Person shall be deemed to be control. Notwithstanding the foregoing, (a) no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company, or any of its Subsidiaries solely by reason of such Investment and (b) no Person shall be considered to be an Affiliate of the Company or any of its Subsidiaries solely because such Person had or exercised the right to nominate one or more members of the Board of Directors of the Company pursuant to the Plan. Unless otherwise provided or the context requires, any reference herein to “Affiliate” shall mean an “Affiliate” of the Company.

          “Affiliate Transaction” has the meaning provided in Section 4.11.

          “Agent” means any Registrar, Paying Agent, co-Registrar or agent for service of demands and notices in connection with the Notes.

          “Agent Members” has the meaning provided in Section 2.16.

          “Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall (i) become a Restricted Subsidiary or (ii) be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate cash consideration of less than $10.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements on customary terms and conditions, (v) the licensing of intellectual property, (vi) disposals, leases or replacements of obsolete or worn-out equipment or equipment that is no longer useful in the conduct of the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business, (vii) a Restricted Payment permitted under Section 4.10, (viii) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP, (ix) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction, (x) the exchange of assets held by the Company or a Restricted Subsidiary for assets held by any Person, provided, that (a) the assets received by the Company or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used as permitted under Section 4.21; and (b) any such assets received are of a comparable fair market value to the assets exchanged as determined in good faith by the Company, (xi) the sale, lease, conveyance, disposition or other assignment or transfer for value of fuel or emission credits in the ordinary course of the business of the Company or such Restricted Subsidiary; (xii) the sale, lease, conveyance, disposition or other assignment or transfer for value of any property or assets of, or any Capital Stock of, any Foreign Subsidiary; (xiii) the sale or disposition of cash or Cash Equivalents; (xiv) the sale, lease, conveyance, disposition or other assignment or transfer for value of any property or asset listed on Exhibit B attached hereto and (xv) any sale, lease, conveyance, disposition or other assignment or transfer for value of any property or asset not otherwise excluded from the definition of “Asset Sale” pursuant to clauses (i) through (xiv) above to the extent the aggregate cash consideration received from all such sales, conveyances, dispositions or other transfers does not exceed $250.0 million. For the purposes of clause (viii) above, Purchase Money Notes shall be deemed to be cash.

          “Authenticating Agent” has the meaning provided in Section 2.02.

          “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

          “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          “Board Resolution” means, with respect to any Person, a duly adopted resolution of the Board of Directors or other equivalent governing body of such Person.

          “Business Day” means a day that is not a Legal Holiday.

          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person, (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person and (iii) excluding, in each case, debt securities convertible or exchangeable for securities of the type described in the foregoing clauses (i) and (ii).

          “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

          “Cash Equivalents” means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the above named rating agencies cease publishing ratings of investments; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or the equivalent thereof from S&P or at least P-2 or the equivalent thereof from Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the above named rating agencies cease publishing ratings of investments; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million (or, with respect to foreign banks meeting equivalent capital and surplus requirements, similar instruments, including eurodollar time deposits); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in any investment company or money market fund which invests substantially all its assets in securities of the types described in clauses (i) through (v) above.

          “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is defined in) Section 13(d) of the Exchange Act) (whether or not otherwise in compliance with the provisions of this Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) (other than Matlin-Patterson) shall become the Beneficial Owner, directly or indirectly, of shares of the Company’s

Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding voting stock of the Company; (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Matlin-Patterson shall become the Beneficial Owner, directly or indirectly, of shares of the Company’s Capital Stock representing more than [  ]% of the aggregate ordinary voting power represented by the issued and outstanding stock of the Company; or (v) during any twelve-month period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders was approved by a vote of a majority of the directors then in office who were either directors at the beginning of such period or whose nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

          “Change of Control Date” has the meaning provided in Section 4.15.

          “Change of Control Offer” has the meaning provided in Section 4.15.

          “Change of Control Payment Date” has the meaning provided in Section 4.15.

          “Commission” means the United States Securities and Exchange Commission.

          “Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor.

          “Comparable Treasury Issue” means a particular United States treasury security selected by the Company as having a maturity comparable to the earliest optional redemption of the Notes that would be utilized in accordance with customary financial practice, in pricing new issues of corporate debt securities.

          “Comparable Treasury Yield” means, with respect to any Redemption Date for a Makewhole Redemption: (a) the yield for the Comparable Treasury Issue (expressed as a yield to maturity) on the third Business Day preceding such Redemption Date, as set forth under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or (b) if that release (or any successor release) is not published or does not contain the applicable prices on the applicable Business Day, the yield to maturity for the Comparable Treasury Issue for that redemption date quoted to the Company by an independent investment banking firm of national standing selected by the Company.

          “Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges.

          “Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company for any Consolidated Fixed Charges Measurement Period, the ratio of (i) Consolidated EBITDA of the Company during the applicable Consolidated Fixed Charges Measurement Period to (ii) Consolidated Fixed Charges (excluding interest capitalized in accordance with GAAP) of the Company for such Consolidated Fixed Charges Measurement Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall each be calculated after giving effect on a pro forma basis for the applicable Consolidated Fixed Charges Measurement Period to (i) the incurrence of any Indebtedness giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness occurring during such Consolidated Fixed Charges Measurement Period as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Consolidated Fixed Charges Measurement Period, and (ii) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of [      ], 2003) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale) occurring during such Consolidated Fixed Charges Measurement Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of such Consolidated Fixed Charges Measurement Period. If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Consolidated Fixed Charges Measurement Period, and (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by an Interest Rate Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such Interest Rate Agreements.

          “Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense (before amortization or write-off of debt issuance costs) plus (ii) the amount of all cash dividend payments on any series of Preferred Stock of the Company plus (iii) the amount of all dividend payments on any series of Permitted Domestic Subsidiary Preferred Stock.

          “Consolidated Fixed Charges Measurement Period” means (i) if the Transaction Date occurs on or after the first anniversary of the last day of the first fiscal quarter ending subsequent to the Effective Date, the four full fiscal quarters ending on or prior to the Transaction Date and (ii) if the Transaction Date occurs at any time prior to the first anniversary of the last day of the first fiscal quarter ending subsequent to the Effective Date, the period consisting of the number of full fiscal quarters commencing subsequent to the Effective Date and ending on or prior to the Transaction Date; provided, that, if no such full fiscal quarter has ended prior to the Transaction Date, the “Consolidated Fixed Charges Measurement Period” shall mean the period beginning on the Effective Date and ending on such Transaction Date.

          “Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication, (i) the aggregate of all cash interest expense with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries, including the net costs associated with Interest Rate Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          “Consolidated Net Income” of the Company means, for any period, the aggregate net income (or loss) of the Company for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $10.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses (including non-cash fresh start accounting charges and non-cash purchase accounting charges), and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (e) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, (f) the net loss of any Person, other than a Restricted Subsidiary, (g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary by such Person, (h) only for purposes of clause (3)(v) of Section 4.10(a), any amounts included pursuant to clause (3)(y) of Section 4.10(a), (i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; (j) the cumulative effect of a change in accounting principles; (k) any amortization or write-off of debt issuance or deferred financing costs and premiums and prepayment penalties, in each case, to the extent attributable to the incurrence of Refinancing Indebtedness; (l) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued) and (m) any non-cash charges relating to the mark-to-market of derivative instruments as required by FAS 133.

          “Consolidated Non-cash Charges” means, with respect to the Company for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period).

          “Covenant Defeasance” has the meaning provided in Section 8.02.

          “Credit Agreement” means that certain Credit Agreement, dated as of      , by and among the Company, PMI, the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, and Lehman Brothers, Inc., as joint lead book runners and joint lead arrangers; Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and collateral agent; Lehman Commercial Paper Inc., as syndication agent, and            , as borrowing base agent; providing for up to $[      ] of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in currency values.

          “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

          “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

          “Depository” means The Depository Trust Company, its nominees and successors and any Person appointed by the Company as a successor to The Depository Trust Company in its capacity as depository pursuant to the terms and conditions hereof.

          “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provision of, such Disqualified Capital Stock, exclusive of accrued dividends.

          “Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

          “Effective Date” means the date of original issuance of the Notes.

          “Equity Holder” means, as of any date of determination, any Original Equity Holder who holds Registrable Common Stock or any transferee who acquired at least 1% of the Company’s common stock then outstanding from an Original Equity Holder, in each case who, as of such date of determination (i) owns of record at least 1% of the Company’s common stock then outstanding and (ii) is a signatory to the Registration Rights Agreement or has delivered to the Company a Joinder Agreement (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement.

          “Equity Offering” means any public or private offering for cash of the Company’s common stock after the Effective Date (other than sales made to any Restricted Subsidiary and other than sales of Disqualified Capital Stock).

          “Event of Default” has the meaning provided in Section 6.01.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

          “Exit Financing Indebtedness” means, collectively, Indebtedness (including, without limitation, any guarantees) incurred pursuant to the Credit Agreement and Indebtedness represented by the Exit Financing Notes.

          “Exit Financing Notes” means the Company’s Second Priority Senior Secured Notes (and any exchange notes issued with respect thereof) to be issued under and pursuant to that certain Indenture, dated as of [      ], by and among [            ], as amended, restated, modified, refunded, replaced or refinanced in whole or in part from time to time.

          “Facility” means a power or energy generation facility.

          “fair market value” means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

          “FAS” means statements of Financial Accounting Standards as promulgated from time to time by the Financial Accounting Standards Board.

          “Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP applied on a consistent basis.

          “Global Note” has the meaning provided in Section 2.01.

          “Good Utility Practices” means any of those practices, methods, standards and acts (including the practices, methods and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should have reasonably been known at the time a decision was made, could have reasonably been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition. “Good Utility Practices” is not intended to be limited to optimal practices that could be used to accomplish a desired result.

          “Governmental Authority” means any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality, or any governmental court or tribunal.

          “guarantee” means (i) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (ii) any obligation, direct or indirect, contingent or otherwise, of any Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

          “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

          “incur” has the meaning provided in Section 4.12.

          “Indebtedness” means with respect to any Person on any date of determination, without duplication, (i) the principal of obligations of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) the principal component of all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding, in each case, trade accounts payable, warranty and service obligations, and all other obligations arising in the ordinary course of business), (v) the principal component of all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all monetary obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all Obligations under Currency Agreements and Interest Rate Agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable, equipment or other assets (including contract rights) which constitute a sale for purposes of GAAP and any related recourse provisions under instrument sales programs entered into in the ordinary course of business shall not constitute Indebtedness hereunder.

          “Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          “Initial Public Offering” means the first underwritten public offering of Qualified Capital Stock (other than pursuant to the Plan) by the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act for aggregate net cash proceeds of at least $[   ] million.

          “Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

          “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate option agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to or under which any Person is a party or beneficiary.

          “Interest Rate Obligation” means any obligation of the Company or any Restricted Subsidiary pursuant to any Interest Rate Agreement.

          “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to any other Person or any payment for property or services for the account or use of any other Person), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude (a) issuances of any Person’s common stock (including in connection with an acquisition of assets, Capital Stock or other securities by the Company or any Subsidiary) and (b) extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. For the purposes of Section 4.10, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the book value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the book value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

          “Legal Defeasance” has the meaning provided in Section 8.02.

          “Legal Holiday” has the meaning provided in Section 13.07.

          “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          “Makewhole Rate” means, for any redemption date, the annual rate equal to the yield to maturity, compounded semi-annually, of a selected Comparable Treasury Issue, assuming a yield for the selected Comparable Treasury Issue equal to the Comparable Treasury Yield for the particular redemption date.

          “Matlin-Patterson” means, collectively, [Matlin-Patterson Asset Management LLC] and its Affiliates.

          “Maturity Date” means [     ], 2010.

          “Moody’s” means Moody’s Investors Service, Inc. and its successors.

          “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries from such

Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting, title and recording tax expenses, investment banking fees and sales commissions and any relocation expenses incurred as a result thereof), (b) taxes paid or payable as a result of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date and (e) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities retained by the Company or any Restricted Subsidiary after such Asset Sale that are associated with the assets disposed of in such Asset Sale.

          “Net Proceeds Offer” has the meaning provided in Section 4.16.

          “Net Proceeds Offer Payment Date” has the meaning provided in Section 4.16.

          “Net Proceeds Offer Trigger Date” has the meaning provided in Section 4.16.

          “Non-Recourse Debt” means Indebtedness of the Company or any Restricted Subsidiary incurred by such Person to acquire, construct, improve or develop a Facility or any other asset used in the business of the Company or any Restricted Subsidiary to the extent that such Indebtedness is without recourse to the Company or any Restricted Subsidiary or to any of their respective assets other than such Facility or such other asset and the income from, and proceeds of, such Facility or such other asset.

          “Notes” has the meaning set forth in the recitals hereto.

          “Obligations” means, without duplication, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, or the Secretary of such Person, or any other officer designated by the Board of Directors serving in a similar capacity.

          “Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Person and otherwise complying with the requirements of Sections 13.04 and 13.05, as they relate to the making of an Officers’ Certificate.

          “Opinion of Counsel” means a written opinion from legal counsel, who may be in-house counsel for the Company, and who is reasonably acceptable to the Trustee complying with the requirements of Sections 13.04 and 13.05, as they relate to the giving of an Opinion of Counsel.

          “Original Equity Holder” means those Persons that (i) received shares of the Company’s common stock on or after the Effective Date pursuant to the Plan and (ii) are signatories to the Registration Rights Agreement.

          “Paying Agent” has the meaning provided in Section 2.03.

          “Permitted Domestic Subsidiary Preferred Stock” means any series of Preferred Stock of a Domestic Subsidiary of the Company that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to clause (xx) of the definition of Permitted Indebtedness, does not exceed $[   ] million; provided, that such amount shall increase to $[   ] million upon consummation of an Initial Public Offering.

          “Permitted Indebtedness” means, without duplication, (i) the Notes, (ii) the Xcel Note, (iii) other Indebtedness of the Company and its Subsidiaries outstanding on the Effective Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (iv) Interest Rate Obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business and not for speculative purposes, (v) Indebtedness under Currency Agreements, (vi) intercompany Indebtedness owed by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary, (vii) Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with Section 4.12 on the date such Indebtedness became Acquired Indebtedness (other than Permitted Indebtedness), (viii) guarantees by (A) the Company and the Restricted Subsidiaries of each other’s Indebtedness; provided, that such Indebtedness is permitted to be incurred under this Indenture and (B) the Company of the obligations of PMI entered into in the ordinary course of business to the extent that such obligations are considered to be Indebtedness, (ix) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease, cost of design, construction, installation or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $50.0 million, (x) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of (A) power marketing and trading activity, (B) workers’ compensation claims or (C) self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (xi) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business, (xiii) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and including any Indebtedness issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge such existing or further Indebtedness and, in each case, fees and expenses in connection therewith (“Refinancing Indebtedness”); provided, that (1) any such event shall not result in an increase in the aggregate principal amount of Permitted Indebtedness by more than $100.0 million (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees and expenses or (B) otherwise permitted to be incurred under this Indenture) of the Company and its Subsidiaries, (2) any such event shall not create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clauses (vi) or (xiv) of this definition) and (3) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (xiv) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any other Subsidiary of the Company (except for Standard Securitization Undertakings), (xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of incurrence, (xvi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (xvii) Indebtedness incurred pursuant to the Working Capital Facility, (xviii) Non-Recourse Debt, (xix) Exit Financing Indebtedness in an aggregate principal amount not to exceed $2.7 billion, and (xx) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $100.0 million at any one time outstanding.

          “Permitted Investments” means (i) Investments by the Company or any Restricted Subsidiary in (A) any Restricted Subsidiary (whether existing on the Effective Date or created thereafter) or (B) any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into or transfers substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, (ii) Investments in the Company by any Restricted Subsidiary, (iii) cash and Cash Equivalents, (iv) Investments existing on the Effective Date, (v) loans or advances to employees and officers of the Company and the Restricted Subsidiaries (including for travel expenses and similar expenses incurred on behalf of the Company or any of the Restricted Subsidiaries) in the ordinary course of business, (vi) accounts receivable created or acquired in the ordinary course of business, (vii) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of the Company’s or the Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture, (viii) Investments received in compromise or resolution of any litigation, arbitration or other dispute with any Person who is not an Affiliate of the Company or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person, (ix) guarantees by the Company or any Restricted Subsidiary of Indebtedness otherwise permitted to be incurred by the Company or the Restricted Subsidiaries under this Indenture, (x) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided, that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest, (xi) any transaction to the extent it constitutes an Investment that is permitted by, and made in accordance with, clause (b) of Section 4.11 (other than transactions described in clause (b)(v) of such clause), (xii) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company, (xiii) Investments received by the Company or the Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, that in the case of an Asset Sale, such Asset Sale is effected in compliance with Section 4.16, (xiv) the creation of Liens on the assets of the Company or any of the Restricted Subsidiaries in compliance with Section 4.18, (xv) endorsements of negotiable instruments and similar obligations in the ordinary course of business, (xvi) Investments in joint ventures of up to $50.0 million at any one time outstanding, (xvii) repurchases of the Notes or the Exit Financing Notes, and (xviii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xviii) that are at that time outstanding, not to exceed 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

          “Permitted Liens” means the following types of Liens:

(i) Liens for taxes, assessments, duties or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, vendors, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, tenders, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) judgment Liens not giving rise to an Event of Default;

(v) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, and other similar purposes, zoning restrictions and other similar charges or encumbrances in respect of real property or Liens incidental to the conduct of the business of the Company or any Restricted Subsidiary or to the ownership of their respective properties, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(vi) any interest or title of a lessor under any Capitalized Lease Obligation;

(vii) purchase money Liens to finance the acquisition of property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(xi) Liens securing Interest Rate Obligations which Interest Rate Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(xii) Liens securing Indebtedness under Currency Agreements;

(xiii) Liens securing Acquired Indebtedness that is permitted under clause (vii) of the definition of Permitted Indebtedness;

(xiv) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $[25.0] million at any one time outstanding;

(xv) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(xvi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries;

(xvii) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases;

(xviii) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(xix) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(xx) Liens on property or shares of Capital Stock of any Person at the time such Person becomes a Subsidiary; provided, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(xxi) Liens incurred by a Subsidiary to secure Non-Recourse Debt incurred pursuant to clause (xviii) of the definition of “Permitted Indebtedness”; provided, that such Lien does not extend to any asset or property of the Company or any other Subsidiary that is a Restricted Subsidiary;

(xxii) Liens securing the Working Capital Facility;

(xxiii) Liens securing Exit Financing Indebtedness (and any guarantees by the Company or any Subsidiary thereof); and

(xxiv) Liens existing on the Effective Date, together with any Liens securing Indebtedness incurred in reliance on clause (xiii) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Effective Date; provided, that the Liens securing any Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

          “Person” means an individual, partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or any Governmental Authority.

          “Physical Notes” has the meaning provided in Section 2.01.

          “Plan” has the meaning provided in the recitals hereto.

          “Plan of Liquidation” means, with respect to any Person, a plan that provides for or contemplates, or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

          “PMI” means NRG Power Marketing Inc., a Delaware corporation.

          “Preferred Stock” of any Person means any Capital Stock of such Person the rights with respect to which are preferential to the rights of any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          “principal” of any Indebtedness (including the Notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

          “Productive Assets” means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and the Restricted Subsidiaries permitted by Section 4.21.

          “Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

          “Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

          “Qualified Investment” means any purchase of, or other investment in, Productive Assets.

          “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

          “Record Date” means the Record Dates specified in the Notes, whether or not a Legal Holiday.

          “Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

          “Redemption Price” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and the Notes.

          “Reference Date” has the meaning provided in Section 4.10.

          “Refinancing Indebtedness” has the meaning provided in clause (xiii) of the definition of Permitted Indebtedness.

          “Refunding Capital Stock” has the meaning provided in Section 4.10.

          “Registrable Common Stock” means any of the Company’s common stock owned by the Equity Holders from time to time; provided, that a share of the Company’s common stock will cease to be Registrable Common Stock when (i) a registration statement covering such Registrable Common Stock has been declared effective or (ii) such Registrable Common Stock has been Transferred to a Person who is not (and does not become as a result of such Transfer) an Equity Holder.

          “Registrar” has the meaning provided in Section 2.03.

          “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of         , 2003, by and among the Company and those Persons signatory thereto, as amended, restated or modified from time to time.

          “Reorganization Proceedings” means reorganization proceedings conducted under Title 11 of the United States Code, as amended from time to time.

          “Required Premiums” has the meaning provided in clause (xiv) of the definition of Permitted Indebtedness.

          “Restricted Investment” means an Investment other than a Permitted Investment.

          “Restricted Payment” has the meaning provided in Section 4.10.

          “Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

          “Retired Capital Stock” shall have the meaning provided in Section 4.10.

          “S&P” means Standard & Poor’s Corporation and its successors.

          “Securities Act” means, the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

          “Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable or equipment securitization transaction.

          “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Effective Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes.

          “Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be beneficially owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, beneficially owned by such Person.

          “Suspended Covenants” has the meaning set forth in Section 4.19.

          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as otherwise provided in Section 9.03.

          “Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

          “Transaction Date” means, with respect to any transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio, the date on which such transaction is consummated.

          “Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any interest. “Transferor” and “Transferee” have correlative meanings.

          “Trust Officer” means any officer of the Trustee assigned by the Trustee to administer this Indenture, or in the case of a successor trustee, an officer assigned to the department, division or group performing the corporation trust work of such successor and assigned to administer this Indenture.

          “Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

          “Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (x) the Company certifies to the Trustee that such designation complies with Section 4.10 and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries. If a Subsidiary that the Board of Directors of the Company has designated an Unrestricted Subsidiary subsequently acquires any Capital Stock of, or Lien on any property of, the Company or any of its Subsidiaries that is not a Subsidiary of such Subsidiary, such Subsidiary shall be considered a Restricted Subsidiary for purposes of this Indenture without any further action by the Board of Directors of the Company. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12 and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

          “U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

          “U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are beneficially owned by such Person or any Wholly Owned Subsidiary of such Person.

          “Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are beneficially owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

          “Working Capital Facility” means a credit facility (other than the Exit Facility) in an aggregate principal amount of up to $500.0 million to be obtained by the Company on commercially reasonable terms to be used as a letter of credit and working capital facility.

          “Xcel” means Xcel Energy Inc., a Minnesota corporation.

          “Xcel Note” means that certain promissory note made by the Company in favor of Xcel in an initial principal amount of $10.0 million and issued pursuant to the terms and conditions of the Plan.

          SECTION 1.02. Incorporation by Reference of TIA.

          Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

          “indenture securities” means the Notes.

          “indenture security holder” means a Holder or a Noteholder.

          “indenture to be qualified” means this Indenture.

          “indenture trustee” or “institutional trustee” means the Trustee.

          “obligor” on the indenture securities means the Company or any other obligor on the Notes.

          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a Commission rule and not otherwise defined herein have the meanings assigned to them therein.

          SECTION 1.03. Rules of Construction.

          Unless the context otherwise requires:

(1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(2) “or” is not exclusive;

(3) words in the singular include the plural, and words in the plural include the singular;

(4) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(5) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE TWO

THE NOTES

          SECTION 2.01. Form and Dating.

          The Notes (and the Trustee’s certificate of authentication with respect thereto) shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or depository rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication.

          The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

          One or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A attached hereto (the “Global Note”), having the legends set forth in Section 2.15, may be issued by the Company. Otherwise, Notes hereunder may be issued (and in the case of any Noteholder that is a 10% Equity Holder, shall be issued) in the form of certificated Notes in registered form substantially in the form set forth in Exhibit A, without the legend set forth in Section 2.15(b) and (except for any such issuance to a Noteholder that is a 10% Equity Holder) without the legend set forth in Section 2.15(a) (“Physical Notes”).

          SECTION 2.02. Execution and Authentication; Aggregate Principal Amount.

          Two Officers, or an Officer and an Assistant Secretary, shall sign, or one Officer shall sign and one Officer or an Assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to, the Notes for the Company by manual or facsimile signature.

          If an Officer or Assistant Secretary whose signature is on a Note was an Officer or Assistant Secretary at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

          A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

          The Trustee shall authenticate Notes for original issue in the aggregate principal amount not to exceed $500.0 million upon written orders of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as the Global Note or Physical Notes. The aggregate principal amount of Notes outstanding at any time may not exceed $500.0 million, except as provided in Section 2.07 or Section 1 of the Notes.

          The Trustee shall not be required to authenticate Notes if the issuance of such Notes pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture in a manner which is not reasonably acceptable to the Trustee.

          The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

          The Notes shall be issuable in fully registered form only, without coupons, and in denominations of whole dollar integrals.

          SECTION 2.03. Registrar, Paying Agent and Depository.

          The Company shall maintain an office or agency (which shall be located in the Borough of Manhattan in the City of New York, State of New York) where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional Paying Agent. The Company or an Affiliate of the Company may act as Paying Agent or Registrar.

          The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such.

          The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes, until such time as the Trustee has resigned or a successor has been appointed. The Paying Agent or Registrar may resign upon 30 days notice to the Company. The Company may change the Paying Agent or Registrar without prior notice to the Holders.

          The Company initially appoints The Depository Trust Company to act as Depository with respect to the Global Notes.

          SECTION 2.04. Paying Agent To Hold Assets in Trust.

          The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

          SECTION 2.05. Noteholder Lists.

          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably require of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee and the Company shall otherwise comply with TIA Section 312(a).

          SECTION 2.06. Transfer and Exchange.

          Subject to the provisions of Section 2.16, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfer and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Sections 2.10, 3.06, 4.15, 4.16 or 9.05, in which event the Company shall be responsible for the payment of such taxes).

          The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

          Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Notes may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

          SECTION 2.07. Replacement Notes.

          If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. Such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for the Company’s reasonable, out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel. Every replacement Note shall constitute an additional obligation of the Company.

          SECTION 2.08. Outstanding Notes.

          Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

          If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives an Opinion of Counsel that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

          If on a Redemption Date or the Maturity Date the Paying Agent (if the Paying Agent is a Person other than the Company) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

          SECTION 2.09. Treasury Notes.

          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent, notice, appointment, declaration of an Event of Default or declaration or rescission of acceleration of the Notes, Notes owned by the Company or any of its Affiliates (other than Matlin Patterson) shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver, consent, notice, appointment, declaration or rescission, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered. The Company shall notify the Trustee, in writing, when it or any of its Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

          SECTION 2.10. Temporary Notes.

          Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate upon receipt of a written order of the Company pursuant to Section 2.02 definitive Notes in exchange for temporary Notes.

          SECTION 2.11. Cancellation.

          The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the

Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

          SECTION 2.12. Defaulted Interest.

          If the Company defaults in a payment of interest, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest in cash, to the Persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder, as of a recent date selected by the Company, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

          SECTION 2.13. CUSIP Number.

          The Company in issuing the Notes may use a “CUSIP” number, and if so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided, that no representation is hereby deemed to be made by the Trustee as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP number.

          SECTION 2.14. Deposit of Moneys.

          Prior to 11:00 a.m. New York City time on each Interest Payment Date and on the Maturity Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Paying Agent, to remit payment to the Holders on such Interest Payment Date or Maturity Date, as the case may be.

          SECTION 2.15. Global Note Legends.

          The following legends shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

          (a) Private Placement Legend. Except as permitted by subparagraph (b) below, each Physical Note (and all Notes issued in exchange therefor or substitution thereof) issued to a 10% Equity Holder shall bear a legend in substantially the following form:

“THIS NOTE WAS ORIGINALLY ISSUED ON , 2003 PURSUANT TO THE JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF NRG ENERGY, INC. (THE “COMPANY”) AND CERTAIN OF ITS SUBSIDIARIES, DATED AS OF , 2003 AND CONFIRMED BY THE BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW

YORK ON , 2003. THIS NOTE WAS ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 USC § 1145, AND HAVE NOT BEEN REGISTERED UNDER THE ACT, AND TO THE EXTENT THAT THE HOLDER OF THIS NOTE IS AN “UNDERWRITER,” AS DEFINED IN 1145(b)(1) OF THE BANKRUPTCY CODE, THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

          (b) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OR SECTION 2.16(d) OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK, (“DTC”)), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

          SECTION 2.16. Book-Entry Provisions for Global Security.

          (a) The Global Note initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.15.

          Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

          (b) Transfers of the Global Note shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Note may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository. In addition, Physical Notes shall be issued to all beneficial owners in exchange for their beneficial interests in the Global Note if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Physical Notes.

          (c) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount.

          (d) In connection with the transfer of the entire Global Note to beneficial owners pursuant to paragraph (b), the Global Note shall be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

          (e) The Holder of the Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

ARTICLE THREE

REDEMPTION

          SECTION 3.01. Notices to Trustee.

          If the Company elects to redeem Notes pursuant to Paragraph 5 of the Notes, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of the Notes to be redeemed.

          The Company shall give each notice provided for in this Section 3.01 not less than 30 nor more than 60 days before the Redemption Date (unless a notice period shorter than 30 days shall be satisfactory to the Trustee, as evidenced in a writing signed on behalf of the Trustee), together with an Officers’ Certificate stating that such redemption shall comply with the conditions contained herein and in the Notes.

          SECTION 3.02. Selection of Notes To Be Redeemed.

          If fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or (ii) if the Notes are not so listed, on a pro rata basis, by lot or in such other fair and reasonable manner chosen at the discretion of the Trustee; provided, that if any Notes are outstanding, in each case, in an aggregate principal amount equal to or less than $10,000, the Trustee shall, if the Company so requests, first redeem such Notes in full, starting with the Note having the smallest outstanding principal amount; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless (x) such method is otherwise prohibited or (y) Notes are outstanding in an aggregate principal amount equal to or less than $10,000, in which case, the Trustee shall, if the Company so requests, first redeem such Notes in full, starting with the Note having the smallest outstanding principal amount. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes in denominations of $1,000 may be redeemed only in whole with respect to any partial redemption, the Trustee may select for redemption portions equal to $1,000 or any integral multiple thereof of the principal of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

          SECTION 3.03. Notice of Redemption.

          At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed, at the last address for such Holder in the Registrar’s book, with a copy to the Trustee and any Paying Agent. At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.

          Each notice for redemption shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) the subparagraph of the Notes pursuant to which such redemption is being made;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(6) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

(7) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof will be issued; and

(8) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

          SECTION 3.04. Effect of Notice of Redemption.

          Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price plus accrued interest to the Redemption Date, but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

          SECTION 3.05. Deposit of Redemption Price.

          On or before 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the

Redemption Price plus accrued interest, if any, of all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company, upon its written request, any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

          If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

          SECTION 3.06. Notes Redeemed in Part.

          Upon surrender of a Note that is to be redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

          SECTION 4.01. Payment of Notes.

          The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest on the Notes shall be considered paid in full on the date it is due if the Trustee or Paying Agent (if the Paying Agent is a Person other than the Company) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment in full.

          The Company shall pay, to the extent such payments are lawful, interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Notes plus 2.0% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

          SECTION 4.02. Maintenance of Office or Agency.

          The Company shall maintain the office or agency required under Section 2.03. The Company shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency. Notes may be presented or surrendered for registration or transfer, exchange or payment, and notices and demands to or upon the Company in respect of the Notes and this Indenture may be made or served, at the address of the Trustee set forth in Section 13.02.

          SECTION 4.03. Corporate Existence.

          Except as otherwise permitted by Article Five and Section 4.16, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Restricted Subsidiary in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Company and each such Restricted Subsidiary; provided, however, that neither the Company nor any such Restricted Subsidiary shall be required to preserve, with respect to itself, any material right or franchise and, with respect to any of the Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

          SECTION 4.04. Payment of Taxes and Other Claims.

          The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or properties of it or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of it or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

          SECTION 4.05. Maintenance of Properties and Insurance.

          (a) The Company shall, and shall cause each Restricted Subsidiary to, maintain its material properties in accordance with Good Utility Practices (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from discontinuing the operation and maintenance of any of its properties, if such discontinuance is, in the good faith judgment of the Company or the Restricted Subsidiary, as the case may be, desirable in the conduct of their respective businesses and is not disadvantageous in any material respect to the Holders; provided, further that nothing in this Section 4.05 shall prevent the Company or any of the Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

          (b) The Company shall provide or cause to be provided, for itself and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and such Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America, any state thereof or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry.

          SECTION 4.06. Compliance Certificate; Notice of Default.

          (a) The Company shall deliver to the Trustee, within 120 days after the end of the Company’s fiscal year, an Officers’ Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

          (b) The annual financial statements delivered pursuant to Section 4.08 shall be accompanied by a written report of the Company’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article Four, Five or Six of this Indenture insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

          (c) (i) If any Default or Event of Default has occurred and is continuing or (ii) if any Holder seeks to exercise any remedy hereunder with respect to a claimed Default or Event of Default under this Indenture or the Notes, the Company shall deliver to the Trustee, at its address set forth in Section 13.02 hereof, by registered or certified mail or by facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event, notice or other action within five Business Days of its becoming aware of such occurrence.

          SECTION 4.07. Compliance with Laws.

          The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and the Restricted Subsidiaries, taken as a whole.

          SECTION 4.08. SEC Reports.

          (a) From and after [      ], whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee (who will furnish to the Holders of Notes upon request) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations for a registrant that is an “accelerated filer.” In addition, from and after [      ], whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a registrant that is an “accelerated filer (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

          (b) In addition, the Company agrees that, for so long as any Notes remain outstanding, if at any time (x) the Commission does not accept the filings provided for in Section 4.08(a) above or (y) the filings provided for in Section 4.08(a) do not contain all of the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, it will furnish to the Trustee (who will furnish to the Holders of Notes upon request) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also comply with the provisions of TIA Section 314(a).

          (c) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

          SECTION 4.09. Waiver of Stay, Extension or Usury Laws.

          The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

          SECTION 4.10. Limitation on Restricted Payments.

          (a) The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or any of the Restricted Subsidiaries or to the Company or any of the Restricted Subsidiaries or pro rata to all holders of the Capital Stock of a Subsidiary of the Company) on or in respect of shares of the Company’s or any of the Restricted Subsidiaries’ Capital Stock to holders of such Capital Stock, in their capacity as such, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any of the Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (A) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (B) the purchase, repurchase or other acquisition of Subordinated Obligations (x) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (y) with proceeds from Refinancing Indebtedness); or (iv) make any Restricted Investment (each of the foregoing actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12(a); or

(3) the aggregate amount of Restricted Payments (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii) and (viii) of Section 4.10(b)) made subsequent to the Effective Date shall exceed the sum of: (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Effective Date and on or prior to the end of the most recent fiscal quarter ending prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus (w) 100% of the aggregate net proceeds received by the Company (including the fair market value of property other than cash) from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Effective Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness); plus (x) without duplication of any amounts included in clause (3)(w) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any equity contribution received by the Company; plus (y) 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any (i) sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries or (ii) dividend from, or the sale of the stock of, an Unrestricted Subsidiary, plus (z) to the extent that any

Unrestricted Subsidiary designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated an Unrestricted Subsidiary after the date of the Indenture.

          (b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (ii) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company (the “Retired Capital Stock”), either (1) solely in exchange for shares of Qualified Capital Stock of the Company (the “Refunding Capital Stock”), or (2) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or from the substantially concurrent contribution of common equity capital to the Company, and, in the case of subclause (1) of this clause (ii), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (iii) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase the Company’s common equity or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase or subscription agreements, shareholders’ agreements, severance agreements, employee benefit plans or other agreements to compensate current or former management employees or directors; provided, that such redemptions or repurchases pursuant to this clause (iii) shall not exceed $[   ] million (which amount shall be increased (A) to $[   ] million upon consummation of an Initial Public Offering and (B) by the amount of any proceeds to the Company from (x) sales of Capital Stock of the Company to management employees subsequent to the Effective Date and (y) any “key-man” life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, further, that the cancellation of Indebtedness owing to the Company from current or former officers, directors or employees of the Company or any of the Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment; (iv) so long as no Default or Event of Default shall have occurred and be continuing, payments, not to exceed $[   ] million in the aggregate, to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (v) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $[  ] million; (vi) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis; (vii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary issued on or after the date of the Indenture, if, after giving effect to such declaration or payment, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12(a);

and (viii) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date in accordance with clause (3) of the immediately preceding paragraph (a), amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (i), (ii), (iii), (iv) and (v) shall be included in such calculation; provided, such expenditures pursuant to clause (iii) shall not be included to the extent of cash proceeds received by the Company from any “key man” life insurance policies and (b) amounts expended pursuant to clause (vi) shall be excluded from such calculation.

          SECTION 4.11. Limitation on Transactions with Affiliates.

          (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $10.0 million (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions with an aggregate value of $10.0 million or more but less than $25.0 million, at the Company’s option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company and any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms taken as a whole that are not materially less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate; and provided, further, that for a transaction or series of related transactions with an aggregate value of $25.0 million or more, the Board of Directors of the Company and any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized accounting, appraisal or investment banking firm that such Affiliate Transaction is on terms taken as a whole that are not materially less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

          (b) The restrictions of Section 4.11(a) shall not apply to (i) reasonable fees and compensation (including in the form of issuances of shares of Capital Stock of the Company or grants of stock options or similar rights pursuant to plans approved by the Board of Directors) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, in each case, in the ordinary course of business; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided, such transactions are not otherwise prohibited by the Indenture; (iii) transactions effected as part of a Qualified Securitization Transaction; (iv) any agreement in effect as of the Effective Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Holders than the original agreement as in effect on the Effective Date; (v) Restricted Payments or Permitted Investments permitted by this Indenture; (vi) payments, loans or advances to employees or consultants which are approved by the Board of Directors of the Company in good faith and which are incurred in the ordinary course of business; (vii) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of the Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect; (viii) transactions permitted by, and complying with, the provisions of Section 5.01; (ix) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms taken as a whole that are not materially less favorable to the Company or such Restricted Subsidiary as might reasonably have been obtained at such time from an unaffiliated party; (x) any repurchase, redemption or other retirement of Capital Stock of the Company held by employees of the Company or any of its Subsidiaries at a price not in excess of the fair market value thereof and approved by the Board of Directors; (xi) transactions between or among the Company and any of its Subsidiaries or between or among such Subsidiaries and relating, without limitation, to operating and maintenance agreements, agreements to provide power marketing services (whether as principal or agent), or other intercompany services agreements; (xii) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through such Restricted Subsidiary, Capital Stock in, or controls, such Person; (xiii) any issuance of Capital Stock (other than Disqualified Capital Stock) of the Company to Affiliates of the Company; and (xiv) any agreement to do any of the foregoing.

          SECTION 4.12. Limitation on Incurrence of Additional Indebtedness.

          (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is at least [      ] to 1.2

[2] To discuss adjustments to ratio as credit rating on Exit Financing Notes improves.

          (b) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies (including for purposes of determination of any basket amount in any clause of the definition of “Permitted Indebtedness” and, provided, that the full amount of any revolving credit facility shall be deemed to have been incurred on the date such facility is established and not on the date of any draws on such facility). The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

          (c) For purposes of determining compliance with, and the outstanding principal amount of a particular Indebtedness incurred pursuant to and in compliance with, this Section 4.12, in the event such Indebtedness meets the criteria on the date on which it was incurred of more than one of the types of Indebtedness described in clauses (i) through (xx) of the definition of “Permitted Indebtedness” or described in Section 4.12(a), the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.12 and, in its sole discretion, may later reclassify such item of Indebtedness into any one or more of the categories of Permitted Indebtedness described in clauses (i) through (xx) of the definition thereof or in Section 4.12(a) (provided, that at the time of reclassification such Indebtedness meets the criteria in such category or categories).

          (d) Accrual of interest, dividends or accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.12. For purposes of this Section 4.12, the amount of any Indebtedness outstanding as of any date of determination shall be (x) the accreted value of any Indebtedness in the case of any Indebtedness issued with original issue discount and (y) the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

          SECTION 4.13. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

          The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rule, regulation or order of any Governmental Authority;

(2)	the Indenture or any agreement or instrument governing the Exit Financing Indebtedness;

(3)	non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5)	agreements existing on the Effective Date;

(6)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(7)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(8)	any agreement or instrument governing Capital Stock of any Person that is acquired (other than (A) Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company and (B) any such agreement or instrument entered into in contemplation of such acquisition);

(9)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

(10)	any agreement or instrument governing any other Indebtedness permitted to be incurred subsequent to the Effective Date pursuant to the provisions of clauses (ix), (xiii), (xvii), (xviii), (xix) and (xx) of the definition of “Permitted Indebtedness”; provided, that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances);

(11)	provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock or any Person other than on a pro rata basis;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (13) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

     (14) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

          SECTION 4.14. Intentionally Omitted.

          SECTION 4.15. Change of Control.

          (a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all outstanding Notes pursuant to the offer described in paragraph (b) below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase.

          (b) Within 45 days following the date upon which the Change of Control occurred (the “Change of Control Date”), the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered and not withdrawn will be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election in whole or in part if the Paying Agent receives, not later than five Business Days prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase, a statement that such Holder is withdrawing his election to have such Notes purchased and the principal amount of the Notes as to which the Holder is withdrawing such election;

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, that the portion of each Note purchased in part shall be in an amount of $1,000 or integral multiples thereof; and

(8) the circumstances and relevant facts regarding such Change of Control.

          On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes or portions thereof so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

          Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

          The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company, and purchases all Notes validly tendered and not withdrawn under such Change of Control in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.01 hereof.

          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

          SECTION 4.16. Limitation on Asset Sales.

          (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors), (ii) at least 60% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided, that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days (to the extent of the cash received), and (c) Productive Assets shall be deemed to be cash for the purposes of this clause (ii) or for purposes of the second paragraph of this covenant, and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 547 days of receipt thereof either (A) to reinvest in or acquire Productive Assets, (B) to repay any Indebtedness (other than payments made on any revolving credit facility Indebtedness where the underlying commitment is not permanently reduced) that was secured by the assets sold in such Asset Sale, (C) to make a capital expenditure, or (D) a combination of prepayment, repurchase and investment permitted by the foregoing clauses (iii)(A), (iii)(B) and (iii)(C); provided, that the amount of the Net Cash Proceeds relating to such Asset Sale that the Company must apply pursuant to this clause (iii) shall be reduced, dollar for dollar, by the amount of any Qualified Investment made by the Company at any time during the 180 day period prior to the consummation of such Asset Sale except to the extent such Qualified Investment was made using Net Cash Proceeds from a prior Asset Sale pursuant to the foregoing clause (iii)(A). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in (i) Cash Equivalents or (ii) a manner that is not prohibited by the instrument governing such revolving credit facility. On the 548th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds (as reduced by any Qualified Investment) relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (each, except as otherwise provided in the following paragraph, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

          Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising from all subsequent Asset Sales by the Company and the Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (in which case, the first date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $50.0 million or more shall be deemed to be a “Net Proceeds Offer Trigger Date”).

          Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole, or in part in integral multiples of $1,000, in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

          (b) Subject to the deferral of the Net Proceeds Offer Trigger Date contained in the second paragraph of subsection (a) above, each notice of a Net Proceeds Offer pursuant to this Section 4.16 shall be mailed or caused to be mailed, by first class mail, by the Company not more than 25 days after the Net Proceeds Offer Trigger Date to all Holders at their last registered addresses as of a date within 15 days of the mailing of such notice, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

(1) that the Net Proceeds Offer is being made pursuant to Section 4.16 of this Indenture and that all Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Notes tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the Net Proceeds Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes, or portions of Notes in denominations of $1,000 or multiples thereof, shall be purchased);

provided, that the Company may first purchase any Notes that are tendered that have a principal amount of $10,000 or less;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be 20 Business Days from the date of mailing of notice of such Net Proceeds Offer, or such longer period as required by law) (the “Proceeds Purchase Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefore, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Proceeds Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Proceeds Purchase Date;

(6) that Holders will be entitled to withdraw their election in whole or in part if the Paying Agent receives, not later than five Business Days prior to the Proceeds Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase, a statement that such Holder is withdrawing his election to have such Note purchased and the principal amount of the Notes as to which the Holder is withdrawing such election; and

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, that the portion of each Note purchased in part shall be in an amount of $1,000 or integral multiples thereof.

          On or before the Proceeds Purchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer which are to be purchased in accordance with item (b)(1) above, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes to be purchased and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any. For purposes of this Section 4.16, the Trustee shall act as the Paying Agent.

          Any amounts remaining after the purchase of Notes pursuant to a Net Proceeds Offer shall be returned by the Trustee to the Company, and the Company may use such amounts for any purpose not prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to a Net Proceeds Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations relating to such Net Proceeds offer by virtue thereof.

          SECTION 4.17. Limitation on Preferred Stock of Subsidiaries.

          The Company shall not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary, other than Permitted Domestic Subsidiary Preferred Stock.

          SECTION 4.18. Limitation on Liens.

          The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Effective Date and any extensions, renewals or replacements thereof, (B) Liens securing the Notes, (C) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Subsidiary of the Company and (D) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced, and (E) Permitted Liens.

          SECTION 4.19. Suspension of Certain Covenants.

          If on any date following the date of this Indenture, (i) the rating assigned to the Exit Financing Notes is an Investment Grade Rating, and (ii) no Default or Event of Default shall have occurred and be continuing, then beginning on that day, and subject to the provisions of this Section 4.19, the covenants contained in Sections 4.10, 4.11, 4.12, 4.13, 4.16, and 4.17 (collectively, the “Suspended Covenants”) will be suspended as to the Notes. If at any time the Exit Financing Notes are downgraded from an Investment Grade Rating, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Exit Financing Notes subsequently attain an Investment Grade Rating (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind of any provisions of this Indenture shall be deemed to exist under the Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Exit Financing Notes attain an Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

          SECTION 4.20. Intentionally Omitted.

          SECTION 4.21. Conduct of Business.

          The Company and the Restricted Subsidiaries shall not engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and the Restricted Subsidiaries are engaged on the Effective Date, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

          SECTION 4.22. Payments for Consent.

          Neither the Company nor any of the Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE FIVE

SUCCESSOR CORPORATION

          SECTION 5.01. Merger, Consolidation and Sale of Assets.

          (a) The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless:

(i) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of the Company under the Notes and this Indenture;

(ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12;

(iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or adoption of a supplemental indenture, if applicable, comply with this Article Five, that the surviving Person agrees to be bound hereby, and that all conditions precedent herein provided (which, in the case of the Opinion of Counsel, may be limited to the condition specified in clause (i) of this Section 5.01(a)) relating to such transaction have been satisfied.

          (b) Notwithstanding the foregoing clauses (ii) and (iii) of Section 5.01(a), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to any other Restricted Subsidiary and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

          (c) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          SECTION 5.02. Successor Corporation. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such; provided, that solely for purposes of computing amounts described in clause (iv)(3) of the first paragraph of Section 4.10(a), any such surviving entity to the Company shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

ARTICLE SIX

DEFAULT AND REMEDIES

          SECTION 6.01. Events of Default.

          An “Event of Default” occurs if:

(1) the Company fails to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days; or

(2) the Company fails to pay the principal on any Note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); or

(3) the Company defaults in the observance or performance of any other covenant or agreement contained in this Indenture and which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; or

(4) the Company fails to pay at final stated maturity (giving effect to any applicable grace period and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Securitization Entity) other than Indebtedness owed to the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the date hereof, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $100.0 million or more at any time; or

(5) one or more judgments for the payment of money in an aggregate amount in excess of $[ ] million (net of any amounts for which a reputable and creditworthy insurance company has acknowledged liability in writing) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(6) the Company or any Significant Subsidiary (A) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors, or (F) takes any corporate action to authorize or effect any of the foregoing; provided, that if a Significant Subsidiary is in Reorganization Proceedings as of the Effective Date, then the foregoing shall constitute an Event of Default with respect to such Significant Subsidiary only if the foregoing occurs following the exit by such Significant Subsidiary from such Reorganization Proceedings; or

(7) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or such Significant Subsidiary, (B) appoint a Custodian of the Company or any Significant Subsidiary or for substantially all of its property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; provided, that if a Significant Subsidiary is in Reorganization Proceedings as of the Effective Date, then the foregoing shall constitute an Event of Default with respect to such Significant Subsidiary only if the foregoing occurs following the exit by such Significant Subsidiary from such Reorganization Proceedings.

          SECTION 6.02. Acceleration.

          (a) If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) with respect to the Company) occurs and is continuing and has not been waived pursuant to Section 6.04, then the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

          (b) If an Event of Default specified in Section 6.01(6) or (7) occurs with respect to the Company, all unpaid principal and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

          (c) At any time after a declaration of acceleration with respect to the Notes in accordance with Section 6.02(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(6) or (7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

          SECTION 6.03. Other Remedies.

          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

          SECTION 6.04. Waiver of Past Defaults.

          Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in clauses (1) and (2) of Section 6.01. When a Default or Event of Default is waived, it is cured and ceases.

          SECTION 6.05. Control by Majority.

          Subject to Section 2.09, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it, including any remedies provided for in Section 6.03. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that the Trustee reasonably believes conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Noteholder, or that may involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and provided, further, that this provision shall not affect the rights of the Trustee set forth in Section 7.01(d).

          SECTION 6.06. Limitation on Suits.

          A Noteholder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4) the Trustee does not comply with the request within 45 days after receipt of the request and the offer of satisfactory indemnity; and

(5) during such 45-day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.

          The foregoing limitations shall not apply to a suit instituted by a Holder for the enforcement of the payment of principal or interest on such Note on or after the respective due dates set forth in such Note (including upon acceleration thereof), after giving effect to any applicable grace period or cure period with respect to such payment; provided, that upon institution of any proceeding or exercise of any remedy, such Holders provide the Trustee with prompt written notice thereof.

          A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over such other Noteholder.

          SECTION 6.07. Rights of Holders To Receive Payment.

          Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

          SECTION 6.08. Collection Suit by Trustee.

          If an Event of Default in payment of principal or interest specified in clause (1) or (2) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

          SECTION 6.09. Trustee May File Proofs of Claim.

          The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Noteholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. The Company’s payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07 hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceeding.

          SECTION 6.10. Priorities.

          If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee for amounts due under Section 7.07;

Second: if the Holders proceed against the Company directly without the Trustee in accordance with the requirements of Section 6.06 to Holders for their collection costs;

Third: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Fourth: to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

          The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10.

          SECTION 6.11. Undertaking for Costs.

          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

          SECTION 7.01. Duties of Trustee.

          (a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

          (b) Except during the continuance of a Default or an Event of Default:

(1) The Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part or manifest error, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

          (c) Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own gross negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05.

          (d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          (e) Whether or not herein expressly provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

          (f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.

          SECTION 7.02. Rights of Trustee.

          Subject to Section 7.01:

          (a) The Trustee may in the absence of manifest error conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

          (b) Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate, an Opinion of Counsel or both, which shall conform to Sections 13.04 and 13.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel or advice of such counsel.

          (c) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or indirectly or by or through agents or attorneys and the Trustee shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

          (d) The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

          (e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records, and premises of the Company, personally or by agent or attorney and to consult with the officers and representatives of the Company, including the Company’s accountants and attorneys.

          (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

          (g) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

          (h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at its principal corporate trust office, and such notice references the Notes and this Indenture.

          (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

          (j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

          SECTION 7.03. Individual Rights of Trustee.

          The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company, or their respective Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

          SECTION 7.04. Trustee’s Disclaimer.

          The recitals contained herein and in the Notes shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, and it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or the Notes other than the Trustee’s certificate of authentication.

          SECTION 7.05. Notice of Default.

          If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Noteholder notice of the uncured Default or Event of Default within 90 days after such Default or Event of Default occurs. Except in the case of a Default or an Event of Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or on the Proceeds Purchase Date pursuant to a Net Proceeds Offer and, except in the case of a failure to comply with Article V hereof, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders.

          SECTION 7.06. Reports by Trustee to Holders.

          Within 60 days after each May 15, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Noteholder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), (c) and (d).

          A copy of each report at the time of its mailing to Noteholders shall be mailed to the Company and filed with the Commission and each stock exchange, if any, on which the Notes are listed.

          The Company shall promptly notify the Trustee if the Notes become listed on any stock exchange and any delisting thereof, and the Trustee shall comply with TIA § 313(d).

          SECTION 7.07. Compensation and Indemnity.

          The Company shall pay to the Trustee from time to time such compensation as shall be agreed between the Issuer and the Trustee for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable fees and expenses, including out-of-pocket expenses incurred or made by it in connection with the performance of its duties under this Indenture. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

          The Company shall indemnify each of the Trustee and any predecessor Trustee and its agents, employees, stockholders and directors and officers for, and hold them harmless against, any and all loss, liability or expense incurred by them except for such actions to the extent caused by any gross negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder unless and to the extent the Company is actually prejudiced by such failure to so notify. At the Trustee’s sole discretion, the Company shall defend the claim and the Trustee shall cooperate and may participate in the defense; provided, that any settlement of a claim shall be approved in writing by the Trustee. Alternatively, the Trustee may at its option have separate counsel of its own choosing and the Company shall pay the reasonable fees and expenses of such counsel; provided, that the Company will not be required to pay such fees and expenses if it assumes the Trustee’s defense and there is no conflict of interest between the Company and the Trustee in connection with such defense as reasonably determined by the Trustee. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld or delayed. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its gross negligence, bad faith or willful misconduct.

          To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all assets or money held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of or interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or indebtedness of the Company (even though the Notes may be subordinate to such other liability or indebtedness).

          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in the preceding paragraph or Section 6.10.

          The provisions of this Section 7.07 shall survive the resignation or removal of the Trustee, the discharge of the Company’s obligations hereunder pursuant to the terms and conditions of Article Eight hereto or the termination of this Indenture.

          SECTION 7.08. Replacement of Trustee.

          The Trustee may resign by so notifying the Company. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee and may appoint a successor Trustee. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after delivery of such acceptance, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder.

          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

          If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

          SECTION 7.09. Successor Trustee by Merger, Etc.

          If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise qualified and eligible hereunder, be the successor Trustee.

          SECTION 7.10. Eligibility; Disqualification.

          This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), (2) and (5). The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Company, as obligor of the Notes.

          SECTION 7.11. Preferential Collection of Claims Against Company.

          The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein. The provisions of TIA § 311 shall apply to the Company, as obligor on the Notes.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

          SECTION 8.01. Termination of the Company’s Obligations.

          The Company may terminate its obligations under the Notes and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.01, if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid or Notes for whose payment U.S. Legal Tender has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder, or if:

          (a) either (i) pursuant to Article Three, the Company shall have given notice to the Trustee and mailed a notice of redemption to each Holder of the redemption of all of the Notes under arrangements satisfactory to the Trustee for the giving of such notice or (ii) all Notes have otherwise become due and payable hereunder;

          (b) the Company shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, U.S. Legal Tender in such amount as is sufficient without consideration of reinvestment of such interest, to pay principal and interest on the outstanding Notes to maturity or redemption; provided, that the Trustee shall have been irrevocably instructed to apply such U.S. Legal Tender to the payment of said principal and interest with respect to the Notes;

          (c) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound;

          (d) the Company shall have paid all other sums payable by it hereunder; and

          (e) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for the termination of the Company’s obligations under the Notes and this Indenture have been complied with.

          Notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.07, 8.05 and 8.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive.

          After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

          SECTION 8.02. Legal Defeasance and Covenant Defeasance.

          (a) The Company may, at its option by Board Resolution of the Board of Directors of the Company, at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

          (b) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest on such Notes when such payments are due; (ii) the Company’s obligations with respect to such Notes under Article Two and Section 4.02 hereof; (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (iv) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

          (c) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from its obligations under the covenants contained in Section 4.05 and Sections 4.10 through 4.13, inclusive, and Sections 4.15 through 4.18, inclusive, and Article Five hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Section 6.01(3) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, Sections 6.01(3), 6.01(4), 6.01(5) and 6.01(6) shall not constitute Events of Default.

          SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

          The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

          In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, of such principal or installment of principal of or interest on the Notes; provided, that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes;

(b) such deposit shall not cause the Trustee to have a “conflicting interest” (as defined in the TIA);

(c) in the case of an election under Section 8.02(b) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that (A) the Company has received from, or there has been published by, the Internal Revenue

Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(d) in the case of an election under Section 8.02(c) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(e) no Default or Event of Default or event which with notice or lapse of time or both would become a Default or an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(6) and 6.01(7) hereof are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(f) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

(g) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (i) the trust funds will not be subject to any rights of any holders of Indebtedness of the Company other than the Notes or any other creditor of the Company, and (ii) assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Law.

           SECTION 8.04. Application of Trust Money.

           The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Obligations except as it may agree with the Company.

          The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.03 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

          SECTION 8.05. Repayment to the Company.

          Anything in this Article Eight to the contrary notwithstanding, from time to time the Trustee and the Paying Agent shall promptly deliver or pay to the Company upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by them, which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance. Upon such delivery, the Trustee and the Paying Agent shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided, that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Noteholders entitled to such money must look solely to the Company for payment as general creditors unless an applicable law designates another Person and all liability of the Trustee or Paying Agent (if the Paying Agent is a Person other than the Company) with respect to such money shall cease.

          SECTION 8.06. Reinstatement.

          If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Article Eight by reason of any legal proceeding or by reason of any order or judgment of any Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government obligations in accordance with Article Eight; provided, that if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

          SECTION 9.01. Without Consent of Holders.

          Notwithstanding anything to the contrary in Section 9.02, the Company, when authorized by a Board Resolution, and the Trustee, together, may amend or supplement this Indenture or the Notes without notice to or consent of any Noteholder:

(1) to cure any ambiguity, defect or inconsistency that does not adversely affect the rights of any Noteholder;

(2) to comply with Article Five;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(5) to make any change that would provide any additional benefit or rights to the Noteholders or that does not adversely affect the rights of any Noteholder; or

(6) to make any other change that does not, in the opinion of the Trustee, adversely affect in any material respect the rights of any Noteholders hereunder.

provided, that the Company has delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the provisions of this Section 9.01.

          SECTION 9.02. With Consent of Holders.

          Notwithstanding anything to the contrary in Section 9.01 and subject to Section 6.07, the Company, when authorized by a Board Resolution, and the Trustee, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend or supplement this Indenture or the Notes, without notice to any other Noteholders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with any provision of this Indenture or the Notes without notice to any, other Noteholder. No amendment, supplement or waiver, including a waiver pursuant to Section 6.04, shall, without the consent of each Holder of each Note affected thereby:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefore;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default, other than Defaults or Events of Default with respect to the payment of principal of or interest on the Notes; or

(6) amend, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer in respect of any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto, in each case, after a Change of Control has occurred or the subject Asset Sale has been consummated.

          It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

          After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

          SECTION 9.03. Compliance with TIA.

          Every amendment, waiver or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

          SECTION 9.04. Revocation and Effect of Consents.

          Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

          After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (1) through (6) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

          SECTION 9.05. Notation on or Exchange of Notes.

          If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Any such notation or exchange shall be made at the sole cost and expense of the Company. Failure to make the appropriate notation or to issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

          SECTION 9.06. Trustee To Sign Amendments, Etc.

          The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall not be an expense of the Trustee.

ARTICLE TEN

Intentionally Omitted.

ARTICLE ELEVEN

Intentionally Omitted.

ARTICLE TWELVE

Intentionally Omitted.

ARTICLE THIRTEEN

MISCELLANEOUS

          SECTION 13.01. TIA Controls.

          If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

          SECTION 13.02. Notices.

          Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company, to:

NRG Energy, Inc.
901 Marquette Avenue
Suite 2300
Minneapolis, Minnesota 55402
Facsimile No.: (612) 373-5392
Attn: Scott J. Davido, Esq.

if to the Trustee, to:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Facsimile No.: [ ]
Attn: Cynthia L. Corliss, Vice President and Trust Counsel

          Each of the Company and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person or Persons. Any notice or communication to the Company or the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

          Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

          Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

          SECTION 13.03. Communications by Holders with Other Holders.

          Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

          SECTION 13.04. Certificate and Opinion as to Conditions Precedent.

          Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with.

          SECTION 13.05. Statements Required in Certificate or Opinion.

          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition and the definitions relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

          SECTION 13.06. Rules by Trustee, Paying Agent, Registrar.

          The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Noteholders. The Paying Agent or Registrar may make reasonable rules for its functions.

          SECTION 13.07. Legal Holidays.

          A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          SECTION 13.08. Governing Law.

          This Indenture and the Notes shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York, without regard to principles of conflict of laws. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the state of New York in any action or proceeding arising out of or relating to this Indenture.

          SECTION 13.09. No Adverse Interpretation of Other Agreements.

          This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

          SECTION 13.10. No Recourse Against Others.

          A director, officer, employee, stockholder or incorporator, as such, of the Company or of the Trustee shall not have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creations. Each Noteholder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

          SECTION 13.11. Successors.

          All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

          SECTION 13.12. Duplicate Originals.

          All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

          SECTION 13.13. Severability.

          In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

          SECTION 13.14. Table of Contents, Headings, Etc.

          The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SIGNATURES

          IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

NRG ENERGY, INC.

By:	Name:
Title:

EXHIBIT A

[FORM OF NOTE]

[INSERT GLOBAL NOTE LEGEND AS SPECIFIED IN SECTION 2.15 IF APPLICABLE]

[INSERT PRIVATE PLACEMENT LEGEND AS SPECIFIED IN SECTION 2.15 IF APPLICABLE]

CUSIP No.: [______]

NRG ENERGY, INC.

10.0% SENIOR NOTE DUE 2010

No. [________]	$[________]

          NRG ENERGY, INC., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to [________] or registered assigns, the principal sum of [________] Dollars, on [________], 2010.

          Interest Payment Dates: [________] and [________].

          Record Dates: [________] and [________].

          Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

NRG ENERGY, INC.

By:	Name:
Title:

By:	Name:
Title:

Certificate of Authentication

          This is one of the Notes referred to in the within-mentioned Indenture.

[_________________], as Trustee

Dated: [___________]	By:
Authorized Signatory

(REVERSE OF SECURITY)

10.0% SENIOR NOTE DUE 2010

          1. Interest. NRG Energy, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note as follows: Interest will accrue on this Note at a rate of 10.0% per annum from the most recent date on which interest has been paid or, if no interest has been paid, from [Effective Date] and shall be payable in cash semi-annually in arrears on each Interest Payment Date, commencing [     ]; provided, that the Company may elect on any Interest Payment Date occurring on or prior to [     ], 2008 to cause interest on this Note to accrete as additional principal at a rate of 12.0% per annum (such amounts, “PIK Interest”); provided, further, that such PIK Interest shall be payable in cash upon the earlier to occur of (i) [     ], 2008 and (ii) the date on which the outstanding principal amount of this Note is paid in full. All interest will be computed on the basis of a 360-day year of twelve 30-day months.

          The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace period) to the extent lawful from time to time on demand at the rate borne by the Notes plus 2.0% per annum.

          2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest at the corporate offices of the Paying Agent in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Company may pay interest by its check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the Paying Agent (if the Paying Agent is a Person other than the Company) or to a Holder at the Holder’s registered address.

          3. Paying Agent and Registrar. Initially, Wilmington Trust Company, a Delaware trust company (the “Trustee”), will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

          4. Indenture. The Company issued the Notes under an Indenture, dated as of [     ], 2003 (the “Indenture”), by and between the Company and the Trustee. This Note is one of a duly authorized issue of Notes of the Company designated as its 10.0% Senior Notes due 2010. The Notes are limited in initial aggregate principal amount to $500.0 million (excluding any capitalized PIK Interest). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa–77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them. The Notes are general unsecured obligations of the Company.

          5. Redemption.

          (a) Optional Redemption. The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, as set forth below:

               (i) On or prior to [_____________],3 the Notes will be subject to redemption at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date; and

               (ii) On or after [_____________], the Notes will be subject to redemption at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date, if redeemed during the twelve-month period beginning on [_____________] of the years indicated below:

Year	%

[200_]	[_____%]
[200_]	[_____%]
[200_]	[_____%]
[200_]	[_____%]
[200_] and thereafter	[_____%]

provided, however, that, in the case of a redemption pursuant to either clause (i) or (ii) above, if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after such Interest Payment Date, then the applicable interest shall be paid on such Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from such Interest Payment Date to the Redemption Date.

          (b) Optional Redemption Upon Equity Offerings. At any time and from time to time, prior to [     ] 2006, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided, however, that immediately after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (excluding Notes held by the Company and its Subsidiaries) remains outstanding. Any such redemption shall be made within 75 days of such Equity Offering; provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.

          (c) Makewhole Redemption. The Company may choose to redeem the Notes at any time following [_____________]4 and prior to [_____________] upon the terms and subject to the conditions

[3]	The date that is 180 days following the Effective Date.

set forth in this paragraph. The Company may redeem all or any portion of the Notes, at once or from time to time, after giving the required notice under the Indenture. To redeem the Notes prior to [     ], the Company must pay a Redemption Price equal to the greater of:

               (i) 100% of the principal amount of the Notes to be redeemed, and

               (ii) the sum of the present values of (i) the Redemption Price of the Notes at [     ] (such Redemption Price being [     ]%) and (ii) any interest due on the Notes through [     ], in each case discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Makewhole Rate plus [     ]%, plus, in either case, accrued and unpaid interest, if any, to the Redemption Date; provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after such Interest Payment Date, then the applicable interest shall be paid on such Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from such Interest Payment Date to the Redemption Date.

          Any notice to Holders of Notes of such a redemption shall include the appropriate calculation of the Redemption Price, but is not required to include the Redemption Price itself. The actual Redemption Price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

          (d) Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations larger than $1,000 may be redeemed in part.

          Except as set forth in the Indenture, if U.S. Legal Tender for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent (if the Paying Agent is a Person other than the Company) for redemption on such Redemption Date, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest, if any.

          6. Offers to Purchase. Sections 4.15 and 4.16 of the Indenture provide that, after certain Asset Sales (as defined in the Indenture) and upon the occurrence of a Change of Control (as defined in the Indenture), and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

          7. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of whole dollar integrals. Any Notes issued upon registration of transfer of Notes shall be in denominations of whole dollar integrals. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a

[4]	180 days following Effective Date.

Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

          8. Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

          9. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

          10. Discharge Prior to Redemption or Maturity. If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating thereto, the Company will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but excluding its obligation to pay the principal of and interest on the Notes).

          11. Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or comply with Article Five of the Indenture or make any other change that does not adversely affect in any material respect the rights of any Holder of a Note.

          12. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of its Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

          13. Successors. When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

          14. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity reasonably satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

          15. Trustee Dealings with Company. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

          16. No Recourse Against Others. No stockholder, director, officer, employee or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

          17. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

          18. Governing Law. The laws of the State of New York shall govern this Note and the Indenture, without regard to principles of conflicts of law.

          19. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN CON (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

          20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

          21. Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

          The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture, which has the text of this Note in larger type. Requests may be made to: NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402, Attn: Chief Financial Officer.

ASSIGNMENT FORM

          If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint                   , agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other
side of this Note)
Signature Guarantee:

[OPTION OF HOLDER TO ELECT PURCHASE]

          If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box:

Section	4.15	[ ]
Section	4.16	[ ]

          If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$
Dated:
	NOTICE:	The signature on this assignment must
correspond with the name as it appears
upon the face of the within Note in every
particular without alteration or
enlargement or any change whatsoever
and be guaranteed by the endorser’s
bank or broker.
Signature Guarantee:

PROMISSORY NOTE

U.S. $10,000,000.00	[Effective Date], 2003 Minneapolis, Minnesota

     FOR VALUE RECEIVED, NRG ENERGY, INC., a Delaware corporation (“Obligor”), promises to pay to XCEL ENERGY INC., a Minnesota corporation (“Holder”), at its offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place or places as Holder may from time to time designate in writing, the principal amount of TEN MILLION and NO/100 U.S. DOLLARS (US$10,000,000.00), on [2 ½ years from Effective Date], 2006 (the “Maturity Date”), together with accrued but unpaid interest thereon at the rate per annum as hereinafter set forth.

     Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and shall be at a rate per annum equal to three percent (3%). Upon and during the continuance of a Default of the nature set forth in paragraph A below, interest shall be at a varying rate per annum equal to the Prime Rate (as such term is hereinafter defined). Interest accrued at the rate set forth above shall be due and payable quarterly on the last day of each March, June, September and December, commencing on the last day of December, 2003. After the Maturity Date, interest shall be payable on demand.

     All payments hereunder shall be made in lawful currency of the United States and in immediately available funds. All payments shall be made without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Promissory Note, the proceeds hereof, Holder or Obligor by any governmental authority or political subdivision thereof, except for any amounts that the Obligor may be required to withhold under applicable law. Obligor shall upon request of Holder pay all such taxes, duties or other charges in addition to principal and interest, including without limitation all documentary stamp and intangible taxes incurred by the Holder upon the issuance of this Promissory Note by Obligor, but excluding income taxes based solely on Holder’s net income.

     Obligor may prepay all or a portion of this Promissory Note at any time and from time to time without penalty or premium.

     Whenever any payment to be made under this Promissory Note shall be stated to be due on a day other than a Business Day (as such term is hereinafter defined), such payment may be made on the next succeeding Business Day.

     Obligor hereby represents and warrants to Holder that:

(i) Obligor is existing and in good standing under the laws of its state of incorporation, is duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of Obligor; the execution, delivery and performance of this Promissory Note are within Obligor’s powers and have been authorized by all necessary corporate action.

(ii) The execution, delivery and performance of this Promissory Note have received any and all necessary governmental approvals, and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of Obligor or any agreement affecting Obligor or its property.

(iii) Obligor is not in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no part of the proceeds of the loan represented by this Promissory Note has been or will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

          B.     Obligor fails to pay the principal hereof or interest hereon or any other amount due hereunder, in each case within five days after the due date thereof; or

          C.     Obligor fails in any material respect to perform, keep or observe any other term, provision, condition or covenant contained in this Promissory Note, which is required to be performed, kept or observed by Obligor and the same is not cured within thirty (30) days after Holder gives Obligor written notice identifying such default; or

          D.     The Obligor shall apply for or consent to the appointment of any receiver, trustee or similar officer for it; the Obligor or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee or similar officer for any assets of Obligor and/or its Subsidiaries which are material to the business, operations or financial condition of the Obligor and its Subsidiaries taken as a whole; or an application is made by a person other than Obligor for the appointment of a receiver, trustee, or custodian for the Obligor or any Subsidiary or such assets and the same is not dismissed within 60 days after the application therefor; or

          E.     Any assets of Obligor or any Subsidiary which are material to the business, operations or financial condition of the Obligor and its Subsidiaries taken as a whole are seized, levied upon or subjected to a writ, warrant of attachment or execution or similar process; or a notice of lien, levy or assessment is filed of record with respect to assets of Obligor or any Subsidiary which are material to the business, operations or financial condition of the Obligor and its Subsidiaries taken as a whole by the United States, or any department, agency or instrumentality thereof or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation (collectively, the “Governmental Entities”); or any taxes or debts which are past due or delinquent owing to any Governmental Entity becomes a lien or encumbrance upon any such assets and such lien or encumbrance is not released within 60 days after such delinquency; or

          F.     Obligor becomes insolvent or fails to pay its debts generally as they become due; or Obligor makes an assignment for the benefit of its creditors; or Obligor and its Subsidiaries cease to conduct any portion of their businesses which is material to the business, operations or financial condition of the Obligor and its Subsidiaries (taken as a whole) or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of their business affairs (taken as a whole); or

          G.     A petition under any section or chapter of the United States Bankruptcy Code or similar law or regulation is filed by the Obligor; or a petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation is filed against Obligor and is not dismissed within 60 days after filing; or an order for relief is entered in any case under the United States Bankruptcy Code naming the Obligor as debtor; or any case or proceeding is filed by Obligor for its dissolution, liquidation, or termination; or any case or proceeding is filed against the Obligor for its dissolution, liquidation or termination and such case or proceeding is not dismissed within 60 days; or

     Upon the occurrence and during the continuance of any Default specified in paragraphs (A) through (E) above, Holder at its option may declare this Promissory Note (including principal, interest and other amounts ) immediately due and payable without notice or demand of any kind. Upon the occurrence of any Default specified in paragraph (F) above, this Promissory Note (including principal, interest and other amounts) shall be immediately and automatically due and payable without any action of any kind on the part of Holder. During the continuance of any Default, Holder may exercise any rights and remedies under this Promissory Note and at law or in equity.

     Obligor waives notice of dishonor or default as well as presentment, demand, protest and notice of any kind in connection herewith. Any failure of Holder to exercise any right available hereunder or otherwise shall not be construed as a waiver of the right to exercise the same or as a waiver of the right to exercise any other right at any other time.

     When used herein, the following terms shall have the following meanings:

     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Minnesota are authorized or obligated by law or executive order to close.

     “Prime Rate” shall mean the interest rate per annum from time to time announced and made effective by Wells Fargo Bank, National Association as its “Prime Rate”, or, as the case may be, the base, reference or other similar rate then designated by Wells Fargo Bank, National Association for commercial loan reference purposes.

     “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust, or other legal entity of which Obligor owns directly or indirectly more than fifty percent (50%) of the outstanding voting stock or interest, or of which Obligor has effective control, by contract or otherwise.

     This Promissory Note shall bind Obligor, its successors and assigns, and shall inure to the benefit of Holder, its successors and assigns, except that (i) Obligor may not transfer or assign any of its rights or interest hereunder without the prior written consent of Holder and (ii) prior to the occurrence of a Default, Holder may not transfer or assign any of its rights or interest hereunder without the prior written consent of Obligor, which shall not be unreasonably withheld or delayed.

     Obligor agrees to pay upon demand all reasonable out-of-pocket expenses (including without limitation attorneys’ fees, legal costs and expenses) incurred or paid by Holder or any holder hereof in connection with the enforcement hereof after a Default.

     Notwithstanding any other provision of this Promissory Note, interest, fees and charges payable by reason of the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by applicable law. If acceleration, prepayment or any other charges upon the principal or any portion thereof, or any other circumstance, result in the computation or earning of interest in excess of the highest lawful rate, then any and all such excess is hereby waived and shall be applied against the remaining principal balance.

     This Promissory Note shall be governed and construed in accordance with the internal laws of the State of Minnesota. Wherever possible each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Promissory Note.

     OBLIGOR HEREBY IRREVOCABLY AGREES THAT, SUBJECT TO HOLDER’S SOLE AND ABSOLUTE ELECTION, ALL SUITS, ACTIONS OR OTHER PROCEEDINGS WITH RESPECT TO, ARISING OUT OF OR IN CONNECTION WITH THIS PROMISSORY NOTE SHALL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN OR JURISDICTION OVER HENNEPIN COUNTY, MINNESOTA. OBLIGOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN OR HAVING JURISDICTION OVER SUCH COUNTY AND HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO REQUEST OR DEMAND TRIAL BY JURY, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY HOLDER IN ACCORDANCE WITH THIS PARAGRAPH, OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

NRG ENERGY, INC.

By:

Its:

EMPLOYEE MATTERS AGREEMENT

               THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of           , 2003, between Xcel Energy Inc. (“Xcel”), a Minnesota corporation, and NRG Energy, Inc. (“NRG”), a Delaware corporation.

               WHEREAS, on May 14, 2003, NRG and certain related entities (the “Debtors”) filed voluntary petitions for relief under Section 301 of Title 11, United States Code, 11 U.S.C. §101, et seq., as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

               WHEREAS, on           , 2003, a joint plan of reorganization of the Debtors (the “Plan of Reorganization”) was filed with the Bankruptcy Court, including a proposed settlement between Xcel and NRG (the “Settlement Agreement”);

               WHEREAS, the Settlement Agreement contemplates that the Plan of Reorganization would approve an employee matters agreement pursuant to which various obligations with respect to employees and benefit plans would be allocated between Xcel and NRG as of the “Effective Date” as defined in the Plan of Reorganization (the “Effective Date”); and

               WHEREAS, in order to carry out the intent of the Settlement Agreement, Xcel and NRG desire to enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

               Wherever used in this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Settlement Agreement. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control.

ARTICLE II
XCEL ENERGY PENSION PLAN

2.01	Individuals employed by NRG or any NRG Subsidiary that is a participating employer in the Xcel Energy Pension Plan (the “Pension Plan”) as of May 13, 2003 (such individuals being hereinafter referred to as the “Employees”) will continue to be eligible to participate in the Pension Plan until the Effective Date in accordance with the terms thereof, as in effect from time to time, applicable to

Employees, including the benefit formulas thereunder in effect as of May 13, 2003, and NRG and any applicable NRG Subsidiary will continue until the Effective Date as participating employers in the Pension Plan.

2.02	Prior to the Effective Date, Xcel will adopt an amendment to the Pension Plan and NRG and Xcel will take such other action as may be determined by NRG and Xcel to be necessary or desirable to provide that as of the Effective Date (i) NRG and any applicable NRG Subsidiary will cease to be participating employers in the Pension Plan, (ii) the Employees will no longer actively participate in the Pension Plan, (iii) no Employee who is not a participant in the Pension Plan immediately prior to the Effective Date will be eligible to participate in the Pension Plan and (iv) the Employees’ benefits under the Pension Plan will be frozen as of the Effective Date (except as set forth in Section 2.03 below) and Employees will cease to accrue further benefits under the Pension Plan as of the Effective Date. Xcel shall be responsible for satisfying all notice and filing requirements including, but not limited to, the applicable notice and filing requirements under ERISA section 204(h) and regulations thereunder. Furthermore, with regard to all notices to Employees other than any required notice under ERISA section 204(h), Xcel shall allow sufficient time and opportunity in the preparation of such notices for NRG to review and comment on any notice prior to its distribution.

2.03	With respect to Employees who, as of the Effective Date, both are employed by NRG or any NRG Subsidiary and are participants in the Pension Plan (the “NRG Participants”), the Pension Plan shall provide that service, calculated in accordance with the terms of the Pension Plan, with NRG or any NRG Subsidiary from and after the Effective Date shall be credited (i) for vesting purposes under the Pension Plan for NRG Participants not fully vested under the Pension Plan, and (ii) for purposes of eligibility for entitlement for commencement or receipt of benefits under the Pension Plan, including, without limitation, for eligibility for commencement or receipt of any early retirement benefits or supplement thereunder. Service with NRG or any NRG Subsidiary on and after the Effective Date will not be credited under the Pension Plan for any other purpose, including, without limitation, benefit accrual purposes. To the extent a partial termination, within the meaning of Section 411(d)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), of the Pension Plan would occur as of the Effective Date, whether as a result of Employees ceasing to be employed by Xcel and its subsidiaries or otherwise, such Employees will become fully vested as of the Effective Date in their frozen benefit under the Pension Plan as and to the extent provided by Section 411(d)(3) of the Code.

2.04	The frozen benefits to which Employees are entitled under the terms of the Pension Plan, as required to be modified by this Agreement, will be paid to them as and when provided in the Pension Plan. The obligation for such benefits will remain with the Pension Plan, and Xcel and the Pension Plan will have the sole responsibility to fund and provide such benefits.

2.05	From and after the date hereof, Xcel shall continue to administer, or cause to be administered, the Pension Plan in accordance with its terms as in effect from time to time and applicable law, and Xcel or its delegates shall have the sole and absolute discretion and authority to construe and interpret the Pension Plan, as set forth therein. Xcel shall not, without first consulting with NRG, amend any material feature of the Pension Plan, except to the extent such amendment (i) would not adversely affect any benefits of the Employees under the Pension Plan or (ii) may be necessary or appropriate, as determined by Xcel, to comply with applicable law and rulings or regulations thereunder.

2.06	From and after the date hereof and through the Effective Date, NRG shall perform, and shall cause each of the applicable NRG Subsidiaries to perform, with respect to its participation in the Pension Plan as a participating employer, the duties of a participating employer as set forth in the Pension Plan including (without limitation): (i) assisting in the administration of benefit payments, to the extent requested by the administrator of the Pension Plan; (ii) cooperating fully with Pension Plan auditors and Xcel benefit personnel and benefit vendors; and (iii) preserving the confidentiality of all financial arrangements Xcel has or may have with any vendors, administrators, trustees or any other entity or individual with whom Xcel has entered into an agreement relating to the Pension Plan.

ARTICLE III
NON-QUALIFIED RETIREMENT PLANS

3.01	With respect to the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Inc. Nonqualified Pension Plan (collectively, the “NQRPs”), NRG and Xcel will determine prior to the Effective Date the proportion of the obligations owing thereunder as of the Effective Date to individuals employed by NRG or any NRG Subsidiary as of the date hereof (“NRG NQRP Participants”) that is legally allocable to Xcel by virtue of the NRG NQRP Participants’ prior service with Xcel, Northern States Power Company and any other service taken into account under the NQRPs, other than service with NRG and its subsidiaries (the “Xcel NQRP Amount”). To the extent Xcel has not previously satisfied such obligation, Xcel will maintain responsibility for payment of the Xcel NQRP Amount to which the NRG NQRP Participants become entitled under the NQRPs, and NRG will have no obligation or liability for payment of such amount.

3.02	NRG will be solely responsible for payment of the NRG NQRP Amount, and Xcel will have no obligation or liability for payment of such amount under the NQRPs or any replacement plan for any excess of (i) the total amount owing to NRG NQRP Participants under the NQRPs over (ii) the Xcel NQRP Amount (the “NRG NQRP Amount”).

ARTICLE IV
PARTICIPANT INFORMATION

               NRG and Xcel will use reasonable best efforts to provide, or cause to be provided, to each other on a timely basis all participant information that is necessary or appropriate for the efficient and accurate administration of the Pension Plan and the NQRPs with respect to Employees, including, without limitation, information necessary or appropriate to calculate service, as defined in the Pension Plan, with NRG or any NRG Subsidiary from and after the Effective Date, information relating to the termination of employment with NRG and the NRG Subsidiaries after the Effective Date for any reason, and all information regarding the NQRPs and NRG NQRP Participants to enable Xcel and NRG to determine the Xcel NQRP Amount and the NRG NQRP Amount prior to the Effective Date.

ARTICLE V
INDEMNIFICATION

5.01	NRG shall, for itself and as agent for each NRG Subsidiary, indemnify and hold Xcel and its directors, officers, employees, affiliates, agents and other representatives harmless from any liability or expense (including reasonable attorneys’ fees) resulting from any claims of any nature that relate to, arise out of, or result from any of the following:

(i)	any acts or omissions or alleged acts or omissions by or on behalf of NRG or any NRG Subsidiary as participating employers under the Pension Plan except for any such acts or omissions resulting from acts or omissions described in Section 5.02(i), (ii) and (iii);

(ii)	any acts or omissions or alleged acts or omissions by or on behalf of NRG or any NRG Subsidiary under or with respect to any plan sponsored or maintained by NRG or NRG Subsidiary that was merged into the Pension Plan except for any such acts or omissions resulting from acts or omissions described in Section 5.02(i), (ii) and (iii); or

(iii)	any breach by NRG of this Agreement.

5.02	Xcel shall indemnify and hold NRG and its directors, officers, employees, affiliates, agents and other representatives harmless from any liability or expense (including reasonable attorneys’ fees) resulting from any claims of any nature that relate to, arise out of, or result from any of the following:

(i)	any acts or omissions or alleged acts or omissions by or on behalf of Xcel as sponsor of the Pension Plan except for any such acts or omissions resulting from acts or omissions described in Section 5.01(i), (ii) and (iii);

(ii)	any acts or omissions or alleged acts or omissions by or on behalf of Xcel related to the merger of any plan sponsored or maintained by NRG or NRG Subsidiary into the Pension Plan or related to the freezing of benefit accruals of Employees under the Pension Plan except for any such acts or omissions resulting from acts or omissions described in Section 5.01(i), (ii) and (iii); or

(iii)	any breach by Xcel of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.01	This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other party hereto. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.02	It is acknowledged and agreed by each of the parties hereto that should any provisions of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction after the Effective Date, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

6.03	The rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.

6.04	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

6.05	Nothing herein express or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, any employees of any party hereto.

               IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above to be effective upon the Effective Date.

XCEL ENERGY INC.

By:
Name:
Title:

NRG ENERGY, INC.

By:
Name:
Title:

ANNEX A

AMENDED AND RESTATED KEY EXECUTIVE RETENTION, RESTRUCTURING
BONUS

AND SEVERANCE AGREEMENT

Between
NRG Energy, Inc.
And
Scott J. Davido

i

Severance Agreement

Article 1. Establishment, Term and Purpose

     1.1 Establishment of the Agreement. NRG Energy, Inc., hereby enters into this Key Executive Retention, Restructuring Bonus and Severance Agreement with Scott J. Davido (the “Participant”) as of July 1, 2003.

     1.2 Term of the Agreement. This Agreement shall be effective on the date indicated above and shall remain in effect until the earlier of: (a) a Restructuring Event or (b) termination of the Participant’s employment with the Company.

     1.3 Purpose of the Agreement. The purpose of the Agreement is to provide an executive officer and key person of the Company (i) compensation for contributing to a Restructuring Event and (ii) financial security in the event of a termination of employment from the Company. This Agreement shall supercede any other restructuring incentive, severance or severance-related plan or agreement in which the Participant had participated. The Board has determined that Scott J. Davido is eligible to participate in the Agreement as of the Effective Date.

Article 2. Definitions

     Whenever used in this Agreement, the following terms shall have the meanings set forth below:

     2.1 “Agreement” means this Amended and Restated Key Executive Retention, Restructuring Bonus and Severance Agreement between the Company and Scott J. Davido.

     2.2 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101- 1330.

     2.3 “Base Salary” means an amount equal to the Participant’s base annual salary as of the date of his termination of employment or the Effective Date, as applicable. As of July 1, 2003, Participant’s Base Salary shall be $500,000.00. Subsequent to the Effective Date and payment of any Restructuring Bonus, Participant’s Base Salary shall be $300,000.00. For this purpose, “Base Salary” shall not include bonuses, long-term incentive compensation, or any remuneration other than base annual salary.

     2.4 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.5 “Beneficiary” means the persons or entities designated or deemed to be designated by the Participant.

     2.6 “Board” means the Board of Directors of the Company.

     2.7 “Cause” means the occurrence of any one or more of the following events:

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(a)	The continued failure by the Participant to substantially and effectively perform his normal duties (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance, signed by the CEO or the Participant’s immediate supervisor, is delivered to the Participant, that identifies the manner in which the Participant has not substantially and effectively performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice;

(b)	The Participant’s conviction or guilty plea for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or the Participant’s violation of the Company Code of Conduct; or

(c)	The engaging by the Participant in willful, reckless or grossly negligent conduct materially and demonstrably injurious to the Company. However, no act, or failure to act on the Participant’s part, shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     2.8 “Code” means the United States Internal Revenue Code of 1986, as amended.

     2.9 “Company” means NRG Energy, Inc., a Delaware corporation or any successor thereto as provided in Article 12 herein.

     2.10 “Disability” means the definition provided in the Company’s long term disability plan.

     2.11 “Effective Date” shall have the meaning ascribed to it in the Plan.

     2.12 “Effective Date of Termination” means the date on which Participant’s employment termination occurs that triggers the payment of Severance Benefits hereunder.

     2.13 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

     2.14 “Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:

(a)	Any reduction in the Participant’s Base Salary or target annual bonus below the amount in effect immediately preceding the reduction (including all increases following July 1, 2003), except in the case of a reduction that similarly applies to all executives on a nondiscriminatory basis.

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(b)	Any significant and material reduction in the Participant’s benefits package, except in the case of a reduction that similarly applies to all executives on a nondiscriminatory basis.

(c)	Any assignment of new duties that requires the Participant to relocate his domicile more than fifty (50) miles from the Participant’s current work location.

(d)	Any significant and material reduction or diminution in the duties, responsibilities, or position of the Participant from that in effect immediately prior to such reduction or diminution, provided that the sale of a Company division or sale of a division of a subsidiary company will not automatically be deemed to result in the significant reduction or diminution in the duties, responsibilities, or position of the Participant without a specific showing of such reduction or diminution.

(e)	Any significant increase in responsibility without corresponding compensation (with “responsibility” defined as those responsibilities as in effect as of the Effective Date).

The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to Disability. The Participant’s continued employment for fewer than 30 days after any event or change giving rise to a significant and material reduction or diminution shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

     2.15 “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

     2.16 “Participant” means Scott J. Davido, an executive officer and key person of the Company.

     2.17 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

     2.18 “Plan” means the Company’s chapter 11 plan of reorganization currently filed with the United States Bankruptcy Court for the Southern District of New York, as such plan may be subsequently amended.

     2.19 “Restructuring Bonus” means the payment described in Section 3.2 herein.

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     2.20 “Retirement” means retirement as defined in the applicable NRG Energy, Inc. retirement program in which the Participant is eligible, which may be amended from time to time as directed by the Board.

     2.21 “Severance Benefits” means the payment of severance compensation as provided in Article 4 herein.

     2.22 “Xcel” shall mean Xcel Energy, Inc, a Minnesota corporation, or any successor thereto.

Article 3. Restructuring Bonus

     3.1 Right to Restructuring Bonus.

          Subject to the provisions herein, upon the occurrence of the Effective Date, the Participant shall be entitled to receive from the Company a Restructuring Bonus, as described in Section 3.2 herein, to be paid to the Participant in a lump sum within 30 days following the Effective Date. Payment of the Restructuring Bonus shall be conditioned upon the Effective Date occurring by the date specified in the Plan, unless the conditions to the Effective Date contained in the Plan regarding occurrence by a specified date shall have been waived under the Plan in accordance with its terms.

     3.2 Description of Restructuring Bonus.

          If the Participant is entitled to receive a Restructuring Bonus, the amount of the Restructuring Bonus shall equal one and one-half (1.5) times the Participant’s Base Salary.

     3.3 Termination of Participant

          The Participant shall not be entitled to a Restructuring Bonus if he is terminated for Cause, or if his employment with the Company ends due to Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

Article 4. Severance Benefits

     4.1 Right to Severance Benefits. Subject to the provisions herein, the Participant shall be entitled to receive from the Company Severance Benefits as described in Section 4.2 herein, if the Participant’s employment with the Company is terminated by the Company without Cause or the Participant terminates employment for Good Reason.

     The Participant shall not be entitled to receive Severance Benefits under Section 4.2 herein if he is terminated for Cause, or if his employment with the Company ends due to Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

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     4.2 Description of Severance Benefits. If the Participant becomes entitled to receive Severance Benefits, as provided in Section 4.1 herein, the Participant shall receive the following Severance Benefits:

(a)	Two (2) times the sum of: (i) the Participant’s Base Salary; and (ii) the greater of: (a) the Participant’s average annual bonus earned over the two (2) most recent full fiscal years prior to the Effective Date of Termination; or (b) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

(b)	An Amount equal to the Participant’s unpaid targeted annual incentive, established for the plan year in which the Participant’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

(c)	A net cash payment equivalent to the COBRA premiums as in effect as of the Participant’s termination of employment of the medical insurance and dental insurance for a period of eighteen (18) months. This cash payment shall be made in one lump sum (net of applicable withholding).

COBRA election and continuation shall be the responsibility of the participant and/or qualified beneficiaries.

In the event the COBRA premium shall change for all employees of the Company, the premium, likewise, shall change for the Participant in a corresponding manner.

(d)	A cash payment of vacation and/or paid time off time earned prior to the Effective Date of Termination, but not taken by the Participant.

     4.3 Termination due to Disability. If the Participant’s employment is terminated due to Disability during the term of this Agreement, the Participant shall receive his Base Salary and accrued vacation and/or paid time off through his termination of employment and continuation of the medical insurance, dental insurance and group term life insurance shall be subject to the terms under the applicable disability plan of the Company.

     4.4 Termination Due to Retirement or Death. If the Participant’s employment is terminated by reason of Retirement or death, the Participant or, where applicable, the Participant’s Beneficiaries, shall receive the Participant’s Base Salary and accrued vacation/paid time off through his termination of employment, and continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance shall be subject to the treatment provided under the applicable retirement or health and welfare plan of the Company. If the Participant’s employment is terminated by reason of death the amounts to be paid under this Agreement shall be paid to the Participant’s estate.

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     4.5 Termination for Cause or by the Participant Other Than for Good Reason. If the Participant’s employment is terminated either: (a) by the Company for Cause; or (b) by the Participant without Good Reason, the Company shall pay the Participant his unpaid Base Salary and accrued vacation/paid time off through his termination of employment, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due; and the Company shall have not further obligations to the Participant under this Agreement.

     4.6 Notice of Termination. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated to the other party at least one hundred twenty (120) days prior to the date on which such termination shall be effective. The Company can terminate the employment of the Participant with no notice in which case the Company shall provide the Participant with continuation of pay of one hundred twenty (120) days.

     4.7 Form and Timing of Severance Benefits. At the discretion of the Company, all cash payments set forth in Section 4.2 shall be made in 30 equal monthly installments, net of appropriate withholdings, or in one (1) lump sum, net of appropriate withholdings, within a reasonable period of time, commencing or paid at a time not to exceed one hundred twenty (120) days after the Effective Date of Termination.

Article 5. Excise Tax

     5.1 Excise Tax Equalization Payment. If the Participant becomes entitled to severance benefits or any other payment or benefit under this Agreement, or under any other agreement or plans of the Company (in the aggregate, the “Total Payments”), and any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Participant in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Participant as soon as practicable following the effective date of termination, but in no event beyond forty-five (45) days from such date.

     5.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)	Any other payments or benefits received or to be received by the Participant in connection with a Restructuring Bonus or the Participant’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a “group” as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(l) of the Code

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and shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and acceptable to the Participant, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(3) (after applying clause (a) above); and

(c)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Participant did not receive the greatest net benefit, the Company shall reimburse the Participant for the full amount necessary to make the Participant whole, plus a market rate of interest, as determined by the Committee.

Article 6. Outplacement Assistance

     Following a termination of employment in which Severance Benefits are payable hereunder, the Participant shall be reimbursed by the Company for the costs of all outplacement services obtained by the Participant within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to $15,000.

Article 7. The Company’s Payment Obligation

     7.1 Payment Obligations Absolute. Except as provided herein, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else; provided that the Company shall retain a setoff and right to recoupment in the event of any breach by the Participant of his fiduciary duty at common law or a violation of the provisions of Articles 9.1 or 9.2. All amounts payable by the Company hereunder shall be paid

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without notice or demand. Except as provided herein, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomever may be entitled thereto. Notwithstanding the foregoing, the Company reserves the right to conduct an independent investigation for the sole purpose of determining whether “Cause” exists that would negate a payment hereunder. Until the conclusion of such investigation (which shall be conducted expeditiously) the Company reserves the right to suspend payment of benefits or alternatively, to condition any benefits on the results of such investigation. For purposes of this section, “expeditiously” shall be defined as a reasonable period of time not to exceed six (6) months. Participant shall be notified within thirty (30) days of the conclusion of the investigation.

     The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangement made under any provision of this Agreement, and the obtaining of any such other employment shall in no event affect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

     7.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Participant a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall required or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     7.3 Bankruptcy Court Approval

          Participant acknowledges that the Company has commenced a reorganization case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. At Participant’s sole option, the Company shall promptly move the bankruptcy court for an order authorizing the assumption of this Agreement under section 365 of the Bankruptcy Code or such other relief as appropriate to ensure compliance with this Agreement by the Company and receipt by the Participant of the rights granted hereunder.

Article 8. Withholding

     The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 9. Non-Competition Other Than Upon Change in Control

     9.1 Prohibition on Competition. The Participant agrees that during the course of the Participant’s employment with the Company, without the prior written consent of the Company, and for one (1) year from the date of the Participant’s voluntary or involuntary termination of employment with the Company, the Participant shall not:

(a)	Directly or indirectly own, manage, consult, associate with, operate, join, work for, control or participate in the ownership, management, operation or

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control of, or be connected in any manner with, any business (whether in corporate, proprietorship, or partnership for or otherwise), as more than a 10% owner in such business or member of a group controlling such business, which is engaged in any activity which competes with the business of the company as conducted one (1) year prior to (and up through) the date of the Participant’s involuntary or voluntary termination of employment with the Company or which will compete with any proposed business activity of the Company in the planning stage on such date of involuntary or voluntary termination. The participant and the Company agree that this provision is reasonably enforced as to any geographic area.

(b)	Directly or indirectly solicit, service, contract with or otherwise engage any past (one year prior), existing or prospective customer, client or account who then has a relationship with the Company for current or prospective business on behalf of a competitor of the Company, or on the Participant’s own behalf for a competing business. The Participant and the Company agree that this provision is reasonably enforced with reference to any geographic area applicable to such relationships with the Company.

(c)	Cause or attempt to cause any existing or prospective customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with the Company. The Participant and the Company agree that this provision is reasonably enforced with reference to any geographic area applicable to such relationships with the Company.

(d)	The Company agrees that the terms “activity”, “which competes with the business of the Company”, “competitor of the Company”, “competing business”, and “relationship with the Company” as used in this Agreement shall be reasonably construed and applied.

     9.2 Disclosure of Information. The Participant recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company, which is essential to the performance of his duties as an employee of the Company. The Participant will not, during or after the term of his employment with the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any information for his own purposes.

     9.3 Covenants Regarding Other Employees. During the period ending one (1) year following the payment of Severance Benefits under this Agreement, the Participant agrees to not directly or indirectly solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or

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otherwise. The Participant and the Company agree that this provision is reasonably enforced as to any geographic area.

Article 10. Non-Disparagement

     10.1 Disparagement. The Participant and the Company, each agrees not to make any disparaging or negative statements about the Company or the Participant, including but not limited to its products, services or management any person or entity whatsoever, including but not limited to past, present and prospective employees or employers, customers, clients, analysts, investors, vendors and suppliers; provided that, following the expiration of the non-compete period set forth in Article 9, the non-disparagement provisions set forth herein is shall not restrain the parties from engaging in legitimate competition with each other, which could include, but would not be limited to, legitimate but unfavorable comparisons of products, services or management of each other.

     10.2 Release. In order to receive the benefits provided under the Agreement (other than accrued vacation and paid time-off), the Participant will be required to provide the Company with a release in a form to be provided by the Company, or, if Xcel provides the benefits, the Participant will be required to provide Xcel and the Company with a release in a form to be provided by Xcel. Such release shall fully release the Company or Xcel, as applicable, and all of its officers, agents, directors, employees, and representatives, any affiliated companies, businesses or entities, and all other persons and entities from each and every legal claim or demand of any kind that the Participant ever had or might have arising out of any action, conduct or decision taking place during the Participant’s employment with the Company, or arising out of the Participant’s separation from that employment, whether or not any such claim known at the time of separation.

Article 11. Successors and Assignment

     11.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof that employed the Participant at the time of Termination of Employment to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Participant to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     11.2 Assignment by the Participant. This Agreement shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If the Participant dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the

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Participant’s devisee, legatee, or other designee, or if there is not such designee, to the Participant’s estate.

Article 12. Miscellaneous

     12.1 Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent beneficiaries of any Severance Benefits or Change in Control Severance Benefits owing to the Participant under this Agreement. Such designation must be in the form of a signed writing acceptable to the Company. The Participant may make or change such designations at any time.

     12.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the feminine shall include the masculine; the plural shall include the singular, and the singular shall include the plural.

     12.3 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     12.4 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Participant and by an authorized representative of the Company, or by the respective parties’ legal representative and successors.

     12.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Minnesota, shall be the controlling law in all matters relating to this Agreement.

SCOTT J. DAVIDO

/s/ Scott J. Davido

Participant’s Signature
Date: 7/01/03

NRG ENERGY, INC.

By:	/s/ John R. Boken

John R. Boken

Title:	President and Chief Operating Officer

Date:	07/01/03

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Execution Copy

EMPLOYMENT AGREEMENT

Between
NRG Energy, Inc.
and
David W. Crane

               THIS AGREEMENT is made as of November 10, 2003, between NRG Energy, Inc. (the “Company”), and David W. Crane (“Executive”).

               In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the later of (i) December 1, 2003, or (ii) the date the bankruptcy court approves this Agreement (the “Commencement Date”) and ending as provided in Section 5 or 6 hereof (the “Employment Period”). The Company shall use its best efforts to promptly obtain bankruptcy court approval of this Agreement. This Agreement shall be void ab initio and of no force and effect if the Commencement Date does not occur on or before January 1, 2004.

               2. Position and Duties.

               (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the President and CEO of a company of similar size and nature as the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive’s position as the Board of Directors of the Company (the “Board”) may from time to time direct.

               (b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to expand its businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

               3. Compensation and Benefits.

               (a) During the period beginning on the Commencement Date and ending on December 31, 2004, Executive’s annual base salary shall be $875,000. For the portion of the Employment Period beginning on January 1, 2005 and for periods thereafter, the Executive’s annual base salary shall be reviewed and determined by the Board (such initial annual base salary and the annual base salary as determined and adjusted from time to time by the Board are referred to herein as, the “Base Salary”). The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time) but in any event no less frequently than monthly. During the period beginning on the Commencement Date and ending December 31, 2003, the Base Salary shall be pro rated on an annualized basis. For purposes of this Agreement, the Base Salary shall not include any other type of compensation or benefit paid or payable to the Executive. Notwithstanding anything in this Agreement to the contrary, any decrease in Executive’s then Base Salary shall be deemed Good Reason.

               (b) Bonuses and Incentive Compensation.

(i) Signing Bonus. In addition to the Base Salary, on the Commencement Date the Company shall pay Executive a one-time signing bonus of $1.75 million dollars (the “Signing Bonus”) payable in a single lump-sum cash payment; provided, however, that except as set forth under Section 5 below, Executive agrees to reimburse the Company, on a pro-rata basis (based on the ratio of (x) the number of days in the period beginning on the date of Executive’s termination of employment and ending on the first anniversary of the Commencement Date to (y) 365), if prior to one year from Executive’s Commencement Date he (A) terminates his employment with the Company other than for “Good Reason” or following a “Change of Control” (as defined herein), or (B) is terminated by the Board for “Cause” (as defined herein).

(ii) Annual Bonus. Beginning for fiscal year 2004 and for each fiscal year thereafter during the Employment Period, based on achievement of criteria determined by the Board as soon as administratively practicable following the beginning of each such fiscal year with input from Executive, Executive will be entitled to an annual bonus with a target amount equal to 100% of the Executive’s then Base Salary (the “Annual Bonus”). For the Company’s fiscal year 2004 only, Executive shall receive an Annual Bonus of not less than 75% of his Base Salary. The Company shall pay the

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Annual Bonus in a single cash lump-sum after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than April 15 of the subsequent fiscal year.

(iii) Stretch Bonus. Beginning for fiscal year 2004 and for each fiscal year thereafter during the Employment Period, based on achievement of criteria determined by the Board as soon as administratively practicable following the beginning of each such fiscal year with input from Executive, Executive shall be eligible to receive a “stretch bonus” in an amount up to, but not exceeding, 50% of Executive’s then Base Salary (the “Stretch Bonus”). The Company shall pay the Stretch Bonus in a single cash lump-sum following the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than April 15 of the subsequent fiscal year.

(iv) Long Term Incentive. The Company shall provide Executive with a combination of restricted stock or units (“restricted stock”) and stock options (the “Executive LTIP”) to be issued to Executive upon the Company’s emergence from bankruptcy protection under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The aggregate value of the grant under the Executive LTIP shall be $12.5 million, which is currently approximately 0.5% of the equity to be distributed pursuant to the Company’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”). One-third of the grant under the Executive LTIP will be issued in restricted stock and the balance shall be issued in stock options.

It is currently contemplated that the Executive shall receive 166,667 shares of restricted stock valued at $25 per share and 602,555 stock options valued at $13.83 per share. The exact number of restricted stock and stock options awarded will be determined based on the equity value reflected in the final Disclosure Statement to the Plan of Reorganization; provided, however, that regardless of the actual number of restricted stock or stock options granted to the Executive, the aggregate value of such restricted stock and stock options shall be $12.5 million. The stock options shall have a ten-year term (subject to early termination, upon termination for Cause or resignation without Good Reason prior to the third anniversary of the Commencement Date) and an exercise price equal to the per share equity value reflected in such final Disclosure Statement (currently $25 per share). The Company shall reserve a sufficient number of shares of common stock for issuance upon exercise of the stock options to be granted hereunder, and any such stock options granted as part of the Executive LTIP shall be duly and validly authorized by a subset of the Company’s board of directors compromised solely of two or more “outside directors” (as such term is defined in Treasury Regulations Section 1.162-27(e) and ratified by the Company’s full board of directors.

The restricted stock granted under the Executive LTIP shall be entitled to participate currently in dividends and shall vest 100% on the third anniversary of the Executive’s Commencement Date. The stock options shall vest in three equal installments on each of first three anniversaries of the Executive’s Commencement Date. Notwithstanding anything above to the contrary, all grants made under the Executive LTIP will become 100% vested upon a “Change of Control” (as defined herein).

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The specific terms of the restricted stock and the stock options granted under the LTIP (including, without limitation, customary anti-dilution and other provisions) will be reflected in separate stock option and restricted stock agreements that will be negotiated by Executive and the Company in good faith prior to the Commencement Date. Such agreements shall provide that, if the Company’s common stock becomes registered under the Securities Exchange Act of 1934, as amended, the Company shall take such steps as are reasonably required so that any shares awarded to the Executive under the Executive LTIP shall, as soon as practicable after the award or awards of such shares, be covered by a registration statement on Form S-8 or a successor form and any other appropriate forms determined by the parties. In the event that the Executive and Company cannot mutually agree to the terms of both the stock option agreement and the restricted stock agreement as of the Commencement Date, either the Company or the Executive shall have the right to declare that this Agreement shall be void and shall not take effect.

               (c) During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company will promptly reimburse Executive for reasonable expenses incurred for tax return preparation, tax advice, financial planning and legal expenses incurred in connection with negotiating this Agreement and the other agreements referred to herein.

               (d) In addition to the Base Salary and any bonuses and incentives payable to Executive pursuant to this Section 3, Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i) participation in the Company’s retirement plans, health and welfare plans and disability insurance plans, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided to other senior management of the Company;

(ii) term life insurance with a death benefit of $7.75 million through the continuation of the term life insurance provided to Executive by his former employer (other than adjustable rate life insurance) immediately prior to the Executive’s employment with the Company;

(iii) prompt reimbursement of the costs, not to exceed $10,000 per year, Executive incurs in obtaining additional disability insurance coverage with a monthly disability benefit of up to $30,000;

(iv) five weeks paid vacation each calendar year;

(v) coverage under the Company’s director and officer liability insurance policy; and

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(vi) reasonable moving and relocation expenses.

Notwithstanding anything in this Agreement to the contrary, if the benefits provided to Executive under Section 3(d)(i), (iv) (v) or (vi) are materially reduced or benefits provided to Executive under Section 3(d)(ii) or (iii) are reduced at all, such reduction shall be deemed “Good Reason.”

               (e) During the period commencing on the Executive’s Commencement Date and ending June 30, 2004, the Company shall reimburse Executive (and gross-up Executive for any income taxes incurred by Executive as a result of such reimbursement) for all reasonable expenses incurred by him in connection with commuting to Minneapolis, Minnesota from his permanent residence in Lawrenceville, New Jersey up to one round-trip each week (but not in excess of the amount of a full fare economy class round-trip ticket), (ii) leasing an apartment in Minneapolis, Minnesota, and (iii) reasonable transportation expenses while in Minneapolis Minnesota. .

               4. Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Effective upon the termination or expiration of the Employment Period, Executive shall resign as a director of the Company and its affiliates, as the case may be.

               5. Certain Early Terminations of Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that on or prior to June 30, 2004, the effective date of the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Effective Date”) has not occurred, the Executive may elect to unilaterally terminate the Agreement, and the Company agrees to pay Executive $3.5 million (in a prompt lump-sum cash payment), provided that Executive (a) notifies the Board by July 31, 2004, in writing, of Executive’s decision to terminate the Agreement pursuant to this Section 5 and (b) executes and delivers the Release substantially in the form attached hereto as Exhibit A. However, in the event that Executive elects to terminate this Agreement pursuant to this Section 5, Executive shall remain entitled to the payments and benefits set forth in Section 7(d) and shall not have any obligation to repay any portion of the Signing Bonus set forth in Section 3(b)(1). Executive shall also be entitled to elect to receive all of the benefits specified in this Section 5 and in Section 7(d) if the Company shall terminate his employment without Cause or he shall terminate such employment for Good Reason prior to July 31, 2004, and prior to the Effective Date. For avoidance of doubt, Executive acknowledges that by electing to receive benefits under this Section 5 Executive shall relinquish all benefits payable to him under this Agreement (other than benefits set forth under Section 7(d)), including, without limitation, any rights or benefit associated with any non-vested restricted stock and stock options under the Executive LTIP.

               6. Termination. The Employment Period shall end on the third anniversary of the Commencement Date, provided, however, that the Employment Period shall be automatically renewed for successive one-year terms thereafter on the same terms and conditions set forth herein unless either party provides the other party with notice that it has elected not to renew the Employment Period at least 90 days prior to the end of the initial Employment Period or any subsequent extension thereof. Notwithstanding the foregoing, (i) the Employment Period shall

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terminate immediately upon Executive’s resignation (with or without Good Reason, as defined herein), death or Disability (as defined herein) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined herein) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 30 days from the date of such notice.

               7. Severance.

               (a) Termination Without Cause or for Good Reason. In the event of Executive’s termination of employment with the Company (i) by the Company without “Cause” (as defined herein), (ii) by Executive for “Good Reason” (as defined herein) or (iii) if the Company notifies Executive pursuant to Section 6 that it has elected not to renew this Agreement after the initial three-year term or any subsequent one-year term, Executive shall be entitled to the benefits set forth below in this Section 7(a). As a condition to the payment of any severance benefits or any other benefits to which Executive is not absolutely entitled as a matter of law, the Executive shall execute and deliver the “Release” in the form attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

(A)	The Company shall pay Executive in a prompt lump-sum cash payment an amount equal to two times the Executive’s annual Base Salary (as in effect at the date of Executive’s termination determined without regard to any reduction in such Base Salary constituting Good Reason).

(B)	The Company shall pay Executive in a prompt lump-sum payment 50% of target Annual Bonus (75% of his target Annual Bonus for fiscal year 2004 only) then in effect (excluding the Stretch Bonus but determined without regard to any reduction in such target Annual Bonus constituting Good Reason) pro-rated for the number of days during such year that Executive was employed by the Company.

(C)	All restricted stock, stock options and other equity awards granted under the Executive LTIP, shall vest in full on the date of such termination of employment, and all stock options shall continue to be exercisable for the remainder of their stated terms.

(D)	For six (6) months from the date of termination, the Company shall arrange to provide Executive and his dependents, at the Company’s cost, medical and dental coverage providing substantially similar benefits to those which Executive and his dependents were receiving immediately prior to such date, and additionally, the Company shall pay Executive, in a prompt lump-sum payment, an amount equal to the Company’s monthly COBRA rate for family coverage then in effect times eighteen (18).

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(E)	The Company shall pay Executive the amounts described in Section 7(d).

               (b) Termination for Cause or Voluntary Resignation. In the event Executive’s employment with the Company is terminated (i) by the Board for Cause (as defined herein), or (ii) by Executive’s resignation from the Company for any reason other than Good Reason or Disability (as defined herein) the Company agrees to the following:

(A)	The Company shall pay Executive the amounts described in Section 7(d).

(B)	The Company shall treat all restricted stock, stock options and other equity awards outstanding under the Executive LTIP or any other Company equity plans in accordance with the terms of the plans or agreements under which such awards were created or maintained. If Executive resigns from the Company for any reason on or after the third anniversary of the Commencement Date, all stock options granted under the Executive LTIP will remain exercisable for the remainder of their stated terms.

               (c) Death or Disability. In the event that Executive’s employment with the Company is terminated as a result of Executive’s death or Disability, the Company agrees to the following:

(A)	The Company shall pay Executive in a prompt lump-sum payment 50% of target Annual Bonus (75% of his target Annual Bonus for fiscal year 2004 only) then in effect (excluding the Stretch Bonus but determined without regard to any reduction in such target Annual Bonus constituting Good Reason) pro-rated for the number of days during such year that Executive was employed by the Company. Any stock options granted under the Executive LTIP that have vested will remain exercisable for the remainder of their stated terms.

(B)	If the Executive is terminated as a result of his Death or Disability prior to the third anniversary of his Commencement Date, his “restricted stock” (as defined above) shall vest on a pro-rata basis (based on the ratio of (x) the number of complete months beginning on the Commencement Date and ending on the date of Executive’s termination of employment to (y) thirty-six (36)).

(C)	The Company shall treat all stock options under the Executive LTIP or other equity under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

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(D)	The Company shall pay Executive the amounts described in Section 7(d).

               (d) In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive from the Company (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company (for this purpose, Executive’s Annual Bonus, if any, for any fiscal year shall be deemed to have accrued on the last day of such fiscal year), (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy, as of the date of termination to the extent not theretofore paid, and (iv) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401k and similar plans and arrangements of the Company, in such manner and at such time as are provided under the terms of such plans and arrangements.

               (e) No Other Payments. Except as provided in (a), (b) (c) or (d) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

               (f) No Mitigation, No Offset. In the event of Executive’s termination of employment for whatever reason, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any affiliate, provided that this provision shall not apply with respect to any amounts that Executive owes the Company or any affiliate on account of any loan, advance or other payment, in respect of any of which Executive is obligated to make repayment to the Company or any affiliate of the Company.

               (g) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Cause” shall mean one or more of the following:

(A)	the conviction of, or an agreement to a plea of nolo contendere to, any felony or other crime involving moral turpitude;

(B)	Executive’s willful and continuing refusal to substantially perform duties as reasonably directed by the Board under this or any other agreement (after receipt of written notice from the Board setting forth such duties and responsibilities to be performed); or

(C)	in carrying out his duties, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct which,

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in either case, results in demonstrable harm to the business, operations, prospects or reputation of the Company.

(D)	any other material breach of Section 12 or 27 of this Agreement which is not cured to the Board’s reasonable satisfaction within 15 days after written notice thereof to Executive.

                    For purpose of this Agreement, there shall be no termination for “Cause” pursuant to subsection (A) through (D) above unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to Executive stating the basis for the termination and Executive is given twenty (20) business days to cure fully the neglect or conduct that is the basis of such claim, and if he fails to cure fully such neglect or misconduct within such twenty (20) business day period, he has an opportunity to be heard before the full Board and, after such hearing, there is a vote of three-quarters of the Board to terminate Executive for Cause.

(ii) “Change of Control” shall mean the first to occur of any of the following events:

(A)	Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;

(B)	Persons who on the Commencement Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless,

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following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(D)	The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

                    (iii) “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its affiliates as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity, provided by the Company and its affiliates, or if providing such accommodations would be unreasonable, for a period of six consecutive months. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to Executive and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

                    (iv) “Good Reason” shall mean the Executive’s resignation from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons:

(A)	the Company reduces the amount of his then current Base Salary or the target for his Annual Bonus,

(B)	a material reduction in Executive’s benefits, provided that if the benefits provided Executive under Section 3(d)(ii) or (iii) are reduced at all, such reduction shall be deemed “Good Reason”,

(C)	a material diminution in Executive’s title, authority, duties or responsibilities or the assignment of duties to Executive which are materially inconsistent with his position,

(D)	a change in reporting structure of the Company where Executive is required to report to someone other than the Board,

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(E)	the failure of the Company to obtain in writing the obligation to perform this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction,

(F)	the failure to elect Executive to the Board within 30 days of the Effective Date or to reelect Executive to the Board for each subsequent term during the Employment Period, or

(G)	the failure of the Company to grant Executive the Executive LTIP within 10 days after the Effective Date.

                    For purposes of this Agreement, Executive is not entitled to assert that his termination is for Good Reason unless Executive gives the Board written notice of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board to address the event or events and a period of not less than twenty (20) business days to cure or fully remedy the alleged condition.

               8. Indemnification.

               (a) The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Minnesota, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

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               (b) Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 8(a) that Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has or has not met an applicable standard of conduct.

               9. Gross-up. In the event that any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement or his employment with the Company or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 9 shall be made by an independent auditor (the “Auditor”) jointly selected by the parties and paid by the Company. Unless Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If the parties cannot agree on the firm to serve as the Auditor, then the parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such Proceeding or Claim (including attorneys’ fees and other expenses incurred by Executive in connection therewith) shall be paid by the Company promptly upon demand by Executive, and any such payment shall be subject to a Gross-Up Payment under this Section 9 in the event that Executive is subject to Excise Tax on such payment. This Section 9 shall apply irrespective of whether a Change of Control has occurred.

               10. Confidential Information.

               (a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates, (“Confidential Information”) are the property of the Company or such affiliate. Therefore, except in the course of Executive’s duties to the Company or as may be compelled by law or appropriate legal process, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Except in the course of Executive’s duties to the Company or as may be compelled by law or appropriate legal process, Executive will not, during his employment by the Company, or permanently thereafter, directly or indirectly use, divulge,

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disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the Board to do so. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information or the business of the Company, or its affiliates which he may then possess or have under his control.

               (b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during his employment with the Company or any of its affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

11. Intellectual Property, Inventions and Patents. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, trade secrets, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which may relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its affiliates (“Work Product”), belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all applicable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent any Work Product is not deemed a work made for hire, then Executive hereby assigns to the Company or such affiliate all right, title and interest in and to such Work Product, including all related intellectual property rights.

In accordance with Minnesota Statutes §181.78, Executive is hereby advised that this paragraph 9 regarding the Company’s and its affiliates’ ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any affiliate was used and which was developed

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entirely on Executive’s own time, unless (i) the invention relates to the business of the Company or any affiliate or to the Company’s or any affilate’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company or any affiliate.

               12. Non-Compete, Non-Solicitation.

               (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its affiliates he shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its affiliates and that his services shall be of special, unique and extraordinary value to the Company and its affiliates, and therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any company engaged in the business of wholesale power generation which competes with the businesses of the Company or its affiliates, as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its affiliates engage or have definitive plans to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, the provisions of this Section 12(a) shall not apply in the case of termination of Executive’s employment pursuant to Section 5 of this Agreement, nor shall such provision apply following any material breach of the Company’s obligations under Section 7 or Section 8 which remains uncured for more than twenty (20) days after notice is received from Executive of such breach, which such notice shall include a detailed description of the grounds constituting such breach.

               (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any affiliate during the last six months of the Employment Period; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its affiliates).

               (c) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and

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area permitted by law. Executive acknowledges that the restrictions contained in this Section 12 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

               (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 12, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 12(a), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

               13. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which has not been waived, and (iii) on the Commencement Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

               14. Survival. Sections 5 through 29, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

               15. Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be either personally delivered (with a written acknowledgement of receipt), sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or mailed by certified or registered mail, return receipt requested, to the recipient at the address below indicated:

               Notices to Executive:

               The Address on File with the Company

               Notices to the Company:

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Chairman, Board of Directors
NRG Energy, Inc.
901 Marquette Avenue
Minneapolis, Minnesota 55402

or such other address or to the attention of such other person as the recipient party shall have specified by ten (10) days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when (i) when personally delivered, (ii) two (2) days after being sent by overnight courier or (iii) three (3) days after mailing by certified or registered mail.

               16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

               17. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

               18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

               19. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

               20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties

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or obligations hereunder. Except as provided by this Section 20, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

               21. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

               22. Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

               23. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

               24. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings at the written request of the Executive, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

               25. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EIGHTH CIRCUIT LOCATED IN MINNESOTA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO

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FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 25. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE EIGHTH CIRCUIT LOCATED IN MINNESOTA, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

               26. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

               27. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of power companies (“Corporate Opportunities”), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive’s own behalf. This Section 27 shall not apply to purchases of publicly traded stock by Executive.

               28. Legal Costs. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by Executive in asserting any claims or defenses under this Agreement, except that Executive shall bear his own costs of such litigation or disputes (including, without limitation attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive.

               29. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or

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interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 29, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation. In addition, the Company shall compensate Executive at a rate of $500 per hour for the time in excess of one business day, per occurrence or event, that Executive reasonably spends complying with his obligations under this Section after the expiration of the Employment Period.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NRG ENERGY, INC.

By:	/s/ Scott J. Davido

Its:	Chairman, Senior Vice President, General Counsel

/s/ David Crane

David Crane

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EXHIBIT A

GENERAL RELEASE

     In consideration of the payments and benefits (the “Severance Payment”) paid or to be paid to me pursuant to and in accordance with the terms of my Employment Agreement with NRG Energy, Inc. dated      , 2003 (the “Agreement”), on behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever RELEASE and DISCHARGE NRG ENERGY, INC., its affiliates and their officers, directors, agents, employees, representatives, successors and assigns (hereinafter, collectively called the “Company”), from any and all claims and causes of action arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer of employment and termination of my employment, and I agree that I will not in any manner institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action against the Company that are covered by this RELEASE.

     Notwithstanding the foregoing, expressly excluded from this RELEASE are any claims or causes of action which I may have (i) seeking enforcement of my rights under the Agreement, including, without limitation, Sections 5, 7, 8, 9 and 28 thereof, or any other plan, policy or arrangement of the Company (ii) seeking to obtain contribution as permitted by applicable law in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company are held to be jointly liable, (iii) arising out of or relating in any way to acts or omissions after the date of this RELEASE or otherwise not covered by this RELEASE, and (iv) which cannot be waived by law. I shall also retain the right to seek indemnification from the Company, to the extent permitted under applicable law and Section 8 of the Agreement.

1.     I understand and agree that, except as specifically provided above, this RELEASE is a full and complete waiver of all claims relating to my employment with the Company, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury and emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act of 1866, any of the Minnesota State employment laws, the Fair Labor Standards Act of 1938, as amended, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended, and claims arising from any legal restrictions on the Company’s right to terminate employees (including, without limitation, claims arising under various contract, tort, public policy or wrongful discharge theories under any federal, state or local law, or under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law).

2.     I understand that I have received or will receive, regardless of the execution of this RELEASE, all amounts due to me pursuant to Sections 7(d), 8 and 9 of the Agreement. I further understand and agree that the Company will not provide me with any additional payments or benefits under the Agreement (including, without limitation, payments under Section 5 or Section 7(a) of the Agreement ) unless I execute this RELEASE. In consideration of the execution of this RELEASE, I will receive additional payments and benefits specified in [Section 5/Section 7(a)] of the Agreement.

3.     In addition, and in further consideration of the foregoing, I acknowledge and agree that if I hereafter discover facts different from or in addition to those which I now know or believe to be true that this RELEASE shall be and remain effective in all respects notwithstanding such different or additional facts

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or the discovery thereof. I understand that this RELEASE does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I sign this RELEASE.

4.     As part of my existing and continuing obligation to the Company, I have returned or, within seven (7) days of my termination will return to the Company all Confidential Information and Third Party Information (as such terms are defined in the Agreement) in accordance with the terms of the Agreement. I affirm my obligation to keep all Confidential Information confidential and not to disclose it to any third party as required by Section 10 of the Agreement.

5.     I agree not to disclose, either directly or indirectly, any information whatsoever regarding (i) any of the terms or the existence of this RELEASE and my benefits under the Agreement or (ii) any other claim I may have against the Company, to any person or organization, including but not limited to members of the press and media, present and former employees of the Company, companies who do business with the Company, or other members of the public. Notwithstanding the preceding sentence, I may reveal such terms of this RELEASE and the Severance Payment to my spouse, accountants or attorneys or as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, as allowed and/or required by law.

6.     This RELEASE shall be governed by the laws of the State of Minnesota.

7.     This RELEASE contains the entire agreement between the Company and me with respect to any matters referred to in the RELEASE and shall supersede any all other agreements, whether written or with respect to such matters. I understand and agree that this RELEASE shall not be deemed or at any time as an admission of liability or wrongdoing by either myself or the Company. Notwithstanding the foregoing, it is understood and agreed that my termination will be treated for all purposes as a termination [without Cause/for Good Reason/under Section 5] under the Agreement and that I shall be entitled to all payments and benefits under the Agreement consistent with such a termination.

8.     If any one or more of the provisions contained in this RELEASE is, for any reason, held to be unenforceable, that holding will not affect any other provision of this RELEASE, but, with respect only to the jurisdiction holding the provision to be unenforceable, this RELEASE shall then be construed as if such unenforceable provision or provisions had never been contained therein.

9.     Before executing this RELEASE, I obtained sufficient information to intelligently exercise my own judgment about the terms of the RELEASE. The Company has informed me in writing to consult an attorney before signing this RELEASE, if I wish.

I also understand for a period of fifteen (15) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until fifteen (15) days after I sign it, and only then if I do not revoke it. In order to revoke this RELEASE, I must deliver, or cause to be delivered, to [INSERT TITLE] at NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota, 55402, by First Class mail or facsimile [INSERT NUMBER],by no later than fifteen (15) days after I execute this RELEASE, a letter stating that I am revoking it.

10.     My severance and other benefits under the Agreement will be paid in accordance with the terms of the Agreement. If I choose to revoke this RELEASE within fifteen (15) days after I sign it, such benefits will not be due and payable, and the RELEASE will have no effect.

11.     A failure to comply with the terms of this RELEASE (except as set forth below), including, but not limited to, my agreement not to institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands suits or causes of actions against the Company (except as set forth in paragraph 2 above, including, without limitation, any claims or causes of actions I may have as a result of any acts or omissions that occur after the date of this Release) or

22

a material and willful failure to comply with the terms of Section 4 and 5 of this RELEASE will, result in my forfeiture of the additional payments and benefits due under the Agreement.

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. EXCEPT FOR THE MATTERS EXPRESSLY STATED IN THIS RELEASE, THE COMPANY HAS NEITHER MADE ANY REPRESENTATION NOR OFFERED ME ANY INDUCEMENT TO SIGN THIS RELEASE.

By:

David Crane

Date:

Agreed to and accepted:

NRG ENERGY, INC.

By:

Name:
Title:

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NRG ENERGY, INC.
LONG-TERM INCENTIVE PLAN

1. Purpose.

     This plan shall be known as the NRG Energy, Inc. Long-Term Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of NRG Energy, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of Incentive Stock Options or Non-qualified Stock Options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, performance awards, deferred stock units or any combination of the foregoing (collectively, the “Awards”) may be made under the Plan.

2. Definitions.

     (a)  “Board” means the board of directors of the Company.

     (b)  “Cause”, unless otherwise defined in a Participant’s Grant Agreement or in a Participant’s written employment arrangements with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), means the occurrence of one or more of the following events:

          (i) Conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

          (ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

          (iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

          (iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or

          (v) Violation of the Company’s code of conduct.

     The definition of Cause set forth in a Participant’s Grant Agreement shall control if such definition is different from the definition of Cause set forth in a Participant’s written employment arrangements with the Company or any of its Subsidiaries.

     (c)  “Change in Control”, unless otherwise defined in a Participant’s Grant Agreement, means the occurrence of one of the following events:

          (i) Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act or any successors thereto) becomes the “beneficial owner” (as that term is used in Section 13(d) of the Exchange Act or any successor thereto), directly or indirectly, of 50% or more of the Company’s capital stock entitled to vote in the election of directors; or

          (ii) Persons who on the effective date of the plan of reorganization of the Company (the “Commencement Date”) constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof; provided that, any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further that, any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

          (iv) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

     (d)  “Code” means the Internal Revenue Code of 1986, as amended.

     (e) “Committee” means the Compensation Committee of the Board or such other committee which shall consist solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Treasury Regulation §1.162-27(e)(3); provided that, if for any reason the Committee shall not have been appointed by the Board to administer the Plan, all authority and duties of the Committee under the Plan shall be vested in and

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exercised by the Board, and the term “Committee” shall be deemed to mean the Board for all purposes herein.

     (f)  “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

     (g)  “Disability”, unless otherwise defined in a Participant’s Grant Agreement, means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.

     (h)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (i)  “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, and except as otherwise provided in any Grant Agreement entered into pursuant to agreements in effect as of the Commencement Date, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

     (j)  “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

     (k)  “Grant Agreement” means the written agreement that each Participant to whom an Award is made under the Plan is required to enter into with the Company containing the terms and conditions of such grant as are determined by the Committee and consistent with the Plan.

     (l)  “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

     (m)  “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

     (n) “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

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     (o)  “Participant” means any director, officer or employee of, or other individual performing services for, or to whom an offer of employment has been extended by, the Company or any Subsidiary who has been selected by the Committee to participate in the Plan (including a Participant located outside the United States).

     (p)  “Retirement”, (i) for any non-director, unless otherwise determined by the Committee, means (A) termination of service as a non-director after at least 10 years of service by such non-director and (B) attaining at least 55 years of age, and (ii) for any director, unless otherwise determined by the Committee, means termination of service as a director after at least five years of Board service by such director.

     (q)  “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. Administration.

     The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) determine the form and substance of the Grant Agreements reflecting the terms and conditions of each grant made under the Plan, (iv) certify that the conditions and restrictions applicable to any grant have been met, (v) modify the terms of grants made under the Plan, (vi) interpret the Plan and Grant Agreements entered into under the Plan, (vii) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or services for purposes of the Plan, (viii) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible Participants located outside the United States, (ix) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law and make such other determinations for carrying out the Plan as it may deem appropriate, and (x) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on the Company, all Participants and all other parties, unless an arbitration or other provision is expressly provided in a Participant’s Grant Agreement. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the

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performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

     The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4. Shares Available for the Plan.

     Subject to adjustments as provided in Section 17, an aggregate of 4,000,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised.

     Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 19 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may determine, enter into Grant Agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the then-outstanding options.

5. Participation.

     Participation in the Plan shall be limited to the Participants. Nothing in the Plan or in any Grant Agreement shall confer any right on a Participant to continue in the employ of the Company or any Subsidiary as a director, officer or employee of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

     Awards may be granted to such persons and for such number of Shares as the Committee shall determine, subject to the limitations contained herein (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible Participant

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shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

6. Incentive and Non-qualified Options.

     The Committee may from time to time grant to eligible Participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that, the Committee may grant Incentive Stock Options only to eligible employees of the Company or its Subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one Participant options to purchase a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock. The options granted under the Plan shall be evidenced by a Grant Agreement and shall take such form as the Committee shall determine, subject to the terms and conditions of the Plan.

     It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan; provided that, such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

     (a)  Price. The price per Share deliverable upon the exercise of each option (the “exercise price”) shall be established by the Committee, except that in the case of the grant of any option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

     (b)  Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise or (iv) by any combination of the foregoing.

     In the event a grantee is permitted to, and elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any

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such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise or such longer period as determined from time to time by the Committee, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the exercise price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company, or (C) the attestation of the grantee’s shares of Common Stock. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

     (c)  Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire on the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

     (d)  Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

     (e)  Termination; Forfeiture.

          (i) Death. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to his or her death, all of the Participant’s options shall become fully vested and exercisable and shall remain so for a period of one year from the date of such death, but in no event after the expiration date of the options.

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          (ii) Disability. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to Disability, (A) all of the Participant’s options that were exercisable on the date of Disability shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of one year after the date of Disability, but in no event after the expiration date of the options, and (B) all of the Participant’s options that were not exercisable on the date of Disability shall be forfeited immediately upon such Disability; provided, however, that such options may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such Participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

          (iii) Retirement. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be an officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the Participant’s options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of two years after the date of Retirement, but in no event after the expiration date of the options, and (B) all of the Participant’s options that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such Participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

          Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director of the Company and any Subsidiary upon the occurrence of his or her Retirement, all of the Participant’s options shall become fully vested and exercisable and shall remain so for a period of two years after the date of Retirement, but in no event after the expiration date of the options.

          (iv) Discharge for Cause. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a Participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the Participant’s options shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

          (v) Other Termination. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the Participant’s options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at

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the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options, and (B) all of the Participant’s options that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

          (vi) Change in Control. Unless otherwise provided in a Participant’s Grant Agreement, if there is a Change in Control of the Company, all of the Participant’s options shall become fully vested and exercisable upon such Change in Control and shall remain so until the expiration date of the options. In addition, the Compensation Committee shall have the authority to grant options that become fully vested and exercisable automatically upon a Change in Control, whether or not the grantee is subsequently terminated.

7. Stock Appreciation Rights.

     The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify. In any one calendar year, the Committee shall not grant to any one Participant SARs with respect to a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock.

     No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the Participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

     SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

     Upon the exercise of an SAR, the Participant shall be entitled to a distribution from the Company in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in Shares having a Fair Market Value equal to such amount, in Other Company Securities having a Fair Market Value equal to such amount or in a combination thereof.

     All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options

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shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable. Unless otherwise determined by a Participant’s Grant Agreement, each SAR shall be subject to the termination and forfeiture provisions as set forth in Section 6(e).

8. Restricted Stock.

     The Committee may at any time and from time to time grant units or Shares of restricted stock under the Plan to such Participants and in such amounts as it determines. Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the Participant to receive from the Company at the end of the vesting period (the “Vesting Period”) applicable to such unit the value at such time of each unit, unless the Participant elects in a timely fashion prior to the end of the Vesting Period to defer the receipt of shares of Common Stock. Each grant of restricted stock units or Shares shall be evidenced by a Grant Agreement which shall specify the applicable restrictions on such units or Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee, or provided in the second paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units or Shares that are part of the grant.

     Units of restricted stock may be granted without payment of cash or consideration to the Company. Except as otherwise provided in any Grant Agreement, the Participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the Participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the Participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such Participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock. Unless otherwise provided in a Participant’s Grant Agreement, each unit or Share of restricted stock shall be subject to the termination and forfeiture provisions as set forth in Section 6(e).

9. Performance Awards.

     Performance awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the size and composition of performance awards granted to a Participant and the appropriate period over which performance is to be measured (a “performance cycle”). Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being

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determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

     The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee; provided that, payment of any performance award that is intended to qualify as “qualified performance-based compensation” within the meaning of Treasury Regulation §1.162-27(e) shall be based solely on the satisfaction of pre-established, objective goals determined with reference to one or more of the following performance factors: (i) return on equity, (ii) earnings per share, (iii) return on gross or net assets, (iv) return on gross or net revenue, (v) pre- or after-tax net income, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating income and (viii) revenue growth.

     The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the Participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

     The Committee shall determine the portion of each performance award that is earned by a Participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, Other Company Securities, or any combination thereof, as the Committee may determine.

     A Participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, unless otherwise provided in a Participant’s Grant Agreement, each performance award shall be subject to the termination and forfeiture provisions as set forth in Section 6(e).

10. Deferred Stock Units.

     Deferred stock units may be granted to Participants at any time and from time to time as determined by the Committee. Each deferred stock unit shall be equivalent in value to one share of Common Stock and shall entitle the Participant to receive from the Company at the end of the deferral period (the “Deferral Period”) applicable to such unit the Fair Market Value of one share of Common Stock. Except as otherwise determined by the Committee, deferred stock units shall be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or any Subsidiary by such Participant. As determined by the Committee, payment of the value of deferred stock units may be made by the Company in shares of Common Stock, cash or both. If paid in Common Stock, the Participant shall receive a number of shares of Common Stock equal to the number of matured or earned deferred stock units, and if paid in cash, the Participant shall receive for each matured deferred stock unit an amount equal to the Fair Market Value of a share of Common

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Stock on the last day of the applicable Deferral Period. Upon payment in respect of a deferred stock unit, such unit shall be terminated and thereafter forfeited. Payments in respect of deferred stock units shall be made only at the end of the Deferral Period applicable to such units, the duration of which Deferral Period shall be determined by the Committee at the time of grant of such deferred stock units and set forth in the applicable Grant Agreement (or by the Participant in the case of an election to defer the receipt of Common Stock beyond the Vesting Period). Deferral Periods shall be no less than one year.

     Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death prior to the end of the Deferral Period, the Participant shall receive payment in respect of such Participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such Participant’s death or on such accelerated basis as the Committee may determine.

     Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her Disability or Retirement prior to the end of the Deferral Period, the Participant shall receive payment in respect of such Participant’s deferred stock units at the end of such Deferral Period.

     Unless otherwise provided in a Participant’s Grant Agreement, at such time as a Participant ceases to be, or in the event a Participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, such Participant shall immediately forfeit any unvested deferred stock units which would have matured or been earned at the end of such Deferral Period.

     Unless otherwise determined by a Participant’s Grant Agreement, in the event of a Change in Control, a Participant shall receive payment in respect of such Participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of the Change in Control.

11. Grant of Dividend Equivalent Rights.

     The Committee may include in a Participant’s Grant Agreement a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such Shares had been delivered pursuant to such Award. In the event such a provision is included in a Grant Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

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12. Withholding Taxes.

     (a)  Participant Election. Unless otherwise determined by the Committee, a Participant may elect to deliver shares of Common Stock (or have the Company withhold Shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock or the receipt of Common Stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting or the receipt of Common Stock, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 12(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

     (b)  Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 12(a) or this Section 12(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

13. Grant Agreement; Vesting.

     Each employee to whom a grant is made under the Plan shall enter into a Grant Agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8, 9 and 10 in connection with a Change of Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

14. Transferability.

     Unless otherwise provided in any Grant Agreement, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless otherwise provided in any Grant Agreement, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and

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distribution; or by the guardian or legal representative of any of the foregoing; provided that, Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 14, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

15. Listing, Registration and Qualification.

     If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

16. Transfer of Employee.

     The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

17. Adjustments.

     In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such equitable adjustments as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, restricted stock and deferred stock units that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

     Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration, if any, that would have

14

been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

18. Amendment and Termination of the Plan.

     The Board or the Committee, without approval of the stockholders, may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the stockholders of the Company if (i) stockholder approval would be required by applicable law or regulations, including if required by any listing requirement of the principal stock exchange on which the Common Stock is then listed, (ii) such amendment would remove from the Plan a provision which, without giving effect to such amendment, is subject to shareholder approval, or (iii) such amendment would directly or indirectly increase the Share limits set forth in Section 4 of the Plan.

19. Amendment or Substitution of Awards under the Plan.

     The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 17, no such amendment shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent, and provided further that, the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan without approval of the stockholders of the Company. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new awards under the Plan.

20. Commencement Date; Termination Date

     The date of commencement of the Plan shall be the Commencement Date.

     Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business ten years after the Commencement Date. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person,without his or her written consent, under any Award or other incentives theretofore granted under the Plan.

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21.     Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

22.     Governing Law. The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

* * * *

16

REGISTRATION RIGHTS AGREEMENT

by and among

NRG ENERGY, INC.

and

THE HOLDERS NAMED HEREIN

Dated as of [______], 2003

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15.	Assignment		24
16.	Restrictions on Transfer		25
17.	Notice of Transfer		25
18.	Calculation of Percentage or Number of Shares of Registrable Common Stock		25
19.	Termination of Registration Rights		26
20.	Miscellaneous		26
	(a)	Further Assurances	26
	(b)	Headings	26
	(c)	Conflicting Instructions	26
	(d)	Remedies	27
	(e)	Entire Agreement	27
	(f)	Notices	27
	(g)	Governing Law	27
	(h)	Severability	28
	(i)	Counterparts	28

SCHEDULES:

SCHEDULE A – JOINDER AGREEMENT

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REGISTRATION RIGHTS AGREEMENT

          REGISTRATION RIGHTS AGREEMENT, dated as of [     ], 2003 (this “Agreement”), by and among NRG Energy, Inc., a Delaware corporation (the “Company”), and the Holders (as hereinafter defined) of Registrable Common Stock (as hereinafter defined) who are signatories to this Agreement or a Joinder Agreement (as hereinafter defined).

          This Agreement is being entered into in connection with the receipt of Common Stock (as hereinafter defined) on or after the Effective Date (as hereinafter defined) by certain Holders (the original parties to this Agreement are referred to as the “Original Holders”) pursuant to the Plan (as hereinafter defined). Upon the issuance of the Common Stock, each Original Holder will own the number of shares of Common Stock specified with respect to such Original Holder on the signature pages hereto.

          In consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

1.     Definitions. Unless otherwise defined herein, capitalized terms used herein and in the recitals above shall have the following meanings:

          “10% Holder” means, as of any date of determination, any Holder which owns 10% or more of the Company’s Common Stock then outstanding.

          “Affiliate” of a Person means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such other Person. For purposes of this definition, “control” means the ability of one Person to direct the management and policies of another Person. For purposes of this Agreement, each of MattlinPatterson Global Opportunities Partners, L.P. and MattlinPatterson Global Opportunities Partners (Bermuda), L.P. shall be an Affiliate of the other. In addition, with respect to each of MattlinPatterson Global Opportunities Partners, L.P. and MattlinPatterson Global Opportunities Partners (Bermuda), L.P., the term “Affiliate” shall also include its general partner, investment manager, any entity with the same general partner or investment manager as MattlinPatterson Global Opportunities Partners, L.P or MattlinPatterson Global Opportunities Partners (Bermuda), L.P. (as the case may be), and any Person under the direct or indirect control of MattlinPatterson Global Partners LLC or MattlinPatterson Global Advisers LLC and the general partner(s) and investment manager(s) of any such Person, if any.

          “Bankruptcy Code” means Title 11 of the United States Code.

          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Minneapolis are authorized or required by law to be closed.

          “Commission” means the U.S. Securities and Exchange Commission.

          “Common Stock” means the shares of common stock, $.01 par value per share, of the Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification,

split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Common Stock.

          “Company Indemnitee” has the meaning set forth in Section 9(a) hereof.

          “Confidential Material” means all notices delivered by the Company under this Agreement, including, without limitation, notices delivered by the Company pursuant to Section 2 and/or Section 3 (each, an “Offering Notice”) and any and all other information, in any form or medium, written or oral, concerning or relating to the Company (whether prepared by the Company, its Representatives (as hereinafter defined) or otherwise, and irrespective of the form or means of communication and which prior to the delivery of an Offering Notice is labeled or otherwise identified as confidential) that is furnished to a Holder of Registrable Common Stock or its Representative (or to a Person who was a Holder who has not notified the Company that it is no longer a Holder pursuant to Section 17) by or on behalf of the Company, including without limitation all such oral and written information relating to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, marketing, research and development, trade secrets, know-how, patent applications that that have not been published, technology and other confidential information and intellectual property of the Company. During the period beginning on the date of delivery of an Offering Notice and ending on the date that the registration referred to therein either becomes effective or is abandoned, all information provided to the Holders of Registrable Common Stock, who elect to participate in the offering referred to therein, in connection with such offering shall be deemed to be Confidential Material, whether or not labeled or otherwise identified as Confidential Information. “Confidential Material” shall not include information that: (a) is or becomes available to the public generally, other than as a result of disclosure by the relevant Holder or one of the Representatives of such Holder in breach of the terms of this Agreement, or (b) becomes available to the relevant Holder from a source other than the Company or one of the Representatives of such Holder, including without limitation prior to the date hereof, provided that, the Holder reasonably believes that such source is not bound by a confidentiality agreement with or does not have a contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information.

          “Effective Date” means the effective date of the Plan pursuant to the terms thereof.

          “Equity Transfer” has the meaning set forth in Section 6(d) hereof.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar or successor statute.

          “Expenses” means all expenses incident to the Company’s performance of or compliance with its obligations under this Agreement, including, without limitation, all registration, filing, listing, stock exchange and NASD fees (including, without limitation, all fees and expenses of any “qualified independent underwriter” required by the rules of the NASD), all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees, disbursements and other charges of counsel for the underwriters in connection with blue sky filings), all word processing, duplicating and printing expenses, messenger, telephone and

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delivery expenses, all rating agency fees, the fees, disbursements and other charges of counsel for the Company and of its independent public accountants, including the expenses incurred in connection with any special audits or comfort letters required by or incident to such performance and compliance, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, the reasonable fees and disbursements of one law firm (per registration statement prepared) representing the Selling Holders (selected by the Selling Holders holding a majority of the shares of Registrable Common Stock covered by such registration), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other Persons retained by the Company, but excluding underwriting discounts and commissions and applicable transfer taxes, if any, which discounts, commissions and transfer taxes shall be borne by the Selling Holders in all cases; provided that, in any case where Expenses are not to be borne by the Company, such Expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event.

          “Holdback Period” has the meaning set forth in Section 6(d) hereof.

          “Holder” means, as of any date of determination, (a) any Original Holder who owns at least (i) 1% of the Company’s Common Stock outstanding as of the Effective Date (after giving effect to the issuance of shares of Common Stock pursuant to the Plan) and (ii) 1% of the Company’s Common Stock on the date of determination, or (b) any Person who (i) acquired at least 1% of the Company’s Common Stock then outstanding from an Original Holder, (ii) owns at least 10% of the Company’s Common Stock then outstanding and (iii) has delivered to the Company a Joinder Agreement in accordance with Section 15.

          “Holder Indemnitee” has the meaning set forth in Section 9(b) hereof.

          “Initiating Holder” means at the time of any Initiating Request a 10% Holder.

          “Initiating Holder Group” means Holders (not including any 10% Holder) which collectively own 10% or more of the Company’s Common Stock outstanding at the time of delivery of an Initiating Request.

          “Initiating Request” has the meaning set forth in Section 2(a) hereof.

          “Joinder Agreement” has the meaning set forth in Section 15 hereof.

          “Loss” and “Losses” have the meanings set forth in Section 9(a) hereof.

          “Material Adverse Change” means (a) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in the United States of America; (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America; (c) the commencement of war, armed hostilities, terrorism or other national or international calamity involving the United States of

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America; (d) any other limitation (whether or not voluntary) imposed by any governmental authority of the United States of America, which materially affects the extension of credit by U.S. banks or other financial institutions; (e) any material adverse change in the business, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (provided that, if the registration is with respect to an underwritten offering, in no event shall any such change be deemed to be a Material Adverse Change if the offering price remains within the range originally advised by the underwriter); or (f) a 20% or more decline in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the Dow Jones Utilities Index, in each case from the date of an Initiating Request.

          “NASD” means the National Association of Securities Dealers, Inc.

          “Non-withdrawing Holders” has the meaning set forth in Section 2(a)(ii)(D) hereof.

          “Offering Documents” has the meaning set forth in Section 9(a) hereof.

          “Permitted Securities” has the meaning set forth in Section 2(b) hereof.

          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or subdivision thereof or other entity.

          “Piggyback Registration” has the meaning set forth in Section 3 hereof.

          “Piggyback Requesting Holder” has the meaning set forth in Section 3 hereof.

          “Plan” means the Plan of Reorganization under Chapter 11 of the Bankruptcy Code for the Company and certain of its domestic subsidiaries, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

          “Public Offering” means a public offering and sale of Common Stock pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any successor or similar forms) under the Securities Act.

          “Registrable Common Stock” means any of the Common Stock owned by the Holders from time to time; provided, however, that a share of Common Stock will cease to be Registrable Common Stock when (a) a registration statement covering such Registrable Common Stock has been declared effective and such Registrable Common Stock has been sold pursuant to such effective registration statement, or (b) such Registrable Common Stock has been Transferred to a Person who is not (and does not become as a result of such Transfer) a Holder.

          “Representative” has the meaning set forth in Section 7(b) hereof.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar or successor statute.

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          “Selling Holder” means a Holder who is selling Registrable Common Stock requested to be registered pursuant to Section 2(a) or Section 3 hereof.

          “Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any interest. “Transferor” and “Transferee” have correlative meanings.

          “Withdrawal Notice” has the meaning set forth in Section 19 hereof.

          In this Agreement, all references to “ownership” of Common Stock or Registrable Common Stock shall be deemed to mean the beneficial ownership of Common Stock or Registrable Common Stock, unless otherwise specified.

2.     Securities Act Registration on Request.

     (a)     Initiating Request. At any time and from time to time after the first anniversary following the Effective Date and if the Company’s obligations hereunder have not terminated pursuant to and in accordance with the terms of Section 19 hereof, any Initiating Holder or Initiating Holder Group may make a written request (the “Initiating Request”) for the registration with the Commission under the Securities Act of all or part of the Registrable Common Stock owned by such Initiating Holder or Initiating Holder Group; provided, however, such request shall specify the number of shares to be disposed of by such Initiating Holder or Initiating Holder Group and the proposed plan of distribution therefor. Upon the receipt of any Initiating Request for registration pursuant to this Section 2(a), the Company shall promptly (and in any event within 10 Business Days after receipt of the Initiating Request) notify in writing all other Holders of the receipt of such request and will use its reasonable best efforts to effect, at the earliest practicable date, such registration under the Securities Act of:

(i)	the Registrable Common Stock which the Company has been so requested to register by such Initiating Holder or Initiating Holder Group, and

(ii)	all other Registrable Common Stock which the Company has been requested to register by any other Holders by written request (provided that, if such Holder shall specify in such request that it does not wish to receive any Confidential Material, except as set forth in such request, then the Company shall not deliver to such Holder any such Confidential Material) given to the Company within 30 days after the giving of written notice by the Company to such other Holders of the Initiating Request, all to the extent necessary to permit the disposition (in accordance with Section 2(c) hereof) of the Registrable Common Stock so to be registered; provided that,

(A)	(i) any Initiating Holder shall be permitted to make an Initiating Request on up to two occasions and (ii) any Initiating Holder Group shall be permitted to make an Initiating Request on one occasion only; provided, however, that if at any time there ceases to be a 10% Holder and at least one of the two written requests provided for in clause (i) of this paragraph (A) has not been used, any Initiating Holder Group shall have the right to make an

5

additional Initiating Request and the number of Initiating Requests referenced in clause (i) of this paragraph (A) shall be permanently reduced to one; provided further that, the Company shall not be required to effect more than a total of three registrations pursuant to this Section 2(a) for all Holders;

(B)	the Company shall not be required to effect such registration pursuant to this Section 2(a) unless the disposition of the Registrable Common Stock shall be conducted through an underwritten offering on a “firm commitment” basis, unless (i) the Initiating Holder is a 10% Holder, or (ii) a member of the Initiating Holder Group, who was but is no longer a 10% Holder, is an “affiliate” of the Company for purposes of Rule 144 under the Securities Act;

(C)	if the Company shall have previously effected a registration pursuant to this Section 2(a) or shall have previously effected a registration of which notice has been given to the Holders pursuant to Section 3 hereof, the Company shall not be required to effect any registration pursuant to this Section 2(a) until a period of 180 days shall have elapsed from the date on which the previous such registration ceased to be effective;

(D)	any Initiating Holder or Initiating Holder Group (at the request of those members of such Initiating Holder Group owning a majority of the shares of Registrable Common Stock owned by all members of such Initiating Holder Group) whose Registrable Common Stock was to be included in any registration pursuant to this Section 2(a), by written notice to the Company, may withdraw its Initiating Request. Upon receipt of such withdrawal notice (except as otherwise provided in sub-clause (x)), the Company shall not effect such registration and such registration shall not count as one of the permitted registrations pursuant to paragraph (A) above; provided that (x) if the members of an Initiating Holder Group that have not requested withdrawal of an Initiating Request collectively own and wish the Company to register the offering of 10% or more of the Company’s Common Stock outstanding at the time of delivery of the Initiating Request (the “Non-withdrawing Holders”), the Company shall effect a registration that includes only such shares of Common Stock owned by the Non-withdrawing Holders and such registration shall count as one of the registrations permitted for an Initiating Holder Group pursuant to paragraph (A) above; (y) any Initiating Holder may withdraw its Initiating Request not more than twice and any Initiating Holder Group may withdraw its Initiating Request not more than twice (provided further for the avoidance of doubt that the aggregate number of withdrawals under this clause (y) by all Initiating

6

Holder Groups however constituted shall not exceed two), in either case unless such Initiating Request is withdrawn for a reason specified in sub-clause (z)(i); and (z) the Initiating Holder or Initiating Holder Group shall either (i) elect to pay or reimburse the Company for all Expenses incurred in connection with the second registration that is not effected as the result of an Initiating Request that is withdrawn by such Initiating Holder or Initiating Holder Group, as the case may be, pursuant to this paragraph (D), unless such Initiating Request is withdrawn either (I) at the request of the Company, (II) because a breach by the Company of its obligations under this Agreement has materially and adversely affected the offering, or (III) within 5 Business Days following the occurrence of a Material Adverse Change, in which case the Company shall pay all Expenses incurred in connection with such registration, or (ii) have the withdrawn Initiating Request count as one of the permitted registrations pursuant to paragraph (A) above; and

(E)	the Company shall not be required to effect any registration to be effected pursuant to this Section 2(a) unless at least 10% of the shares of Registrable Common Stock outstanding at the time of such request is to be included in such registration.

     (b)     Registration of Other Securities. Whenever the Company shall effect a registration pursuant to Section 2(a) hereof, no securities other than (i) Registrable Common Stock, (ii) subject to Section 2(f), Common Stock to be sold by the Company for its own account, and (iii) Common Stock or other capital stock issued in connection with equity investments in the Company or its subsidiaries or acquisitions (such Common Stock or other capital stock, which shall not include Common Stock outstanding on the Effective Date, is referred to as “Permitted Securities”) for which the Company’s board of directors has approved of the granting of such registration rights shall be included among the securities covered by such registration, unless otherwise approved by the Holders owning a majority of the shares of Registrable Common Stock covered by such registration, which approval shall not be unreasonably withheld.

     (c)     Registration Statement Form. Registrations under Section 2(a) hereof shall be on such appropriate registration form prescribed by the Commission under the Securities Act as shall be selected by the Company and which form shall be available for the sale of the Registrable Common Stock to be registered thereunder in accordance with the intended method of distribution thereof. The Company agrees to include in any such registration statement filed pursuant to Section 2(a) hereof all information which counsel for the Selling Holders holding a majority of the shares of Registrable Common Stock covered by such registration effected pursuant hereto shall advise is legally required to be included. The Company may, if permitted by law, effect any registration requested under this Section 2 by the filing of a registration statement on Form S-3 (or any successor or similar short form registration statement); provided, however, that in the case of an underwritten offering, if the managing underwriters advise the Company that in their opinion the use of another permitted form is of material importance to the

7

success of the offering, then the Company shall effect such registration on such other permitted form.

     (d)     Effective Registration Statement. Except as set forth in Section 2(a)(ii)(D), a registration requested pursuant to Section 2(a) hereof shall not be deemed to have been effected:

(i)	unless a registration statement with respect thereto has been declared effective by the Commission and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of Registrable Common Stock covered by such registration statement until the earlier of (x) such time as all of such Registrable Common Stock has been disposed of in accordance with such registration statement, (y) there shall cease to be any Registrable Common Stock or (z) 120 days after a registration statement is declared effective;

(ii)	if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory agency or court for any reason other than a violation of applicable law solely by any Selling Holder and has not thereafter become effective; or

(iii)	if, in the case of an underwritten offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied or waived other than solely by reason of any breach or failure by any Selling Holder, or are not otherwise waived.

          The Holders to be included in a registration statement may at any time terminate a request for registration made pursuant to Section 2(a) in accordance with Section 2(a)(ii)(D).

     (e)     Selection of Underwriters. The underwriter or underwriters of each underwritten offering, if any, of the Registrable Common Stock to be registered pursuant to Section 2(a) hereof shall be selected by the Company (provided that, the managing underwriter must be a “bulge bracket” investment banking firm), subject to (i) if a 10% Holder or former 10% Holder is not the Initiating Holder or a member of the Initiating Holder Group, the approval of the Selling Holders owning a majority of the shares of Registrable Common Stock to be registered which approval shall not be unreasonably withheld or delayed, or (ii) if a 10% Holder or former 10% Holder is the Initiating Holder or a member of the Initiating Holder Group, the approval of such 10% Holder or such former 10% Holder which approval may be withheld in its sole discretion; provided, however, that in any event the Company shall be satisfied that the terms of such underwriting engagement are commercially reasonable market terms.

     (f)     Priority in Requested Registration. If the managing underwriter of an underwritten offering pursuant to Section 2(a) shall advise the Company (in which case, the Company shall use reasonable efforts to advise the Selling Holders) that, in its judgment, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range

8

acceptable to the Company and the Selling Holders owning at least a majority of the shares of Registrable Common Stock covered by such registration, then the Company shall include in such registration pursuant to Section 2(a), to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (i) first, Registrable Common Stock requested to be registered by the Selling Holders pursuant to Section 2(a) hereof, pro rata among the Selling Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Selling Holders, (ii) second, Permitted Securities requested to be registered by the holders of Permitted Securities, pro rata among the holders of Permitted Securities on the basis of the number of Permitted Securities requested to be registered by all such holders of Permitted Securities and (iii) third, securities that the Company proposes to issue and sell for its own account.

3.     Piggyback Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an equity offering by the Company (or any offering by the Company of securities convertible into or exchangeable for equity securities) for its own account or for the account of any of its respective securityholders of any class of equity security or security convertible into or exchangeable for equity securities (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or a registration statement to be filed in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders), then the Company shall give written notice (which notice shall include a range of expected public offering prices; provided, however, if the underwriter has not advised the Company of such a range as of such date, then the Company shall notify the Holders in writing as promptly as practicable after it receives such advice from such underwriter) of such proposed filing to the Holders as soon as reasonably practicable (and in any event at least 30 days prior to such proposed registration), and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Common Stock as each such Holder may request in writing in accordance with the provisions of this Section 3 (a “Piggyback Registration”). Upon written request, any Holder receiving notice of such proposed registration (a “Piggyback Requesting Holder”) made within 30 days after the receipt of any such notice (10 days if the Company states in such written notice or gives telephonic notice to the relevant Holder, with written confirmation to follow promptly thereafter, stating that (a) such registration will be on Form S-3 (or any successor form) and (b) such shorter period of time is required because of a planned filing date), which request shall specify the number of shares of Registrable Common Stock intended to be disposed of by such Piggyback Requesting Holder (provided that, if such Holder shall specify in such request that it does not wish to receive any Confidential Material, except as set forth in such request, then the Company shall not deliver to such Holder any such Confidential Material), the Company shall, subject to Section 6(b) hereof, be obligated to permit the Registrable Common Stock requested to be included in a Piggyback Registration to be included on the same terms and conditions as any similar securities of the Company included therein, unless (i) the managing underwriter of an underwritten offering pursuant to this Section 3 has determined that the inclusion of such Registrable Common Stock would have a material adverse effect on the offering, and (ii) the Holders of a majority of the shares of Registrable Common Stock approve of such exclusion; provided that, if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company shall give written notice of such determination to each Piggyback Requesting Holder and (i) in

9

the case of a determination not to register, shall be relieved of its obligation to register any Registrable Common Stock in connection with such registration (but not from any obligation of the Company to pay the Expenses in connection therewith), without prejudice, however, to the rights of any Holder to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 3 or to cause such registration to be effected as a registration under Section 2(a) hereof, as the case may be, and (ii) in the case of a determination to delay registering, shall be permitted to delay in each case registering any Registrable Common Stock, for the same period as the delay in registering such other securities. Notwithstanding the foregoing, prior to the date on which the securities to be sold in such offering are priced, if the managing underwriter (if an underwritten offering) notifies the Company of a change in the price range at which it believes the securities will be sold from the price range the Company previously provided to such Piggyback Requesting Holders, the Company shall so advise the Piggyback Requesting Holders, and such Piggyback Requesting Holders shall then have the right irrevocably to withdraw its request to have its Registrable Common Stock included in such registration by delivery of written notice of such withdrawal to the Company within five Business Days after having received such notice from the Company, without prejudice, however, to the rights of any Holder to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 3 or to cause such registration to be effected as a registration under Section 2(a) hereof, as the case may be.

          No registration effected under this Section 3 shall relieve the Company of its obligation to effect any registration upon request under Section 2(a) hereof and no registration effected pursuant to this Section 3 shall be deemed to have been effected pursuant to Section 2(a) hereof.

4.     Expenses. Except as otherwise provided in the final paragraph of Section 5, the Company shall pay all Expenses in connection with any registration initiated pursuant to Sections 2(a) or 3 hereof, whether or not such registration shall become effective and whether or not all or any portion of the shares of Registrable Common Stock originally requested to be included in such registration are ultimately included in such registration.

5.     Registration Procedures. If and whenever the Company is required or elects to effect any registration under the Securities Act as provided in Sections 2(a) and 3 hereof, the Company shall, as expeditiously as possible:

(a)	prepare and file with the Commission (promptly and, in the case of any registration pursuant to Section 2(a), in any event on or before the date that is (i) 90 days after the end of the period within which requests may be given to the Company pursuant to Section 2(a)(ii), or (ii) if, as of such 90th day, the Company does not have the audited financial statements required to be included in the registration statement, 30 days after the receipt by the Company from its independent public accountants of such audited financial statements, which the Company shall use its reasonable best efforts to obtain as promptly as practicable) the requisite registration statement to effect such registration and thereafter use its reasonable best efforts to cause such registration statement to become and remain effective; provided, however, that the Company may discontinue any registration of its securities that are not shares of Registrable Common Stock (and, under the

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circumstances specified in Sections 3 and 8(b) hereof, its securities that are shares of Registrable Common Stock) at any time prior to the effective date of the registration statement relating thereto;

(b)	prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock has been disposed of in accordance with the method of disposition set forth in such registration statement (subject to Section 5(a)); provided that, such period need not extend beyond 120 days after the effective date of the registration statement;

(c)	furnish to each Selling Holder and each underwriter such number of copies of such drafts and final conformed versions of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference), such number of copies of such drafts and final versions of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), if any, and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Selling Holders and underwriters may reasonably request in writing;

(d)	use its reasonable best efforts (i) to register or qualify all Registrable Common Stock and other securities, if any, covered by such registration statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Selling Holders shall reasonably request in writing, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action that may be necessary or reasonably advisable to enable such Selling Holders to consummate the disposition in such jurisdictions of the securities to be sold by such Selling Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 5(d) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(e)	use its reasonable best efforts to cause all Registrable Common Stock and other securities, if any, covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to the Company and counsel to the Selling Holder or Selling Holders to enable the Selling Holder or Selling Holders thereof to consummate the disposition of such Registrable Common Stock;

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(f)	use its reasonable best efforts to obtain and, if obtained, furnish to each Selling Holder, and each underwriter a signed copy, addressed to each such underwriter, of:

(i) an opinion or opinions of counsel to the Company dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement), and

(ii) a comfort letter or comfort letters, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement), from the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, each in customary form, covering such matters of the type customarily covered by opinions of counsel or comfort letters, as the case may be, and reasonably satisfactory to the managing underwriter;

(g)	notify each Selling Holder and the managing underwriter or underwriters, if any, promptly, and confirm such advice promptly in writing thereafter (i) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed and, with respect to the registration statement and any post-effective amendment, when the same has become effective; (ii) of any request by the Commission for amendments or supplements to the registration statement or prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (iv) if at any time the representations and warranties of the Company made as contemplated by Section 6(a) ceases to be true and correct; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Common Stock for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(h)	promptly notify each Selling Holder and the managing underwriter or underwriters, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and, at the written request of any such Selling Holder or underwriter, if any, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus, as supplemented or amended, shall not include an untrue statement of

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a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided that, in the event the Company shall give such notice, the Company shall extend the period for which such registration shall remain effective by the number of days during the period of days from and including the date of the giving of such notice to the date when the Company shall make available to the Holders such supplemented and amended prospectus;

(i)	use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement relating to the Registrable Common Stock at the earliest possible moment;

(j)	otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, furnish to each Selling Holder and to the managing underwriter at least 10 days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus, and not file any amendment or supplement thereof which does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

(k)	use its reasonable best efforts to cause all such Registrable Common Stock covered by a registration statement to be listed or quoted on each securities exchange or inter-dealer automated quotation system on which similar securities issued by the Company are then listed or quoted;

(l)	provide and maintain a transfer agent and registrar for the Registrable Common Stock covered by a registration statement from and after a date no later than the effective date thereof;

(m)	enter into such agreements (including, in the case of an underwritten offering, an underwriting agreement in customary form) and take such other actions as the Selling Holders holding a majority of the shares of Registrable Common Stock covered by such registration statement shall reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock, including customary indemnification;

(n)	if requested by the managing underwriter or the Selling Holders holding a majority of the shares of Registrable Common Stock being sold, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or the Selling Holders of a majority of the Registrable Common Stock being sold, as the case may be, agree should be included therein relating to the plan of distribution with respect to such

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Registrable Common Stock, including without limitation, information with respect to the number of shares of Registrable Common Stock being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Common Stock to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(o)	if requested by the Selling Holders holding a majority of the shares of Registrable Common Stock being sold, cooperate with the such Selling Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Common Stock to be sold and not bearing any restrictive legends, and enable such Registrable Common Stock to be in such share amounts and registered in such names as the managing underwriter or, if none, the Selling Holders holding a majority of the shares of Registrable Common Stock being sold, may request at least three Business Days prior to any sale of Registrable Common Stock to the underwriters; and

(p)	cause representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any lead underwriter of an underwritten offering of Registrable Common Stock.

          As a condition to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Common Stock of a Selling Holder, such Selling Holder must furnish to the Company in writing such information regarding itself and the Registrable Common Stock held by it as is necessary to effect the registration of such Selling Holder’s Registrable Common Stock and is requested in writing by the Company. At least 30 days prior to the first anticipated filing date of a registration statement for any registration under this Agreement, the Company will notify in writing each Holder of the information referred to in the preceding sentence which the Company is requesting from that Holder whether or not such Holder has elected to have any of its Registrable Common Stock included in the registration statement. If, within 10 days prior to the anticipated filing date, the Company has not received the requested information from a Holder, then the Company may file the registration statement without including Registrable Common Stock of that Holder.

          Each Selling Holder agrees that as of the date that a final prospectus is made available to it for distribution to prospective purchasers of its Registrable Common Stock it shall cease to distribute copies of any preliminary prospectus prepared in connection with the offer and sale of such Registrable Common Stock. Each Selling Holder further agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(h), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Common Stock pursuant to the registration statement relating to such Registrable Common Stock until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(h) and, if so directed by the Company, shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Selling Holder’s possession of the prospectus relating to such Registrable Common Stock current

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at the time of receipt of such notice. If any event of the kind described in Section 5(h) occurs and such event is the fault solely of a Selling Holder (or Selling Holders), such Selling Holder (or such Selling Holders) shall pay all Expenses attributable to the preparation, filing and delivery of any supplemented or amended prospectus contemplated by Section 5(h).

6.     Underwritten Offerings.

     (a)     Requested Underwritten Offerings. If requested by the underwriters in connection with a request for a registration under Section 2(a) hereof, the Company shall enter into a firm commitment underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and the Selling Holders holding a majority of the shares of Registrable Common Stock included in such registration, and the underwriters and to contain such representations and warranties by the Company and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 9 hereof.

     (b)     Piggyback Underwritten Offerings: Priority.

(i)	If the Company proposes to register any of its securities under the Securities Act for its own account as contemplated by Section 3 hereof and such securities are to be distributed by or through one or more underwriters, and if the managing underwriter of such underwritten offering shall advise the Company (in which case, the Company shall use reasonable efforts to advise the Selling Holders in writing) that if all the shares of Common Stock requested to be included in such registration were so included, then in its judgment, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range acceptable to the Company, then the Company shall include in such registration pursuant to Section 3, to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (A) first, securities that the Company proposes to issue and sell for its own account, (B) second, Permitted Securities requested to be registered by the holders of Permitted Securities and Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 3 hereof, pro rata among the holders of Permitted Securities and Piggyback Requesting Holders on the basis of the number of shares of Permitted Securities and Registrable Common Stock requested to be registered by all such holders of Permitted Securities and Piggyback Requesting Holders, and (C) third, other securities (other than Registrable Common Stock or Permitted Securities), if any.

(ii)	If the Company proposes to register any Permitted Securities pursuant to a demand registration right of the holders of Permitted Securities as contemplated by Section 3 involving an underwritten offering, and if the managing underwriter of such underwritten offering shall advise the

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Company (in which case, the Company shall use reasonable efforts to advise the Selling Holders in writing) that if all the shares of Common Stock requested to be included in such registration were so included, then in its judgment, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range acceptable to the Company, then the Company shall include in such registration pursuant to Section 3, to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (A) first, Permitted Securities requested to be registered by the holders of Permitted Securities pursuant to Section 3 hereof, pro rata among the holders of Permitted Securities on the basis of the number of shares of Permitted Securities requested to be registered by all such holders of Permitted Securities, (B) second, Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 3 hereof, pro rata among the Piggyback Requesting Holders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Piggyback Requesting Holders, (C) third, securities that the Company proposes to issue and sell for its own account (unless the Holders of a majority of the shares of Registrable Common Stock consent to the inclusion of the Company’s securities on a pro rata basis with the Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 3 hereof), and (D) fourth, other securities (other than Registrable Common Stock or Permitted Securities), if any.

(iii)	If the Company proposes to register any securities other than securities described in (i) and (ii) above, as contemplated by Section 3 involving an underwritten offering, if the managing underwriter of such underwritten offering shall advise the Company (in which case, the Company shall use reasonable efforts to advise the Selling Holders in writing) that if all the shares of Common Stock requested to be included in such registration were so included, then in its judgment, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range acceptable to the Company, then the Company shall include in such registration pursuant to Section 3, to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (A) first, Permitted Securities requested to be registered by the holders of Permitted Securities and Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 3 hereof, pro rata among the holders of Permitted Securities and Piggyback Requesting Holders on the basis of the number of shares of Permitted Securities and Registrable Common Stock requested to be registered by all such holders of Permitted Securities and Piggyback Requesting Holders, (B) second, securities that the Company proposes to issue and sell for its own account (unless the Holders of a majority of the shares of Registrable

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Common Stock consent to the inclusion of the Company’s securities on a pro rata basis with the Registrable Common Stock requested to be registered by Piggyback Requesting Holders pursuant to Section 3 hereof), and (C) third, other securities (other than Registrable Common Stock and Permitted Securities), if any.

     (c)     Participation in Underwritten Registrations. The Holders of Registrable Common Stock to be distributed by underwriters in an underwritten offering contemplated by subsections (a) or (b) of this Section 6 shall be parties to the underwriting agreement between the Company and such underwriters. No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell such Holder’s Registrable Common Stock on the basis provided in any such underwriting arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting agreements. The Selling Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of such Selling Holders. No Selling Holder shall be required to make any representation or warranty to or agreement with the Company or the underwriters other than representations and warranties contained in a writing furnished by such Selling Holder expressly for use in such registration statement or agreements regarding such Selling Holder, the Selling Holder’s Registrable Common Stock and the Selling Holder’s intended method of distribution and any other representations required by law.

     (d)     Holdback Agreements.

(i)	Each Holder agrees, unless otherwise agreed to by the managing underwriter for any underwritten offering pursuant to this Agreement, not to, directly or indirectly, sell, transfer, make any short sale of, loan or effect any distribution or other disposition of any interest in any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act (each, an “Equity Transfer”), during the period (the “Holdback Period”) commencing 10 days prior to the date on which an underwritten registration pursuant to Sections 2 or 3 hereof has become effective and until (A) 180 days after the effective date of the Company’s first underwritten registered Public Offering following the Effective Date (or such shorter period as the managing underwriter of such Public Offering may permit in writing), or (B) 90 days after the effective date of any subsequent underwritten registration, except as part of such initial underwritten registered Public Offering or any subsequent underwritten registration or to the extent that such Holder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Without limiting the scope of the term “fiduciary,” a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, the Investment Company Act of 1940, as amended, or

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the Investment Advisers Act of 1940, as amended, or if such securities are held in a separate account under applicable insurance law or regulation.

(ii)	The Company agrees (A) not to sell, make any short sale of, loan, grant any option for the purchase of (other than employee stock options), or effect any Public Offering or distribution of any equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, during the 10 days prior to the date on which any underwritten registration pursuant to Sections 2 or 3 hereof has become effective and until 90 days after the effective date of such underwritten registration, except as part of such underwritten registration, and (B) to cause each holder of any equity securities, or securities convertible into or exchangeable or exercisable for equity securities, in each case, acquired from the Company at any time on or after the Effective Date (other than in a Public Offering), to agree not to sell, make any short sale of, loan, grant any option for the purchase of, or effect any Public Offering or distribution of such securities, during such period, unless the managing underwriter for any underwritten offering pursuant to this Agreement otherwise agrees.

7.          Preparation; Confidentiality.

(a)	Preparation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company shall (i) give representatives (designated to the Company in writing) of each Holder or group of Holders holding at least 20% of the shares of Registrable Common Stock to be registered under such registration statement, the underwriters, if any, and one firm of counsel retained on behalf of all underwriters and one firm of counsel retained on behalf of Holders holding a majority of the shares of Registrable Common Stock covered by such registration statement, the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, (ii) upon reasonable advance notice to the Company, give each of them such reasonable access to all financial and other records, corporate documents and properties of the Company and its subsidiaries, as shall be necessary, in the reasonable opinion of such Holders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act, and (iii) upon reasonable advance notice to the Company, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Holders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act.

(b)	Confidentiality.

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(i)	Each Holder of Registrable Common Stock shall and shall cause its directors, officers, partners, managers, members, employees, advisors, agents and other representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, “Representatives”) to maintain the confidentiality of and not to disclose any Confidential Material; provided, however, that a Holder may disclose Confidential Material (A) to such of its Representatives who need such information in connection with such Holder’s investment in securities of the Company, or (B) to the extent required by applicable law, regulation, legal process or court order.

(ii)	Notwithstanding the foregoing, a Holder or its Representative may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to such Holder or such Representative relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including, without limitation, (A) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated hereunder, (B) the identities of participants or potential participants in the transactions contemplated hereunder, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated hereunder), or (E) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated hereunder. Each Holder agrees not to (directly or indirectly) trade in the Company’s securities in violation of the applicable federal and state securities laws and regulations. Each Holder shall not grant access, and the Company shall not be required to grant access, to Confidential Material under this Section 7 to any Representative who will not agree to maintain the confidentiality (to the same extent a Holder is required to maintain confidentiality) of any Confidential Material received from or otherwise made available to it by the Company or the Holders under this Agreement.

(iii)	Each Holder shall be bound by this Section 7(b) and shall remain bound until the earlier of (A) the first anniversary of the date on which such Holder is no longer a party to this Agreement, and (B) the first date on which the Confidential Material received by such Holder ceases to be Confidential Material.

8.     Postponements.

(a)	If the Company shall fail to file any registration statement required to be filed pursuant to a request for registration under Section 2(a) hereof, the Initiating

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Holder or Initiating Holder Group requesting such registration shall have the right to withdraw the request for registration. Any such withdrawal shall be made by giving written notice to the Company within 20 days after the date on which a registration statement would otherwise have been required to have been filed with the Commission under Section 2(a) hereof (i.e., 20 days after the date that is 90 days after the conclusion of the period within which requests for registration may be given to the Company pursuant to Section 2(a)(ii), or, if, as of such 90th day, the Company does not have the financial statements required to be included in the registration statement, 30 days after the receipt by the Company from its independent public accountants of such financial statements). In the event of such withdrawal, the request for registration shall not be counted for purposes of determining the number of registrations to which Holders are entitled pursuant to Section 2(a) hereof. The Company shall pay all Expenses incurred in connection with a request for registration withdrawn pursuant to this Section 8.

(b)	The Company shall not be obligated to file any registration statement, or file any amendment or supplement to any registration statement, and may suspend any Selling Holder’s rights to make sales pursuant to any effective registration statement, at any time when the Company, in the good faith and reasonably informed judgment of its Board of Directors, determines that the filing thereof at the time requested, or the offering of securities pursuant thereto, would adversely affect a pending or proposed Public Offering of the Company’s securities, a material financing, or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto. The Company shall promptly give the Selling Holders written notice that such determination has been made by the Board of Directors and (if known) an estimate of the anticipated duration of the delay. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and any Selling Holder’s rights to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of this Section 8(b) for more than 15 days after the abandonment or consummation of any of the foregoing proposals or transactions. The Company may so defer or suspend the use of any registration statement on not more than three occasions in a calendar year and for no more than a total of 90 days in a calendar year; provided that, after deferring or suspending the use of any registration statement, the Company may not again defer or suspend the use of the registration statement until a period of 30 days has elapsed after resumption of the use of the registration statement. The Company shall promptly notify each Selling Holder of the expiration or earlier termination of such deferral or suspension period. If the Company suspends any Selling Holder’s rights to make sales pursuant hereto, the applicable registration period shall be extended by the number of days of such suspension.

9.          Indemnification..

     (a)     Indemnification by the Company. In connection with any registration statement filed by the Company pursuant to Sections 2(a) or 3 hereof, the Company agrees to indemnify

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and hold harmless to the fullest extent permitted by law each Selling Holder, each other Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and their respective stockholders, directors, officers, employees, partners, agents and Affiliates (each, a “Company Indemnitee” for purposes of this Section 9(a)), against any losses, claims, damages, liabilities, joint or several, actions or proceedings, whether commenced or threatened, in respect thereof and whether or not such Company Indemnitee is a party thereto, and expenses, including, without limitation, the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation and defense, to which such Company Indemnitee may become subject under the Securities Act or otherwise (collectively, a “Loss” or “Losses”), insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered or otherwise offered or sold under the Securities Act or otherwise, any preliminary prospectus, final prospectus or summary prospectus related thereto, any amendment or supplement thereto, any exhibits to the registration statement or documents or other information incorporated by reference into such registration statement or prospectus (collectively, the “Offering Documents”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances in which they were made not misleading, or any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, however, the Company shall not be liable to any Company Indemnitee in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Offering Documents in reliance upon and in conformity with information furnished by such Company Indemnitee to the Company in a writing duly executed by such Company Indemnitee specifically stating that it is expressly for use therein; provided further that, the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Common Stock or any other Person, if any, who controls (within the meaning of the Exchange Act) such underwriter, in any such case to the extent that any such Loss arises out of such Person’s failure to send or give a copy of the final prospectus (including any documents incorporated by reference therein), as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Common Stock to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnitee and shall survive the transfer of such securities by such Company Indemnitee.

     (b)     Indemnification by the Offerors and Sellers. In connection with any registration statement filed by the Company pursuant to Sections 2(a) or 3 hereof in which a Selling Holder has registered for sale Registrable Common Stock, each such Selling Holder, severally and not jointly, agrees to indemnify and hold harmless to the fullest extent permitted by law the Company and each of its directors, officers, employees, agents, partners, stockholders, Affiliates and each other Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other seller and such seller’s directors, officers, employees, agents, partners, stockholders, Affiliates and each other Person, if any, who controls the seller within the meaning of Section 15 of the Securities Act or Section 20

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of the Exchange Act (each, a “Holder Indemnitee” for purposes of this Section 9(b)), against all Losses insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of circumstances in which they were made not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished by such Selling Holder to the Company in writing duly executed by such Selling Holder specifically stating that it is expressly for use therein; provided, however, that the liability of such indemnifying party under this Section 9(b) shall be limited to the amount of the net proceeds received by such indemnifying party in the sale of Registrable Common Stock giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Holder Indemnitee and shall survive the transfer of such securities by such indemnifying party.

     (c)     Notices of Losses, etc. Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding involving a Loss referred to in Sections 9(a) and (b), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 9(a) and (b), except to the extent that the indemnifying party is materially and actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Loss, to assume and control the defense thereof, in each case at its own expense, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof. No indemnifying party shall be liable for any settlement of any such action or proceeding effected without its written consent, which shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Loss or which requires action on the part of such indemnified party or otherwise subjects the indemnified party to any obligation or restriction to which it would not otherwise be subject.

     (d)     Contribution. If the indemnification provided for in this Section 9 shall for any reason be unavailable to an indemnified party under Sections 9(a) or (b) in respect of any Loss, then, in lieu of the amount paid or payable under Sections 9(a) or (b), the indemnified party and the indemnifying party under Sections 9(a) or (b) shall contribute to the aggregate Losses (including legal or other expenses reasonably incurred in connection with investigating the same) (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective Selling Holders which resulted in such Loss or action in respect thereof, with respect

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to the statements, omissions or actions which resulted in such Loss or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective Selling Holders, on the other hand, from their sale of Registrable Common Stock; provided that, for purposes of this clause (ii), the relative benefits received by the prospective Selling Holders shall be deemed not to exceed the net proceeds received by such Selling Holders. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations, if any, of the Selling Holders to contribute as provided in this Section 9(d) are several in proportion to the relative value of their respective Registrable Common Stock covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or Loss effected without such Person’s consent (provided that such consent shall not be unreasonably withheld).

     (e)     Other Indemnification. The Company and each Holder who has registered for sale shares of its Registrable Common Stock shall, with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority other than the Securities Act, indemnify Holder Indemnitees and Company Indemnitees, respectively, against Losses, or, to the extent that indemnification shall be unavailable to a Holder Indemnitee or Company Indemnitee, contribute to the aggregate Losses of such Holder Indemnitee or Company Indemnitee in a manner similar to that specified in the preceding subsections of this Section 9 (with appropriate modifications).

     (f)     Indemnification Payments. The indemnification and contribution required by this Section 9 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when any Loss is incurred and is due and payable.

10.     Permitted Securities. The Company’s Board of Directors is expressly permitted to enter into agreements which provide to any holder of newly issued shares of the Company’s Common Stock rights, which are either pari passu or senior to any Holder’s rights under this Agreement, with respect to the registration of such Common Stock under the Securities Act; provided that, the performance of the obligations of the Company pursuant to such agreement shall not violate or directly conflict with any of the rights provided to the Holders or the obligations of the Company under this Agreement; provided, however, such Common Stock was issued in connection with an acquisition consummated by the Company or a new equity investment made by such holder in the Company; provided further that, the registration rights shall only relate to the Common Stock issued in connection with such acquisition or investment and not to all of the Company’s Common Stock owned from time to time by the holders thereof. Except as expressly authorized in this Section 10, the Company shall not grant any registration rights to any Person which are pari passu or senior to the registration rights granted hereby, without the prior consent of the Holders owning a majority of the Registrable Common Stock then outstanding.

11.     Adjustments Affecting Registrable Common Stock. In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or securities

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of the Company, the Company shall make such equitable adjustments as it deems appropriate in the number and kind of shares of Registrable Common Stock held by the Holders.

12.     Rule 144 and Rule 144A. The Company shall take all actions necessary to enable Holders to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (ii) Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the Commission, including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed under the Exchange Act. Upon the written request of any Holder, the Company shall deliver to such Holder a written statement as to whether the Company has complied with such requirements.

13.     Amendments and Waivers. Any provision of this Agreement may be amended, modified or waived if, but only if, the written consent to such amendment, modification or waiver has been obtained from (i) except as provided in clauses (ii) and (iii) below, the Holder or Holders of at least a majority of the shares of Registrable Common Stock then outstanding and held by all Holders, (ii) in the case of any amendment, modification or waiver of any provision of Section 4 or Section 8 hereof or this Section 13 or any provisions as to the number of requests for registration to which holders of Registrable Common Stock are entitled under Section 2 or Section 3 hereof, the written consent of each Holder so affected, or (iii) in the case of any other amendment, modification or waiver which materially and adversely alters any right and/or obligation under this Agreement of any Holder, the Holder or Holders of at least 75% of the shares of Registrable Common Stock then outstanding and held by all Holders.

14.     Nominees for Beneficial Owners. In the event that any Registrable Common Stock is held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Holder of such Registrable Common Stock for purposes of any request or other action by any Holder or Holders pursuant to this Agreement or any determination of the number or percentage of shares of Registrable Common Stock held by any Holder or Holders contemplated by this Agreement. If the beneficial owner of any Registrable Common Stock so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Common Stock.

15.     Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Any Holder may assign to any Transferee (as permitted under applicable law) of its Registrable Common Stock its rights and obligations under this Agreement; provided that, each of the following conditions must be satisfied prior to any Transfer: (i) such Transferee shall agree in writing by executing a written joinder agreement in the form attached hereto as Schedule A (the “Joinder Agreement”) prior to the Transfer to be bound by this Agreement as if it were an original party hereto; and (ii) after giving effect to the Transfer, the Transferee would be a 10% Holder, whereupon such assignee shall for all purposes be deemed to be a Holder under this Agreement. Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Holder without the prior written consent of the other parties hereto.

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The Company may not assign this Agreement or any right, remedy, obligation or liability arising hereunder or by reason hereof.

16.     Restrictions on Transfer. Each certificate held by a 10% Holder on the Effective Date shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [ ], 2003 PURSUANT TO THE JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF NRG ENERGY, INC. (THE “COMPANY”) AND CERTAIN OF ITS SUBSIDIARIES, DATED AS OF [ ], 2003 AND CONFIRMED BY THE BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK ON [ ], 2003. THESE SECURITIES WERE ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145, AND HAVE NOT BEEN REGISTERED UNDER THE ACT, AND TO THE EXTENT THAT THE HOLDER OF THESE SECURITIES IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(b)(1) OF THE BANKRUPTCY CODE, THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

     Upon the delivery by a 10% Holder to the Company of an opinion of counsel satisfactory to the Company that the securities represented thereby are no longer subject to the restrictions set forth in §1145(b) of the Bankruptcy Code, the Company shall remove such legend on all such certificates held by such 10% Holder.

17.     Notice of Transfer. Upon the request of the Company at any time and from time to time, each Original Holder, each Holder of Registrable Common Stock and each party to this Agreement shall promptly (and in any event within 8 Business Days) provide a written certification to the Company of (a) the number of shares of Common Stock owned beneficially or of record by such Person and each of its Affiliates, and (b) for requests sent by the Company within 60 days after the expiration of a Holdback Period and referring to such Holdback Period, its compliance with the Equity Transfer restrictions set forth in Section 6(d), including information regarding each Equity Transfer made by such Person during such Holdback Period (including, without limitation, the dates of each such Equity Transfer).

18.     Calculation of Percentage or Number of Shares of Registrable Common Stock. For purposes of this Agreement, all references to a percentage or number of shares of Registrable Common Stock or Common Stock shall be calculated based upon the number of shares of Registrable Common Stock or Common Stock, as the case may be, outstanding at the time such calculation is made and shall exclude any Registrable Common Stock or Common Stock, as the case may be, owned by the Company or any subsidiary of the Company. For the purposes of

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calculating any percentage or number of shares of Registrable Common Stock or Common Stock as contemplated by the previous sentence, the terms “10% Holder,” “Holder,” “Initiating Holder” and “Original Holder” shall include all Affiliates thereof owning any shares of Registrable Common Stock or Common Stock.

19.          Termination of Registration Rights. The Company’s obligations under Sections 2(a) and 3 hereof to register Common Stock for sale under the Securities Act shall terminate on the fourth anniversary of the Effective Date; provided, however, that if on such fourth anniversary any Holder is a 10% Holder, the Company’s obligations hereunder shall continue solely with respect to such 10% Holder and shall terminate when such Holder ceases to be a 10% Holder; provided further that, if the Company defers any registration and/or suspends any Selling Holder’s rights to make sales pursuant to Section 8(b), the Company’s obligations under Sections 2(a) and (3) to register Registrable Common Stock for sale under the Securities Act shall be extended by the total number of days of all such deferrals and suspensions. In addition, the Company’s obligations under this Agreement shall cease with respect to any Person when such Person (i) ceases to be a Holder or (ii) delivers to the Company a Withdrawal Notice (as hereinafter defined) in accordance with the provisions of this Section 19. Any Holder may elect, at any time and from time to time, to cause all (but not less than all) of the Registrable Common Stock held by such Holder not to be subject to this Agreement by delivery of a written notice to the Company (a “Withdrawal Notice”). Upon receipt of a Withdrawal Notice, all such shares shall no longer be deemed to be Registrable Common Stock and such Holder shall no longer be bound by or entitled to the benefits of this Agreement; provided that (except as provided below), no Holder may deliver a Withdrawal Notice during the period commencing on the date on which the Company sends such Holder written notice of its intention to effect a registration pursuant to Sections 2 or 3 hereof and until the earlier of (y) 180 days after the effective date of such registration or (z) the date on which the Company shall, in accordance with Sections 3 or 8 hereof, not register any securities with respect to which it had given written notice of its intention to register to such Holder. Notwithstanding any of the foregoing, (i) the Company’s obligations under Sections 4 and 9, (ii) the Holders’ obligations under Section 7 and (iii) both the Company and the Holders’ obligations under Section 6(d) with respect to any registration under either Section 2(a) or Section (3) which commences prior to the termination of this Agreement shall survive in accordance with their terms.

20.          Miscellaneous.

     (a)     Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

     (b)     Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

     (c)     Conflicting Instructions. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Common Stock, the Company will act upon the basis of instructions, notice or election received from the registered owner of such Registrable Common Stock.

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     (d)     Remedies. Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the parties hereto hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

     (e)     Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

     (f)     Notices. Any notices or other communications to be given hereunder by any party to another party shall be in writing and shall be delivered personally, by telecopy, by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other comparable delivery service, as follows: (i) if to the Company, to:

NRG Energy, Inc.
Attention: General Counsel
901 Marquette Avenue
Minneapolis, Minnesota 55402

Tel: (612) 373-5300
Fax: (612) 373-5392

with a copy to:

Kirkland & Ellis LLP
Attention: Margaret A. Gibson, P.C.
200 East Randolph Drive
Chicago, Illinois 60601

Tel: (312) 861-2000
Fax: (312) 861-2200

(ii)  if to a Holder, to the address of such Holder as set forth in the signature pages hereto, or (iii) to such other address as the party to whom notice is to be given may provide in a written notice to the other parties hereto, a copy of which shall be on file with the Secretary of the Company. Notice shall be effective when delivered if given personally, when receipt is acknowledged if telecopied, three days after mailing if given by registered or certified mail as described above, and one Business Day after deposit if given by Federal Express or comparable delivery service.

     (g)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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     (h)     Severability. Notwithstanding any provision of this Agreement, neither the Company nor any other party hereto shall be required to take any action which would be in violation of any applicable Federal or state securities law. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     (i)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NRG ENERGY, INC.

By:

Name:
Title:

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOLDER:

By:

Name:

Title:

Number of Shares of Common Stock Owned:

Address:

Telephone No.:

Facsimile No.:

SCHEDULE A

REGISTRATION RIGHTS AGREEMENT

Joinder Agreement

          The undersigned is executing and delivering this Joinder Agreement pursuant to the Registration Rights Agreement dated as of      (as the same may hereafter be amended, the “Agreement”), among NRG Energy, Inc., a Delaware corporation (the “Company”), and the other persons named as parties therein. Capitalized terms used herein and not defined herein have the meanings set forth in the Agreement.

          By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were a Holder of Registrable Common Stock as an original signatory to the Agreement, and the undersigned’s      shares of Common Stock shall be included as Registrable Common Stock under the Agreement.

          Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of      , 200     .

HOLDER:

By:

Name:

Title:

Number of Shares of Common Stock Owned:

Address:

Telephone No.:

Facsimile No.: